Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

DENTAL HOLDING, LLC,

HU-FRIEDY MFG. CO., LLC,

CANTEL MEDICAL CORP.,

KEN SEROTA
(solely for purposes of Section 7.15),

and

RON SASLOW
(solely for purposes of Section 7.15),

Dated as of July 29, 2019

i

v

Exhibit D	Form of Escrow Agreement
Exhibit E	Illustrative Tax Gross-Up Calculations

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of July 29, 2019 (this “Agreement”), by and among Dental Holding, LLC, a Delaware limited liability company (the “Seller”), Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company (the “Company”), Cantel Medical Corp., a Delaware corporation (the “Purchaser”), Ken Serota, an individual (solely for purposes of Section 7.15) (“KS”) and Ron Saslow, an individual (solely for purposes of Section 7.15) (“RS” and, together with KS, the “Designated Shareholders”).  Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller owns 100% of membership interests of the Company, which constitute all of the issued and outstanding ownership interests in and to the Company (the “Membership Interests”);

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Purchaser are entering into an Earnout Agreement (as defined herein) pursuant to which the Seller shall be eligible to receive certain additional consideration in respect of the sale of the Membership Interests to Purchaser upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, certain key employees of the Company are each entering into an employment agreement with the Purchaser or a Subsidiary of the Purchaser (the “Key Employee Employment Agreements”), which Key Employee Employment Agreements shall be effective upon the Closing (as defined herein);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Owners are entering into a Second Amendment to the Second Amended and Restated Limited Liability Company Operating Agreement (as the same may be amended or modified from time to time in accordance with the terms thereof, the “New Seller LLC Agreement”); and

WHEREAS, prior to the Closing, the Seller and the Purchaser and, as applicable, certain Permitted Transferees (as defined herein) of the Seller shall enter into a Registration Rights Agreement (as defined herein) providing for certain registration rights of the Seller with respect to the Excess Shares (as defined herein) issued by the Purchaser in accordance herewith.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms.

(a)          For all purposes of this Agreement, the following terms shall have the following respective meanings:

“510(k) Clearances” shall mean existing 510(k) premarket notification submissions filed with the FDA and approvals, permissions, clearances and registrations issued or granted by the FDA in connection with a 510(k) premarket notification application, and all supporting documentation and data included with any such applications and/or submissions.

“Accredited Investor” shall mean an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Acquisition Expenses” shall mean, in each case to the extent not paid by the Company Group prior to the Adjustment Time, (i) any fees and expenses incurred or payable to counsel, brokers, investment banks, accountants, consultants or similar service providers by any member of the Company Group, whether on its own behalf or on behalf of the Seller or any Seller Related Person, in connection with (A) the negotiation, execution and delivery of this Agreement or the other Transaction Documents or (B) the consummation of the Transactions (including all legal,  accounting and investment banking fees and expenses); (ii) any payments to any director, officer or employee of any member of the Company Group pursuant to any retention agreements or transaction bonus agreements solely to the extent such payments become payable upon or in connection with the consummation of the Transactions (including the Transaction Bonuses defined in Section 6.1(b)(xiii) of the Company Disclosure Letter and excluding, for the avoidance of doubt, in the case of the foregoing clause (ii), payments resulting from employment terminations that occur at or following the Closing and the Earnout Bonus Agreements); (iii) one half (1/2) of the amount of the premium paid by the Purchaser in accordance with the terms of the R&W Insurance Policy and (iv) in the case of clause (ii), the employer portion of any payroll Tax obligations corresponding to the payment.

“Acquisition Proposal” shall mean any proposal, inquiry or offer from any Person (other than the Purchaser and the Purchaser’s Representatives) relating to any direct or indirect acquisition or purchase of, or investments in, any member of the Company Group, any of the equity or any material portion of the assets of any member of the Company Group, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise.

“Action” shall mean any action, litigation, claim, demand, dispute, complaint, suit, proceeding, arbitration or mediation by or before any Governmental Authority.

“Adjustment Time” shall mean 11:59 p.m., New York time, on the date immediately preceding the Closing Date.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Securities, by Contract or otherwise.

“Affiliate Agreement” shall mean any agreement and other binding commitment by which (i) any member of the Company Group, on the one hand, and the Seller, any Seller Related Person, or any of their respective officers, employees or directors, on the other hand, are parties or (ii) any member of the Company Group has guaranteed, assumed or is otherwise liable for any obligations or liabilities of the Seller or any Seller Related Person or any of their respective officers, employees or directors.

“Antitrust Law” shall mean the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable competition, antitrust or merger control Laws issued by a Governmental Authority that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through mergers and acquisitions.

“Benefit Plan” shall mean any pension, profit-sharing, savings, retirement, individual employment, collective bargaining, individual consulting, severance, incentive compensation, deferred compensation, bonus, share purchase, share option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life insurance, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit, or other compensatory or employee benefit plan, program, policy or agreement, whether or not insured, including each “employee benefit plan” within the meaning of ERISA, whether or not subject to ERISA, (i) under which any current or former director, officer or employee of, or consultant or independent contractor to, the Seller or any of its Subsidiaries (including the members of the Company Group) has any present or future right or contingent right to benefits and (ii) that is maintained, sponsored or contributed to by the Seller or any of its Subsidiaries (including the members of the Company Group) or to which any such entity is a party.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Capital Stock” shall mean:  (i) any shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation or a company, as the case may be; (ii) any ownership interests in a Person other than a corporation or a company, including membership interests, partnership interests and beneficial interests; (iii) any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units; and (iv) any warrants, options, convertible or exchangeable Securities, subscriptions, rights (including any pre-emptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Cash and Cash Equivalents” shall mean the fair market value of (i) all cash of the Company Group plus (ii) all cash equivalents (including deposits, marketable Securities and short term investments) of the Company Group minus (iii) all issued but uncleared checks and drafts of the Company Group plus (iv) all checks and drafts deposited for the account of the Company Group but not yet cleared.

“CFC Member” shall mean those members of the Company Group which are treated, immediately prior to Closing, as “controlled foreign corporations” as defined in Section 957 of the Code.

  “CFC Taxes” shall mean any Tax liability imposed with respect to amounts required to be included under Sections 951 or 951A of the Code (and any deemed dividend pursuant to Sections 78 and 960(a)(1) attributable to such amount) with respect to any CFC Member that is attributable to the portion of the Straddle Period of the CFC Members that ends on the Closing Date.

“Chips Seller Note” means the seller note referred to in Note 2 (Acquisition of Business) to the audited consolidated financial statements of the Seller and its Subsidiaries as of and for the year ended December 31, 2018.

“Closing Cash Consideration” shall mean an amount in cash equal to (i) $725,000,000 minus (ii) the Closing Stock Consideration Amount minus (iii) the Indemnity Escrow Amount minus (iv) the Adjustment Escrow Amount minus (v) the Estimated Net Indebtedness minus (vi) the Estimated Acquisition Expenses plus (vii) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital minus (viii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital.

“Closing Stock Consideration” shall mean a number of Purchaser Shares, rounded up to the nearest whole number, equal to (i) the Closing Stock Consideration Amount divided by (ii) the Purchaser Share Price.

“Closing Stock Consideration Amount” shall mean the amount specified in the Closing Stock Consideration Statement, which amount shall be determined in the sole discretion of the Purchaser; provided, however, that the Closing Stock Consideration Amount shall be no greater than $60,000,000 and, subject to the provisos to Sections 8.3(a)(i), 8.3(a)(ii) and 8.3(c), shall be no less than $25,000,000.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 4.1, Section 4.3, Section 4.5(a), and Section 4.27.

“Company Group” shall mean the Company and each of its Subsidiaries (other than Hu-Friedy IC-DISC Corporation).

“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” shall mean any licenses of Intellectual Property:  (i) from any member of the Company Group to any third party, excluding licenses to customers and end users granted in the ordinary course of business; and (ii) to any member of the Company Group from any third Person, excluding licenses for “off the shelf” or other commercially available software.

“Company Material Adverse Effect” shall mean any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, properties, business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed, either individually or in the aggregate, to constitute a Company Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred:  (i) any condition or event generally affecting the industries or markets in which any member of the Company Group conducts operations; (ii) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the countries in which the Company Group conducts operations; (iii) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, any natural disaster or any national or international calamity, crisis or emergency; (iv) any change in applicable accounting requirements or principles or applicable Laws, or any change in the interpretation, implementation or enforcement of any of the foregoing, after the date of this Agreement; (v) any event, change or development, including impacts on relationships with any customer, supplier, employee, labor organization or Governmental Authority, in each case, to the extent directly attributable to the execution, announcement, pendency or existence of this Agreement, including as a result of the identity of Purchaser or any of its Affiliates as the purchaser of the Company or announced plans or intentions of Purchaser with respect to the Company Group; (vi) any action or omission expressly required by this Agreement (other than those required by Section 6.1(a)) or pursuant to the written request of Purchaser; and (vii) any failure to meet financial projections (but not excluding any of the reasons for or factors contributing to any such failure); provided, further, that any event, change, occurrence, effect or state of facts set forth in clauses (i), (ii) and (iii) above may be taken into account in determining whether there is or has been a Company Material Adverse Effect to the extent (but only to the extent) that such event, change, occurrence, effect or state of facts has had or would reasonably be expected to have, individually or in the aggregate, a disproportionately adverse effect on the Company Group, taken as a whole, compared to other similarly situated companies in the industries in which the Company Group operates, or (2) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller or the Company to perform their obligations hereunder or to consummate the transactions contemplated hereby.

“Company Payoff Indebtedness” means all Indebtedness of the Company and its Subsidiaries which is outstanding under the Credit Agreement.

 “Compliant” shall mean, with respect to the Required Information or the other financial statements referred to in Section 7.13, as applicable, that (a) such Required Information or other financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information or other financial statements not misleading in light of the circumstances under which it was furnished, (b) such Required Information or other information is compliant in all material respects with 17 CFR §210.3-05 to the extent required in respect of a business to be acquired for the inclusion of such Required Information in any Form 8-K or Form S-3 filed by the Purchaser and (c) no independent auditor shall have withdrawn or objected to the use of any audit opinion with respect to any financial statements contained in the Required Information or the financial statements referred to in Section 7.13.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement by and between the Company and the Purchaser, dated as of October 10, 2018.

“Contract” shall mean any contract, agreement, lease, license, instrument, note, evidence of indebtedness or other legally binding commitment or undertaking.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of January 15, 2019, by and among the Company, Chips Manufacturing LLC, the Seller, the loan parties thereto, the lender parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or modified from time to time.

“Debt Financing” means all or any part of any debt financing (or any replacement debt financings) in connection with the transactions contemplated by this Agreement.

“Debt Financing Entities” shall mean the Debt Financing Sources, together with their Affiliates, their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their respective successors and assigns.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange or otherwise have entered into agreements in connection with the Debt Financing, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Earnout Amount” shall have the meaning set forth in the Earnout Agreement.

“Earnout Bonus Agreement” mean the agreements forth Schedule 6.1(b)(xiii) as the Earnout Bonus Agreements.

“Enforceability Exceptions” shall mean:  (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Environmental Laws” shall mean any Laws in effect as of the date hereof relating to pollution or protection of the environment, natural resources, or human health or safety (to the extent related to exposure to Hazardous Substances), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity shall mean each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement, substantially in the form attached hereto as Exhibit D, by and among Purchaser, Seller and the Escrow Agent.

“Escrowed Cash” shall mean (i) the Escrow Amounts, plus (ii) any interest, gains and other distributions on the Escrow Amounts, minus (iii) any amounts released or paid to the Purchaser or the Seller pursuant to the Escrow Agreement.

 “Excess Capital Loss” shall mean an amount equal to:

(i) the amount the Seller shall be required to pay to the Purchaser pursuant to Section 2.11(a), if any minus

(ii) an amount equal to (A) the Aggregate Post-Closing Offering Proceeds minus (B) the Excess Share Tax Value (for the avoidance of doubt, the amount in this clause (ii) may be a negative number), minus

(iii) the aggregate Other Payments for the taxable year in which the Aggregate Post-Closing Offering Proceeds are received and subsequent taxable years, if such aggregate Other Payments (for the avoidance of doubt, determined at the time of calculation and each recalculation required pursuant to Section 2.11(c)) are greater than zero.

“Excess Share Tax Value” the product of (i) the average of the high and low trading prices of the Purchaser Shares for the Closing Date (as reported on the New York Stock Exchange)  multiplied by (ii) the number of Excess Shares sold in the Post-Closing Offering.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any and all (i) Taxes of, or  payable by, any member of the Company Group for any Pre-Closing Tax Period (including Taxes (other than Conveyance Taxes) imposed on, arising from, relating to or otherwise in respect of the Transactions contemplated by this Agreement or any extraordinary transaction outside of the ordinary course of business undertaken by the Seller or any of its Affiliates (including the members of the Company Group) on or prior to the Closing Date), together with any related interest, additions to Tax and penalties with respect to amounts described in this clause (i) in respect of any Post-Closing Tax Period, (ii) liabilities for Taxes of any Person (other than a member of the Company Group) for any taxable period arising as a result of any member of the Company Group (or any predecessor thereof) having been a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other group for Tax purposes prior to the Closing Date (including any such Taxes for which a member of the Company Group (or any predecessor thereof) is liable pursuant to Treasury Regulations Section 1.1502-6 or any corresponding provision of applicable state, local or non-U.S. Tax Law), and liabilities of any member of the Company Group for Taxes of any Person for any taxable period by reason of contract, assumption, transferee or successor liability, or by operation of Law; (iii) CFC Taxes, calculated in accordance with Section 10.1(d); (iv) Conveyance Taxes for which the Seller is liable under Section 10.5, and (v) any Taxes of Seller, any Non-Group Seller Entity or any direct or indirect owner of the Seller for any taxable period.

 “FCPA” shall mean the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“FDA” shall mean the U.S. Food and Drug Administration.

“Financing” shall have the meaning set forth in Section 7.7(d).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean:  (i) any federal, state, provincial, local, foreign or international government, governmental authority, regulatory authority or administrative agency (including the FDA and the U.S. Environmental Protection Agency); (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization; or (iv) any political subdivision of any of the foregoing.

“Hazardous Substance” shall mean any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

“Health Care Laws” shall mean (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) all applicable federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), Laws pertaining to privacy, data protection and information security, and the regulations promulgated pursuant to such statutes; (iii) state Laws relating to the manufacture, sale and distribution of dental and medical products; (iv) Medicare (Title XVIII of the Social Security Act); and (v) Medicaid (Title XIX of the Social Security Act).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” shall mean the filing of a Notification and Report Form under the HSR Act with respect to the Transactions.

“Immaterial Subsidiary” means a Subsidiary of the Purchaser which, (a) when considered on an individual basis, does not (i) contribute more than 5% to Consolidated EBITDA (as defined in the Purchaser Credit Agreement) for the most recently completed four fiscal quarters or (ii) have revenues attributable to such Subsidiary in excess of 5% of the consolidated total revenues of the Purchaser and its Subsidiaries and (b) when taken together with all other Immaterial Subsidiaries, (i) in the aggregate, does not contribute more than 10% of Consolidated EBITDA (as defined in the Purchaser Credit Agreement) for the most recently completed four fiscal quarters or (ii) does not have revenues in excess of 10% of the consolidated total revenues of the Purchaser and its Subsidiaries.

“Incremental Capital Gains Rate” shall mean the excess, if any, of the Short-Term Capital Gains Rate over the Long-Term Capital Gains Rate.

“Indebtedness” shall mean, without duplication:   (i) any obligations of any member of the Company Group for borrowed money, whether current, short-term or long-term, secured or unsecured, including the principal, interest and fees owing under the Credit Agreement and the Chips Seller Note; (ii) any obligations of any member of the Company Group evidenced by bonds, notes or debentures; (iii) any obligations of any member of the Company Group under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property, Securities or other assets (including earnout payments); (iv) any obligations of any member of the Company Group in respect of swaps, collars, caps, hedges or similar arrangements (valued at the termination cost thereof); (v) the short- and long-term portion of all capitalized lease obligations of any member of the Company Group; (vi) obligations of any member of the Company Group in respect of letters of credit, bank guarantees, surety, performance or appeal bonds, bankers acceptances and similar instruments to the extent drawn or funded and not reimbursed or amounts otherwise owing pursuant thereto; (vii) any accrued interest, fees, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; (viii) severance, retirement, redundancy and other termination payments, benefits or costs related to any director, officer, employee, independent contractor or consultant of any member of the Company Group who are terminated or who retire prior to the Closing Date to the extent such costs become obligations of the Purchaser or any of its Affiliates, including the employer portion of any Taxes in respect of any such obligations; (ix) bonuses payable to Ron Saslow and Ken Serota for the portion of the Company’s 2019 calendar year that elapsed from January 1, 2019 through the Closing Date, including the employer portion of any Taxes in respect of any such obligations; (x) any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (i) through (ix) (A) that is guaranteed by any member of the Company Group, (B) in respect of which any member of the Company Group pledges its assets or provides any other credit support or (C) in respect of which any member of the Company Group has promised to maintain or cause to be maintained the financial position or financial covenants of such other Person or to purchase such indebtedness or other obligations of such other Person and (xi) any Excluded Taxes of any member of the Company Group (or for which any member of the Company Group is liable) for any Pre-Closing Tax Period, which Taxes are unpaid as of the Closing Date but that are payable or required to be accrued or reserved for in accordance with GAAP; provided, however, that Indebtedness shall not include any amounts to the extent reflected in Working Capital as a current liability.

“Information Privacy and Security Laws” shall mean any applicable Law or directive issued by a Governmental Authority and all binding guidance issued by any Governmental Authority thereunder that any member of the Company Group is obligated to comply with under any Law or Contract, in each case governing:  (i) the privacy or security of Personal Data, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Personal Data or (ii) online behavioral advertising, tracking technologies, call or electronic monitoring, interception or recording, or any outbound calling and text messaging, telemarketing and email marketing.

“Intellectual Property” shall mean any intellectual property, as it exist anywhere in the world, whether registered or unregistered, including all (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights (collectively “Trade Secrets”); (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and Internet addresses.

“Knowledge” shall mean:  (i) when used in reference to the Seller or the Company, the knowledge (after reasonable inquiry of direct reports) of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter; and (ii) when used in reference to the Purchaser, the knowledge (after reasonable inquiry of direct reports) of the individuals set forth in Section 1.1(a) of the Purchaser Disclosure Letter.

“Law” shall mean any law, statute, ordinance, code, regulation, rule or other legal requirement issued or promulgated by any Governmental Authority.

“Leased Real Property” shall mean any Real Property which is leased, subleased or licensed to any member of the Company Group.

“Licensed Intellectual Property” shall mean any Intellectual Property that any member of the Company Group is licensed to use pursuant to the Company IP Agreements.

“Lien” shall mean any lien, mortgage, deed of trust, title defect, easement, right-of-way, encroachment, hypothecation, pledge, security interest, option, encumbrance or other similar restriction or limitation.

“Long-Term Capital Gains Rate” shall mean the highest combined marginal federal, state and local income tax rate applicable to long-term capital gain of an individual resident in Chicago, Illinois, in effect for the taxable year that includes the Closing.

“Losses” shall mean any damages, losses, liabilities, fines, fees, Taxes, costs and expenses, including reasonable legal fees, costs and expenses related thereto.

“Net Indebtedness” shall mean (i) the Indebtedness (including the Company Payoff Indebtedness) of the Company Group minus (ii) the Cash and Cash Equivalents of the Company Group, in each case determined as of the Adjustment Time in accordance with the Transaction Accounting Principles and Section 1.1(b) of the Company Disclosure Letter and, to the extent not inconsistent therewith, in accordance with GAAP.

“Non-Group Seller Entities” shall mean the Seller and all Subsidiaries of the Seller that are not members of the Company Group.

“NYSE” shall mean the New York Stock Exchange.

“Offering Documents” shall mean offering and syndication documents and materials, including registration statements, prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, road show materials, rating agency materials and presentations, and similar documents and materials, in connection with the Financing.

“Order” shall mean any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” shall mean, with respect to any Person that is not a natural Person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, or other constituent or organizational documents of such Person.  For avoidance of doubt, the Organizational Documents of the Seller include the New Seller LLC Agreement.

“Other Payments” shall mean, in a taxable year, (i) amounts received by the Seller pursuant to the Earnout Agreement or this Agreement minus (ii) amounts that Seller paid to the Purchaser pursuant to the Earnout Agreement or this Agreement (other than pursuant to Section 2.11(a)), in each case, to the extent that such payments are treated as adjustments to the Tax Purchase Price.  For the avoidance of doubt, Other Payments may be a negative number.

“Owned Intellectual Property” shall mean any Intellectual Property owned by any member of the Company Group.

“Owned Real Property” shall mean any Real Property that is owned by any member of the Company Group.

“Owners” shall mean each of the holders of Capital Stock of the Seller.

“Permit” shall mean any permit, license, franchise or authorization of any Governmental Authority, including any 510(k) Clearances granted by the FDA.

“Permitted Liens” shall mean: (i) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens (including Liens created by operation of Law (other than Liens for Taxes)) incurred in the ordinary course of business for amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves are maintained on the financial statements of the Seller in accordance with GAAP; (ii) Liens for Taxes (and assessments and other governmental charges) not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Seller in accordance with GAAP; (iii) rights of parties in possession under leases, subleases or licenses disclosed in Section 4.15(c) of the Company Disclosure Letter; (iv) municipal laws, bylaws, and zoning, building, planning or other similar governmental restrictions and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used; (v) in the case of Leased Real Property, any Lien to which the fee interest underlying the leased premises is subject; (vi) Liens arising or incurred in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits, in each case, which are not yet due and payable or are being contested in good faith by appropriate proceedings; (vii) Liens identified on title policies or preliminary title reports or other documents or writings included in the public records, which would not reasonably be expected to materially impair the continued use of the property to which such matters relate; (viii) Liens granted to any lender at the Closing connection with any financing by Purchaser of the transactions contemplated hereby; (ix) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that would be apparent upon physical inspection of the Real Property or review of an accurate survey covering the Leased Real Property or the Owned Real Property, which would not reasonably be expected to materially impair the continued use of the property to which such matters relate; and (x) any other Liens set forth on Section 1.1(c) of the Company Disclosure Letter.

“Permitted Transferees” shall mean any of the Persons set forth in Section 1.1(d) of the Seller Disclosure Letter who executes and delivers to the Purchaser an investor representation letter in the form attached hereto as Exhibit C (the “Investor Representation Letter”).

“Person” shall mean any individual or entity, including a partnership, a limited partnership, a limited liability partnership, a company, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Personal Data” shall mean any and all information that can reasonably be used to identify an individual natural Person, including any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information,” or similar designation under and regulated by Information Privacy and Security Laws.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Statement” shall have the meaning set forth in Section 2.6(a).

“Pre-Closing Taxable Period Return” shall mean any Tax Return that is required to be filed by any member of the Company Group for any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Public International Organization” shall have the meaning given to such term in the FCPA.

“Purchaser Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement, dated as of June 28, 2018, among the Purchaser, certain of the Purchaser’s Subsidiaries, the lenders party thereto from time to time and Bank of America, N.A, as administrative agent (as amended, supplemented or otherwise modified from time to time).

“Purchaser Equity Plans” shall mean the Cantel Medical Corporation 2016 Equity Incentive Plan and the Cantel Medical Corporation 2006 Equity Incentive Plan.

“Purchaser Fundamental Representations” shall mean the representations and warranties of the Purchaser set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.7 and Section 5.8.

“Purchaser Material Adverse Effect” shall mean any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, properties, business, financial condition or results of operations of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either individually or in the aggregate, to constitute a Purchaser Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) any condition or event generally affecting the industries or markets in which the Purchaser and its Subsidiaries conduct operations; (ii) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the countries in which the Purchaser and its Subsidiaries conduct operations; (iii) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, any natural disaster or any national or international calamity, crisis or emergency; (iv) any change in applicable accounting requirements or principles or applicable Laws, or any change in the interpretation, implementation or enforcement of any of the foregoing, after the date of this Agreement; (v) any failure to meet financial projections (but not excluding any of the reasons for or factors contributing to any such failure); and (vi) any event, change, circumstance, condition, occurrence, effect or state of facts relating to the assets, liabilities, properties, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, further, that any event, change, occurrence, effect or state of facts set forth in clauses (i), (ii) and (iii) above may be taken into account in determining whether there is or has been a Purchaser Material Adverse Effect to the extent (but only to the extent) that such event, change, occurrence, effect or state of facts has had or would reasonably be expected to have, individually or in the aggregate, a disproportionately adverse effect on the Purchaser and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the industries in which the Purchaser and its Subsidiaries operate, or (2) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Purchaser Share Price” shall mean $79.8435.

“Purchaser Shares” shall mean the common stock, par value $0.10 per share, of the Purchaser.

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy issued to the Purchaser for Purchaser’s benefit pursuant to the “binders” for the policies dated as of the date hereof.

“Real Property” shall mean any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

“Real Property Leases” shall mean any leases, subleases and licenses (including any amendments, renewals and guarantees relating thereto) relating to Real Property under which any member of the Company Group is a tenant, licensee or subtenant.

 “Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Securities” means, with respect to any Person, all shares and all other debt or equity or equity-linked interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person, including common shares, preferred shares, membership interests or units (common or preferred) in a limited liability company, limited or general partnership interests or units in a partnership or any other equivalent of such ownership interest, beneficial interests in a trust and other options, warrants, similar rights or other securities convertible into or exchangeable for any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Fundamental Representations” shall mean the representations and warranties of the Seller set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.7.

“Seller Material Adverse Effect” shall mean any event, change, occurrence, effect or state of facts that, individually or in the aggregate, would reasonably be expected to prevent or delay beyond the Outside Date the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

“Seller Related Person” shall mean (i) any holder of Capital Stock of or Affiliate of the Seller (other than members of the Company Group), or (ii) any other trustee or nominee acting on behalf of any of the foregoing.

“Short-Term Capital Gain” shall mean:

(i) if the Aggregate Post-Closing Offering Proceeds are received in the same taxable year as the Closing, an amount equal to the Aggregate Post-Closing Offering Proceeds minus the Excess Share Tax Value, or

(ii) if the Aggregate Post-Closing Offering Proceeds are received in a taxable year following the taxable year that includes the Closing Date, an amount equal to:

(x) the Aggregate Post-Closing Offering Proceeds minus

(y) the Excess Share Tax Value, minus

(z) the excess, if any, of (1) the amount, if any, that Seller is required to pay Purchaser pursuant to Section 2.11(a), over (2) if the Other Payments for such taxable year are greater than zero, such amount, plus

(aa) if the Other Payments for such taxable year are less than zero, such amount (for the avoidance of doubt, the amount in this clause (aa) will be a negative number);

provided, that the Short-Term Capital Gain shall not be a negative number.

 “Short-Term Capital Gains Rate” shall mean the highest combined marginal federal, state and local income tax rate applicable to short-term capital gain of an individual resident in Chicago, Illinois, in effect for the taxable year that includes the Closing.

“Straddle Period Return” shall mean any Tax Return required to be filed by any member of the Company Group for any Straddle Period.

“Subsidiary” shall mean, with respect to any Person, any corporation, company, partnership, limited liability company, association or other business entity of which (i) if a corporation or company, a majority of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Working Capital” shall mean $55,867,870.

“Tax Proceeding” shall mean any audit, investigation, examination, claim, dispute, claim for refund, or administrative, judicial or other proceeding with or against a Governmental Authority involving any asserted Tax liability.

“Tax Returns” shall mean any and all returns, reports, declarations, claims for refund, elections, disclosures, estimates, vouchers, information reports or returns or statements filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” shall mean any U.S. federal, state, provincial, local, foreign or other taxes, levies, fees, imposts, duties, and similar governmental charges whether disputed or not (including any interest, fines, assessments, penalties or additions to tax with respect thereto), including (A) taxes imposed on, or measured by, income, franchise, occupation, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, documentary, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, escheat, levies, imposts, fees, stamp, occupation, premium, windfall profits, transfer, and gains taxes, and customs duties.

“Transaction Accounting Principles” shall mean the principles, conventions and methodologies to be used in the sample calculation of the Closing Cash Consideration and the Closing Stock Consideration attached as Section 1.1(b) of the Company Disclosure Letter.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Earnout Agreement, the Registration Rights Agreement and the other ancillary agreements, including any schedules and exhibits thereto, and documents and certificates pursuant to such agreements, including any waivers and amendments to such agreements, documents and certificates.

“Transactions” shall mean the purchase and sale of the Membership Interests, the issuance of the Closing Stock Consideration and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

 “Working Capital” shall mean (i) the current assets of the Company Group minus (ii) the current liabilities of the Company Group, in each case determined as of the Adjustment Time in accordance with the Transaction Accounting Principles and Section 1.1(b) of the Company Disclosure Letter and, to the extent not inconsistent therewith, in accordance with GAAP; provided, however, that Working Capital shall not include any amount to the extent included the calculation of Net Indebtedness; provided, further, that Working Capital shall not include any assets or liabilities in respect of Taxes (current or deferred).

(b)          Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section

Actual Acquisition Expenses	Section 2.8(e)
Actual Net Indebtedness	Section 2.8(e)
Actual Working Capital	Section 2.8(e)
Adjustment Escrow Account	Section 2.4(a)
Adjustment Escrow Amount	Section 2.4(a)
Aggregate Post-Closing Offering Proceeds	Section 2.11(a)
Agreement	Preamble
Allocation	Section 10.7(b)
Anticorruption Laws	Section 4.24
Cap	Section 9.4(c)(i)
Claim Notice	Section 9.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Stock Consideration Statement	Section 2.6(b)
Collective Bargaining Agreement	Section 4.13(a)
Commitment Letter	Section 5.6(a)
Company	Preamble
Company Disclosure Letter	Article IV
Company Group Balance Sheet	Section 4.7(a)
Company Group Financial Statements	Section 4.7(a)
Company Group Insurance Policies	Section 4.21
Competing Business	Section 7.15(a)
Consideration	Section 2.3
Conveyance Taxes	Section 10.5
Debt Financing	Section 5.6(a)
Deductible	Section 9.4(b)(i)
Definitive Documents	Section 7.7(a)(i)
Designated Person	Section 12.18(a)
Designated Shareholders	Preamble
Earnout Agreement	Section 2.5
Employees	Section 7.5(a)
Escrow Accounts	Section 2.4(a)
Escrow Amounts	Section 2.4(a)
Estimated Acquisition Expenses	Section 2.6(a)
Estimated Net Indebtedness	Section 2.6(a)
Estimated Working Capital	Section 2.6(a)

Excess Share Value	Section 2.11(a)
Excess Shares	Section 7.11
Existing Representation	Section 12.18(a)
FDA Permits	Section 4.25(b)
Final Acquisition Expenses	Section 2.8(a)
Final Net Indebtedness	Section 2.8(a)
Final Working Capital	Section 2.8(a)
Financing	Section 7.7(d)
Indemnified Party	Section 9.2(a)
Indemnifying Party	Section 9.2(a)
Indemnity Escrow Account	Section 2.4(a)
Indemnity Escrow Amount	Section 2.4(a)
Independent Auditor	Section 2.8(d)
Key Employee Employment Agreements	Recitals
KS	Preamble
Locked-Up Purchaser Shares	Section 7.10
Material Contract	Section 4.17(a)
Material Customers	Section 4.18(a)
Material Software	Section 4.28
Material Suppliers	Section 4.18(a)
Membership Interests	Recitals
New Seller LLC Agreement	Recitals
Objection Notice	Section 2.8(b)
OFAC Laws	Section 4.26
Outside Date	Section 11.1(e)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 6.6
Per-Claim Basket	Section 9.4(b)(i)
Post-Closing Matters	Section 12.18(a)
Post-Closing Offering	Section 7.11
Post-Closing Representations	Section 12.18(a)
Pre-Closing Designated Persons	Section 12.18(b)
Pre-Closing Period	Section 6.1(a)
Pre-Closing Privileges	Section 12.18(b)
Pre-Closing Statement	Section 2.6(a)
Prior Company Counsel	Section 12.18(a)
Purchaser	Preamble
Purchaser Disclosure Letter	Article V
Purchaser Indemnified Parties	Section 9.1(a)
Purchaser Indemnified Party	Section 9.1(a)
Purchaser SEC Documents	Section 5.9(a)
Purchaser’s Allocation Notice	Section 10.7(b)
Registration Rights Agreement	Section 7.11
Release Date	Section 2.4(b)
Required Information	Section 7.7(d)(vi)

RS	Preamble
Safety Notices	Section 4.25(e)
Sarbanes-Oxley Act	Section 5.9(b)
Seller	Preamble
Seller Disclosure Letter	Article III
Seller Indemnified Party	Section 9.1(b)
Seller’s Allocation	Section 10.7(b)
Straddle Period	Section 10.1(c)
Tax Contest	Section 10.2(a)
Tax Purchase Price	Section 10.7(b)
Tax Release Date	Section 10.4(a)
Tax Sharing Agreement	Section 4.14(k)
Third Party Claim	Section 9.2(a)
Third Party Claim Notice	Section 9.2(a)
Transfer	Section 7.10

ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

Section 2.1   Purchase and Sale of the Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for the Consideration, the Seller shall sell, transfer and deliver to the Purchaser, free and clear of any Liens (other than restrictions on transfer imposed by applicable securities Laws), and the Purchaser shall purchase and acquire from the Seller, all of its right, title and interest in and to the Membership Interests.

Section 2.2   Closing.  The closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, (i) if all of the conditions to the Closing set forth in Article VIII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) are satisfied or waived by the party entitled to waive the same on or prior to September 24, 2019, then on September 27, 2019, (ii) if such conditions are not satisfied or waived by the party entitled to waive the same on or prior to September 24, 2019 then on the third Business Day after the satisfaction or waiver of such conditions (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) or (iii) at such other time, place and date that the Seller and the Purchaser may agree in writing.  The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 2.3  Consideration.  In exchange for the sale and delivery of the Membership Interests in accordance with Section 2.1 (Purchase and Sale of the Membership Interests), the Purchaser shall pay to the Seller the following (collectively, as adjusted and finally determined in accordance with Section 2.8 (Post-Closing Adjustment), the “Consideration”): (a) the Closing Cash Consideration, as adjusted and finally determined in accordance with Section 2.8 (Post-Closing Adjustment), plus (b) the Closing Stock Consideration, plus (c) any portion of the Escrow Amounts that is ultimately released to the Seller pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, plus (d) any portion of the Earnout Amounts that are ultimately paid to the Seller pursuant to and in accordance with the terms of this Agreement and the Earnout Agreement, plus (e) the amount, if any, of any payment made by Purchaser to the Seller pursuant to and in accordance with Section 2.11 minus (f) the amount, if any, of any payment made by the Seller to the Purchaser pursuant to and in accordance with Section 2.11.

Section 2.4          Escrow.

(a)          At the Closing, (i) the Purchaser shall deposit an amount in cash equal to $2,718,750 (the “Indemnity Escrow Amount”) with the Escrow Agent in accordance with Section 2.7 (Transactions to Be Effected at Closing) to be held in an escrow account by the Escrow Agent for the purpose of securing indemnification obligations of the Seller set forth in Article IX (the “Indemnity Escrow Account”) and (ii) the Purchaser shall deposit an amount in cash equal to $8,000,000 (the “Adjustment Escrow Amount” and, together with the Indemnity Escrow Amount, the “Escrow Amounts”) with the Escrow Agent in accordance with Section 2.7 (Transactions to Be Effected at Closing) to be held in an escrow account by the Escrow Agent for the purpose of securing payment obligations of the Seller (if any) with respect to post-closing adjustments as set forth in Section 2.8 (the “Adjustment Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow Accounts”).  The Escrowed Cash shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.  The Escrowed Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(b)          Except as otherwise provided in this Agreement and the Escrow Agreement, (i) on the date that is twelve (12) months after the Closing Date (the “Release Date”), all of the Escrowed Cash with respect to the Indemnity Escrow Account (other than any amounts in respect of the Indemnity Escrow Account to be distributed to the Purchaser pursuant to Section 2.4(c)) shall be released to the Seller pursuant to joint written instructions delivered by the Purchaser and the Seller to the Escrow Agent and (ii) all of the Escrowed Cash with respect to the Adjustment Escrow Account (other than any amounts in respect of the Adjustment Escrow Account to be distributed to the Purchaser pursuant to Section 2.8(j)) shall be released to the Seller in accordance with Section 2.8(h).

(c)          The parties hereto agree that, for Tax reporting purposes, the Seller shall be treated as the owner of the Escrowed Cash, and that all interest on or other taxable income, if any, earned from the investment of the Escrowed Cash pursuant to this Agreement shall be treated for Tax purposes as earned by the Seller until the Escrowed Cash is distributed in accordance with this Agreement and the Escrow Agreement.  The parties hereto agree that any and all interest, gains and other distributions and income earned on the Escrow Accounts shall be solely for the account of the Seller (and all such amounts shall be distributed to the Seller from the Escrow Accounts in accordance with the Escrow Agreement).

Section 2.5   Earnout.  Concurrently with the execution and delivery of this Agreement, the Seller and the Purchaser are entering into an Earnout Agreement attached hereto as Exhibit A (the “Earnout Agreement”) pursuant to which the Seller shall be eligible to receive, as partial consideration in exchange for the sale and delivery of its Membership Interests, certain Earnout Amounts from the Purchaser, in accordance with, and subject to the terms and conditions of, the Earnout Agreement.

Section 2.6          Pre-Closing Statement; Closing Stock Consideration Statement.

(a)          No later than five (5) Business Days prior to the Closing, the Seller shall prepare and deliver to the Purchaser a statement (the “Pre-Closing Statement”) setting forth its good faith estimate of (i) the Acquisition Expenses (the “Estimated Acquisition Expenses”), (ii) the Working Capital of the Company Group as of the Adjustment Time (the “Estimated Working Capital”) and (iii) the Net Indebtedness of the Company Group as of the Adjustment Time (the “Estimated Net Indebtedness”), including, in each case, a schedule setting forth the components thereof and reasonable supporting detail.  Prior to the Closing, the Seller shall consider in good faith any comments by the Purchaser on the Pre-Closing Statement; provided, that for the avoidance of doubt, the Purchaser’s right to review the Pre-Closing Statement shall not delay the Closing.  The Pre-Closing Statement, updated to reflect any Purchaser comments as the Seller shall determine in good faith are applicable, shall be conclusive for determining the payments to be made at the Closing.

(b)          During the thirty (30) days prior to the expected Closing Date, the Purchaser shall keep the Seller reasonably informed of its current intentions with respect to the determination of the Closing Stock Consideration Amount, provided that the foregoing shall not limit or otherwise affect any of the Purchaser’s rights set forth in this Section 2.6(b).  No later than three (3) Business Days prior to the Closing, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Stock Consideration Statement”) setting forth (a) the Closing Stock Consideration Amount determined in the sole discretion of the Purchaser (provided, however, that the Closing Stock Consideration Amount shall be no greater than $60,000,000 and, subject to the provisos to Sections 8.3(a)(i), 8.3(a)(ii) and 8.3(c), shall be no less than $25,000,000) and, based on such Closing Stock Consideration Amount determined by the Purchaser, the Closing Stock Consideration and (b) based on such Closing Stock Consideration Amount and the information specified in the Pre-Closing Statement, the Closing Cash Consideration (which shall be updated if necessary to give effect to any updates made to the Pre-Closing Statement pursuant to Section 2.6(a)).

Section 2.7   Transactions to Be Effected at the Closing.  At the Closing, the following transactions shall be effected by the parties:

(a)          the Purchaser shall deliver, or cause to be delivered:

(i)          to the Seller, by wire transfer of immediately available funds to a bank account designated in writing by the Seller (such designation to be made at least three Business Days prior to the Closing Date), the Closing Cash Consideration;

(ii)          to the Escrow Agent, (i) for deposit in the Adjustment Escrow Account, the Adjustment Escrow Amount and (ii) for deposit in the Indemnity Escrow Account, the Indemnity Escrow Amount;

(iii)          to the Seller the number of Purchaser Shares payable as the Closing Stock Consideration pursuant to the terms hereof;

(iv)          to the Seller, a duly executed copy of the Escrow Agreement;

(v)          to the Seller, a duly executed copy of the Registration Rights Agreement;

(vi)          to the Seller, each of the certificates required to be delivered by the Purchaser pursuant to Article VIII; and

(vii)          all other documents, instruments or writings required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and similar instruments as the Seller reasonably requests.

(b)          the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Company Payoff Indebtedness, in each case in the amount set forth in the Payoff Letter, by wire transfer of immediately available funds to the account(s) designated by the holders of such Company Payoff Indebtedness;

(c)          the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)          a duly executed unit power transferring the Seller’s ownership of the Membership Interests to the Purchaser;

(ii)          each of the certificates required to be delivered by the Seller or the Company pursuant to Article VIII;

(iii)          a copy of the Registration Rights Agreement duly executed by the Seller and any Permitted Transferees;

(iv)          a duly executed copy of the Escrow Agreement;

(v)          a certificate of non-foreign status duly completed and executed by the Seller, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(vi)          the Payoff Letter; and

(vii)          all other documents, instruments or writings required to be delivered by the Seller or the Company at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and similar instruments as the Purchaser reasonably requests.

Section 2.8          Post-Closing Adjustment.

(a)          No later than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement setting forth (i) the Working Capital of the Company Group as of the Adjustment Time (the “Final Working Capital”), (ii) the Net Indebtedness of the Company Group as of the Adjustment Time (the “Final Net Indebtedness”) (including a schedule setting forth the components thereof) and (iii) the Acquisition Expenses (the “Final Acquisition Expenses”), including, in each case, a schedule setting forth the components thereof and reasonable supporting detail.

(b)          No later than forty-five (45) days after receipt of such statement, the Seller may provide written notice to the Purchaser disputing all or a part of the Final Working Capital determination and/or all or a part of the Final Net Indebtedness determination and/or all or a part of the Final Acquisition Expenses, specifying in reasonable detail those items that the Seller disputes (an “Objection Notice”).  If the Seller does not provide an Objection Notice with respect to the Final Working Capital determination within such forty-five (45)-day period, such amount shall be final and binding on the parties.  If the Seller does not provide an Objection Notice with respect to the Final Net Indebtedness determination within such forty-five (45)-day period, such amount shall be final and binding on the parties.  If the Seller does not provide an Objection Notice with respect to the Final Acquisition Expenses within such forty-five (45)-day period, such amount shall be final and binding on the parties.

(c)          If the Seller delivers an Objection Notice to the Purchaser, then the Seller and the Purchaser shall negotiate in good faith to resolve the disputed items for thirty (30) days following the Purchaser’s receipt of the Objection Notice.  If, during such period, the Seller and the Purchaser are able to resolve such dispute and agree on the amount of Working Capital as of Closing, the amount of Net Indebtedness as of Closing and/or the amount of Acquisition Expenses, such amount shall become final and binding on the parties.

(d)          If the Purchaser and the Seller do not agree on a final resolution with respect to any disputed items within such period, then the remaining items in dispute shall be submitted to Ernst & Young LLP or, if Ernst & Young LLP declines to act, another nationally recognized accounting firm mutually agreed upon by Purchaser and the Seller (the “Independent Auditor”).  The parties agree to instruct the Independent Auditor to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Independent Auditor, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The Independent Auditor shall be bound by this Section 2.8(d) and shall determine only those issues still in dispute, and the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Seller or less than the least value for such item claimed by either the Purchaser or the Seller.  The Independent Auditor shall make its determination (i) based solely on the documentation submitted by, and presentations made by, the parties (any such documentation or presentation must be provided to the other parties prior to its submission or presentation to the Independent Auditor) and (ii) in a manner consistent with the Transaction Accounting Principles and Section 1.1(b) of the Company Disclosure Letter and the definitions of Net Indebtedness, Working Capital and Acquisition Expenses (and each of the defined terms used in each of those terms or in which those terms are used and the related provisions of this Agreement).  The determination of the Independent Auditor pursuant to this Section 2.8(d) shall be final and binding on the parties.  The fees of the Independent Auditor shall be borne by the Seller and the Purchaser in inverse proportion as they may prevail on matters resolved by the Independent Auditor.

(e)          The final and binding amount of Working Capital and Net Indebtedness as of the Adjustment Time and the final and binding amount of Acquisition Expenses, in each case, as finally determined in accordance with this Section 2.8, shall be the “Actual Working Capital,” the “Actual Net Indebtedness” and the “Actual Acquisition Expenses,” respectively.

(f)          The Seller and the Purchaser will, and will cause their respective accountants and Subsidiaries to, cooperate and assist in resolving any disputes under this Section 2.8, including by making available, to the extent necessary, books, records, work papers and personnel, subject to Section 6.3.

(g)          If the Actual Working Capital is greater than the Estimated Working Capital, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser shall pay or cause to be paid to the Seller an amount in cash equal to such excess, by wire transfer of immediately available funds to an account designated in writing by the Seller.  If the Actual Working Capital is less than the Estimated Working Capital, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser and the Seller shall deliver joint written instructions to the Escrow Agent to release to the Purchaser from the Adjustment Escrow Account an amount in cash equal to such shortfall in accordance with the terms of the Escrow Agreement.

(h)          If the Actual Net Indebtedness is greater than the Estimated Net Indebtedness, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser and the Seller shall deliver joint written instructions to the Escrow Agent to release to the Purchaser from the Adjustment Escrow Account an amount in cash equal to such excess in accordance with the terms of the Escrow Agreement.  If the Actual Net Indebtedness is less than the Estimated Net Indebtedness, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser shall pay or cause to be paid to the Seller an amount in cash equal to such excess, by wire transfer of immediately available funds to an account designated in writing by the Seller.

(i)          If the Actual Acquisition Expenses are greater than the Estimated Acquisition Expenses, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser and the Seller shall deliver joint written instructions to the Escrow Agent to release to the Purchaser from the Adjustment Escrow Account an amount in cash equal to such excess in accordance with the terms of the Escrow Agreement.  If the Actual Acquisition Expenses are less than the Estimated Acquisition Expenses, then promptly (but in any event within three (3) Business Days after the date on which such amount is finally determined in accordance with this Section 2.8), the Purchaser shall pay or cause to be paid to the Seller an amount in cash equal to such excess, by wire transfer of immediately available funds to an account designated in writing by the Seller.

(j)          Any obligations of the Seller to make any payments to the Purchaser pursuant to Sections 2.8(g), (h) or (i) may be satisfied in whole or in part by the release to the Purchaser of the applicable amount from the Adjustment Escrow Account pursuant to joint written instructions delivered by the Purchaser and the Seller to the Escrow Agent.  Notwithstanding anything in this Agreement to the contrary, neither party shall be obligated to make any payment to the other party pursuant to this Section 2.8 (net of any payments received by such party pursuant to this Section 2.8) in an aggregate amount in excess of the Adjustment Escrow Amount.

(k)          Promptly following completion of each of the payments (if any) pursuant to Sections 2.8(g), (h) and (i), the Purchaser and the Seller shall deliver joint written instructions to the Escrow Agent to release any remaining amount in the Adjustment Escrow Account to the Seller.

Section 2.9  Withholding.  The Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement or the Earnout Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws.  If Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement or the Earnout Agreement, Purchaser shall provide written notice to Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law.  To the extent that amounts are so deducted or withheld, such deducted and withheld amounts shall be (a) treated for all purposes of this Agreement or the Earnout Agreement, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made and (b) paid over to the proper Governmental Authority.

Section 2.10  Post-Closing Distribution of Consideration.  The Seller shall distribute the Consideration to the Owners in accordance with applicable Law and the New Seller LLC Agreement and Section 2.10 of the Seller Disclosure Letter (which Section of the Seller Disclosure Letter may be amended upon written agreement among the Owners and written notice to the Purchaser). The Seller agrees that (a) the Closing Stock Consideration that does not constitute Excess Shares shall not directly or indirectly be distributed or otherwise transferred by the Seller to any Person other than to Owners that are Permitted Transferees and (b) any Closing Stock Consideration that constitutes Excess Shares shall not directly or indirectly be distributed or otherwise transferred by the Seller to any Person (other than in accordance with the Registration Rights Agreement) but shall instead be retained by the Seller to be sold pursuant to the Registration Rights Agreement.  Following the completion of any such sale, the Seller shall distribute to the Owners the proceeds in respect of such sale of such Excess Shares and any payment made to the Seller pursuant to Section 2.11 in accordance with applicable Law and the New Seller LLC Agreement and Section 2.10 of the Seller Disclosure Letter (which Section of the Seller Disclosure Letter may be amended upon written agreement among the Owners and written notice to the Purchaser).

Section 2.11 Post-Closing Payment in Respect of Offering Proceeds.

(a)          If, following the Closing, a Post-Closing Offering is completed pursuant to the Registration Rights Agreement and the aggregate net proceeds received by the Seller in the Post-Closing Offering (the “Aggregate Post-Closing Offering Proceeds”) are greater than the product of the Purchaser Share Price multiplied by the number of Excess Shares sold in the Post-Closing Offering (such product, the “Excess Share Value”), then promptly (and in any event within five (5) Business Days) following the consummation of the Post-Closing Offering, the Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, an amount in cash equal to the Aggregate Post-Closing Offering Proceeds minus the Excess Share Value.  If, following the Closing, a Post-Closing Offering is completed pursuant to the Registration Rights Agreement and the Excess Share Value exceeds the Aggregate Post-Closing Offering Proceeds, then promptly (and in any event within five (5) Business Days) following the consummation of the Post-Closing Offering, the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to the Excess Share Value minus the Aggregate Post-Closing Offering Proceeds.

(b)          If the Post-Closing Offering is consummated on or prior to  the first year anniversary of the Closing , then promptly (and in any event within five (5) Business Days) following the consummation of the Post-Closing Offering, Purchaser shall pay to the Seller an amount in cash equal to:

(i)          if the Excess Capital Loss is not greater than zero, (A) the Short-Term Capital Gain multiplied by fifty-two percent (52%) multiplied by the Incremental Capital Gains Rate, divided by (B) an amount equal to one minus the Long-Term Capital Gains Rate; or

(ii)          if the Excess Capital Loss is greater than zero: (A) the Excess Capital Loss multiplied by fifty-two percent (52%) multiplied by the Long-Term Capital Gains Rate, divided by (B) an amount equal to one minus the Long-Term Capital Gains Rate.

By way of example, Exhibit E sets forth certain illustrative calculations of the payments required to be made pursuant to this Section 2.11(b) and certain inputs thereof.

(c)          If (i) the Post-Closing Offering occurs in the taxable year following the taxable year which includes the Closing Date and (ii) Purchaser paid any amount to Seller pursuant to Section 2.11(b), then promptly following the end of each taxable year in which any payment relevant to the definition of “Other Payments” is made, the amount set forth in the relevant subsection of Section 2.11(b) shall be recalculated.  If such recalculation results in an amount that is less than the amount previously paid by Purchaser pursuant to Section 2.11(b) (net of any amounts previously returned by Seller under this Section 2.11(c)), Seller shall promptly return such excess to Purchaser.

Section 2.12  Adjustment.  In the event that, between the date of this Agreement and the Closing, any change in the outstanding Purchaser Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Capital Stock convertible into or exchangeable for Purchaser Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Closing Stock Consideration shall be equitably adjusted to reflect such event and to provide to holders of Seller and the Permitted Transferees the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure letter delivered by the Seller to the Purchaser dated as of the date hereof (the “Seller Disclosure Letter”) (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Company Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article III to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Company Disclosure Letter is relevant to such other representation or warranty made in this Article III), the Seller hereby represents and warrants to the Purchaser as follows:

Section 3.1   Organization and Qualification.  The Seller (a) is duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has the requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted; except, in the case of clause (b), where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.  The Seller has previously made available to the Purchaser correct and complete copies of the Seller’s Organizational Documents as in effect as of the date hereof.

Section 3.2     Authorization of Agreement.  The Seller has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to the consents, approvals, authorizations and other requirements described in Section 3.3) to consummate the Transactions.  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Transactions have been duly authorized by all necessary action on the part of the Seller and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the Transactions.  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Transactions does not require any vote or other approval or authorization of any holder of any Capital Stock of the Seller.  This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.  The New Seller LLC Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3  No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by the Seller, the consummation of the Transactions and the performance by the Seller of its obligations under this Agreement, do not and shall not:

(a)          (i) violate the Organizational Documents of the Seller or (ii) violate or result in a material breach of Law or Permit applicable to the Seller or any of its assets or properties, except, in the case of clause (ii), as would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect; and

(b)          except as may result from any facts or circumstances relating solely to Purchaser or any of its Affiliates, require the Seller to obtain any material consent, license, permit, approval, waiver or authorization of, or make any material registration, declaration or filing with, any Governmental Authority, except for (i) applicable requirements of the HSR Act or any similar foreign Antitrust Law and (ii) the consents and filings listed in Section 3.3(b) of the Seller Disclosure Letter.

Section 3.4  Title to Membership Interests.  The Seller has good and valid title to all of the Membership Interests, free and clear of all Liens, and is the sole owner of the Membership Interests.  The Membership Interests are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Membership Interests, other than restrictions on transfer imposed by applicable securities Laws and the Organizational Documents of the Seller and the Company.

Section 3.5  Actions; Orders.  There is no Action pending or, to the Knowledge of the Seller, threatened, and there is no Order outstanding against the Seller that in each case, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

Section 3.6          Investment Representations.

(a)          The Seller is acquiring the Closing Stock Consideration to be issued pursuant to this Agreement solely for the Seller’s account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution (other than to Permitted Transferees in accordance with Section 2.10), and acknowledges that the Purchaser Shares constituting the Closing Stock Consideration have not been registered under the Securities Act or any state securities or other Laws and bear the restrictive legend set forth in Section 7.12;

(b)          The Seller is not a party to any agreement or other arrangement for the disposition of any Purchaser Shares other than this Agreement and the Registration Rights Agreement; and

(c)          The Seller (i) is able to bear the economic risk of an investment in the Closing Stock Consideration acquired pursuant to this Agreement, (ii) can afford to sustain a total loss of that investment, (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Purchaser Shares constituting the Closing Stock Consideration, (iv) has had an adequate opportunity to ask questions and receive answers from the officers of the Purchaser concerning any and all matters relating to the Transactions and acquire such other information as deemed desirable by the Seller, (v) as of the date hereof, has received and reviewed copies of the Purchaser’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed under Section 13(a) of the Exchange Act since the date of filing of the Purchaser’s most recent annual report on Form 10-K prior to the date hereof and (vi) is an Accredited Investor.

Section 3.7          Brokers.  Except for Moelis & Company LLC, whose fees and expenses shall be borne solely by the Seller and its Affiliates (other than any member of the Company Group), no broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions as a result of any action, agreement, commitment or arrangement made by or on behalf of the Seller or any of its Affiliates.

Section 3.8          No Other Representations or Warranties.  The Seller hereby acknowledges and agrees that the representations and warranties made by the Purchaser in Article V (as modified by the Purchaser Disclosure Letter) are the sole representations and warranties being made by or on behalf of the Purchaser and its Affiliates and Representatives and exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties expressly set forth in Article V, none of the Purchaser or any of its Affiliates or Representatives has made, nor are any of them making, any express or implied representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to the Seller or any of its Representatives or prepared by or for the Purchaser or any of its Affiliates in connection with the Transactions, and no such party shall be liable in respect of the accuracy, sufficiency or completeness of any information provided to the Seller, the Company or their respective Affiliates or Representatives.  Only those representations or warranties made by the Purchaser to the Seller in this Agreement, subject to the limitations and restrictions specified herein, shall have any legal effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to the Purchaser dated as of the date hereof (the “Company Disclosure Letter”) (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Company Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Company Disclosure Letter is relevant to such other representation or warranty made in this Article IV), the Company hereby represents and warrants to the Purchaser as follows:

Section 4.1          Organization and Qualification.  The Company (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such qualification or license necessary; except, in each case as set forth in clauses (b) and (c), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has previously made available to the Purchaser correct and complete copies of the Company’s Organizational Documents as in effect as of the date hereof.

Section 4.2          Subsidiaries of the Company.

(a)          Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company.

(b)          Each Subsidiary of the Company (i) is an entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of its jurisdiction of organization, (ii) has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing (where such concept is applicable) to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such qualification or license necessary; except, in each case as set forth in clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has previously made available to the Purchaser correct and complete copies of the Organizational Documents of each of the Subsidiaries as in effect as of the date hereof.

Section 4.3          Authorization of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement (subject to the consents, approvals, authorizations and other requirements described in Section 4.4), to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4          No Conflict, Required Consents and Filings.

(a)          Except as may result from any facts or circumstances relating solely to Purchaser or any of its Affiliates, and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4(b) or in Section 4.4(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not (i) violate the Organizational Documents of the Company, (ii) violate or result in a material breach of any Law or Permit applicable to the Company or any of its assets or properties, (iii) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, cancel, accelerate or modify, or give rise to any right of first refusal, right of first offer or similar right under, or constitute (or with notice or lapse of time, or both, constitute) a material default under any Material Contract, or (iv) result in the creation of any material Lien (other than a Permitted Lien) upon any of the assets or properties of the Company pursuant to the terms of any Contract to which the Company is a party, except to the extent that the occurrence of any of the foregoing items set forth in clauses (ii), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

(b)          Except as may result from any facts or circumstances relating solely to Purchaser or any of its Affiliates, the execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not require the Company to obtain any material consent, license, permit, approval, waiver or authorization of, or make any material registration, declaration or filing with, any Governmental Authority, except for (i) applicable requirements of the HSR Act or any similar foreign Antitrust Law and (ii) the consents and filings listed in Section 4.4(b) of the Company Disclosure Letter.

Section 4.5          Capitalization.

(a)          All of the Membership Interests are owned by the Seller.  All of the Membership Interests (i) are duly authorized and validly issued in accordance with the Organizational Documents of the Company, and (ii) are not subject to restrictions on transfer, other than the restrictions on transfer imposed by applicable securities Laws or the Seller’s or the Company’s Organizational Documents.  There are no other Securities of the Company authorized, issued, held in treasury, reserved for issuance or outstanding.  All of the outstanding Securities of each Subsidiary are held by the Company or another Subsidiary of the Company.  There are no other Securities of any Subsidiary of the Company authorized, issued, held in treasury, reserved for issuance or outstanding.  Except as provided in the Transaction Documents, there are no options, warrants, rights or convertible or exchangeable Securities obligating the Company to issue, deliver or sell additional Membership Interests of the Company or additional Securities of any Subsidiary of the Company.

(b)          Section 4.5(b) of the Company Disclosure Letter is a true and correct list, as of the date hereof, of each Subsidiary of the Company and the Securities of each such Subsidiary owned, controlled or held by the Company directly or indirectly through one or more Subsidiaries.  The Company has good and valid title to all such issued and outstanding Securities of each Subsidiary set forth on Section 4.5(b) of the Company Disclosure Letter, free and clear of all Liens other than Permitted Liens.  All of such Securities are duly authorized, validly issued and fully paid to the extent such terms are applicable and, if relating to a corporation, nonassessable.  The Company does not own, control or hold, in each case directly or indirectly, any Security in any other Person that is material to the Company and the Company Group, taken as a whole.  Except as contemplated by the Transactions, neither the Company nor any member of the Company Group has any obligation to acquire any equity Securities of or make any contribution to, or debt or equity investment in, any Person.

(c)          No member of the Company Group has granted any right to any profit participation interest, carried interest, preferred return or similar right with respect to any member of the Company Group.  None of the Company, Seller, or any member of the Company Group is a party to any voting trust, proxy or other Contract (other than any such arrangements in connection with bona fide estate planning purposes) with respect to the voting of the Securities owned, controlled or held by it, in each case, directly or indirectly.

Section 4.6          Permits; Compliance with Law.

(a)          Except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 4.19), (i) each member of the Company Group is in possession of all material Permits necessary to carry on such Person’s business as it is currently being conducted, (ii) each such Permit is valid and in full force and effect, and to the Knowledge of the Company, no Action is pending or threatened in writing relating to the revocation or limitation of any of the Permits, and (iii) each member of the Company Group is, and for the last three (3) years has been, in compliance with all such Permits in all material respects.

(b)          Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), compliance with Laws related to employment of labor (as to which certain representations and warranties are made pursuant to Section 4.13), and compliance with anti-corruption, anti-boycott, sanctions and export control Law (as to which certain representations and warranties are made exclusively pursuant to Section 4.24), (i) each member of the Company Group is, and for the last three (3) years has been, in compliance with all applicable Laws, (ii) to the Knowledge of the Company, no member of the Company Group is or during the past three (3) years has been under administrative, civil or criminal investigation or indictment by any Governmental Authority, (iii) no member of the Company Group has received, at any time during the prior three (3) years, any written (or, to the Knowledge of the Company, verbal) notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Law applicable to any member of the Company Group, except in each case, where such actual or alleged violation or failure to comply, individually or in the aggregate, would not be material to the Company Group, taken as a whole.

Section 4.7          Financial Statements.

(a)          The Company has made available to the Purchaser correct and complete copies of (i) the audited consolidated balance sheets of the Seller as of December 31, 2018, December 31, 2017 and December 31, 2016 and the audited consolidated statements of income, owners’ equity and cash flows for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Seller as of March 31, 2019 (the “Company Group Balance Sheet”) and the unaudited consolidated statements of income and cash flows for the three (3) months ended on March 31, 2019 and March 31, 2018 (all of the foregoing financial statements and any notes thereto are collectively referred to as the “Company Group Financial Statements”).

(b)          The Company Group Financial Statements (i) have been prepared from and are in accordance with the books and records of the members of the Company Group and in accordance with GAAP applied consistently through the periods covered thereby, and (ii) fairly present in all material respects the financial condition of the Company Group as of the respective dates thereof and the consolidated results of the operations of the Company Group for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes thereto, and (B) that the unaudited Company Group Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments, none of which would reasonably be expected to be, individually or in the aggregate, material in amount.

(c)          Each member of the Company Group maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorization of the management of the Company Group and that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and other legal and accounting requirements applicable to the Company Group and to maintain proper accountability for items.  There have been no material weaknesses or significant deficiencies in the design or operation of the accounting and internal controls of the Company Group.

Section 4.8          Absence of Certain Changes.  From December 31, 2018 through the date of this Agreement, (a) there has not been any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) no member of the Company Group has taken any action that would have been prohibited by Section 6.1(b) (ii), (iii), (v), (viii), (ix) or (xii) if such action had been taken during the period from the date hereof through the Closing Date and (c) the Company Group has operated its business in the ordinary course of business in all material respects (other than in the case of this clause (c) in respect of any action or inaction taken or not taken in connection with this Agreement or the Transactions).

Section 4.9          Absence of Undisclosed Liabilities.  No member of the Company Group has any liability (whether accrued, contingent, absolute, determined, determinable or otherwise), other than such liabilities (a) reflected or reserved against in the Company Group Financial Statements, (b) incurred in the ordinary course of business consistent with past practice since the date of the Company Group Balance Sheet, (c) incurred in connection with this Agreement and the Transactions, (d) that are not material to the Company Group or (e) expressly disclosed in Section 4.9(d) of the Company Disclosure Letter.

Section 4.10          Actions and Litigation.  Except for Actions or investigations under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.19), there are no material Actions pending, or to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there are no material investigations by any Governmental Authority pending or threatened, in each case, against any member of the Company Group, any of such member of the Company Group’s respective assets or properties or any present or former officer or director of such member of the Company Group in his or her capacity as such.  There are no material unsatisfied judgments of any kind against any member of the Company Group.

Section 4.11         Orders.  There are no material Orders outstanding involving any member of the Company Group or relating to any of the Company Group’s assets or properties.

Section 4.12          Benefit Plans; Labor Matters

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of each material Benefit Plan, other than any Benefit Plan with respect to individual consulting or employment agreements for individuals who perform services outside the United States.  The members of the Company Group are the only entities that maintain, sponsor or contribute to, or are party to, any Benefit Plans.

(b)          With respect to each material Benefit Plan, the Company has made available to the Purchaser a true, complete and accurate copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent copies of all documents constituting or embodying such Benefit Plan, (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable, (iii) the most recent summary plan description (and any other material summaries or employee communications), and (iv) for the most recently completed plan year (A) Form 5500 and attached schedules, (B) financial statements and (C) actuarial valuation report, in each case as of the date of this Agreement.

(c)          Each Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law (including under ERISA and the Code).  Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust has received a favorable determination letter, or is entitled to rely on a favorable advisory or opinion letter, from the Internal Revenue Service that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected adversely to affect the qualified status of any such plan or the related trust.

(d)          All contributions or other amounts required to be made or paid by the Company or any of its Subsidiaries pursuant to each Benefit Plan have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, except as would not be reasonably likely to result in any liability that is material to the Company Group, taken as a whole.

(e)          No member of the Company Group has, or would reasonably be expected to have, any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.

(f)          Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has ever maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA, a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or a plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.  No member of the Company Group has any liability as a result of an ERISA Affiliate under Title IV of ERISA.

(g)          No member of the Company Group provides post-employment health, medical, life insurance benefits or welfare benefits to any current or former director, officer, employee or independent contractor of any member of the Company Group, except as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA and at the expense of a current or former director, officer, employee or independent contractor.

(h)          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, officer, director, shareholder or other service provider of the Company Group (whether current, former or retired) or their beneficiaries to any payment, right or other benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, (iii) increase the amount payable or trigger any other obligation pursuant to any Benefit Plan or (iv) result in any limitation on the right of any member of the Company Group to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(i)          No member of the Company Group will undergo a change (i) “in ownership or effective control” or (ii) “in the ownership of a substantial portion of [its] assets,” within in the meaning of Section 280G(b)(2)(A)(i) of the Code, which would result in any “parachute payment” becoming payable to any “disqualified individual” or failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code as a result of the occurrence of the transactions contemplated by this Agreement.

(j)          No member of the Company Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of any member of the Company Group for any Tax incurred by such individual, including under Section 409A or Section 4999 of the Code.

(k)          No member of the Company Group maintains any plan or arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(l)          With respect to each Benefit Plan, no material Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened.

(m)          Each Benefit Plan maintained outside of the United States (i) that is intended or required to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, in all material respects, based upon reasonable actuarial assumptions, (ii) has been registered to the extent required, and has been maintained in good standing in all material respects with applicable regulatory authorities and, (iii) that is intended to qualify for special Tax treatment, meets all requirements for such treatment in all material respects.

Section 4.13          Labor.

(a)          Seller has delivered to Purchaser a true, complete and accurate list as of May 26, 2019, of each current employee of all members of the Company Group, with such list indicating each employee’s job title, starting employment date, annual base salary or wage rate, target annual bonus, work location and vacation and time off entitlements (the “Employee List”).

(b)          No member of the Company Group is a party to any collective bargaining or other similar contract with a labor union or labor organization (a “Collective Bargaining Agreement”).  No Collective Bargaining Agreement is being negotiated by any member of the Company Group and, to the Knowledge of the Company, no trade union, works council or staff association is currently seeking to represent any member of the Company Group’s employees.  During the last three (3) years there have been no and there is no pending or, to the Knowledge of the Company, threatened, labor disputes, strikes, slowdowns, labor grievances, arbitrations or work stoppages against any member of the Company Group, including any Action which could result in the certification of a trade union as bargaining agent for employees or independent contractors of any member of the Company Group.

(c)          Each member of the Company Group is in material compliance with all applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours.  Without limiting the generality of the foregoing, no Person who performs or performed services in the United States has been treated as an independent contractor of any member of the Company Group for Tax purposes, or for purposes of exclusion from any Benefit Plan, who should have been treated as an employee for such purposes.  No member of the Company Group has any liability by reason of an individual who performs or performed services in the United States for any member of the Company Group in any capacity being improperly excluded from participating in a Benefit Plan.  Each Person who performs or performed services as an independent contractor outside of the United States has been properly classified as a contractor under local law, except where any such failure would not reasonably be expected to result in a material liability to any member of the Company Group.  Each employee of each member of the Company Group has been properly classified as “exempt” or “non-exempt” under applicable Law.

(d)          To the Knowledge of the Company, no member of the Company Group has received, at any time during the prior three (3) years, any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Laws in respect of employment and employment practices and terms and conditions of employment and wages and hours, except in each case, where such actual, alleged or potential violation or failure to comply, individually or in the aggregate, would not be material to the Company Group, taken as a whole.

Section 4.14          Taxes.

(a)          All material Tax Returns required to be filed by or with respect to any member of the Company Group have been timely filed (taking into account any applicable extensions), and all such Tax Returns (and any amendments thereof) are true, correct and complete in all material respects.

(b)          All Taxes shown to be due on the Tax Returns referred to in Section 4.14(a) have been fully and timely paid to the appropriate Governmental Authority, and all material Taxes otherwise due and payable by, imposed on, or with respect to any member of the Company Group (or for which a member of the Company Group is otherwise liable) have been duly and timely paid.  All Taxes that are required to be paid or accrued by or with respect to the Company Group (or otherwise required to be reserved for in accordance with GAAP) for any Pre-Closing Tax Period will have either been paid prior to the Closing or taken into account in computing Indebtedness.

(c)          All material deficiencies for Taxes asserted or assessed against any member of the Company Group have been fully and timely paid or settled.

(d)          No Tax Contest is currently pending, being conducted, or threatened in writing with respect to any material Taxes of or Tax matters with respect to any member of the Company Group.

(e)          There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any member of the Company Group for any taxable period and no request for any such waiver or extension is currently pending.

(f)          Each member of the Company Group has, or has caused to be, duly and timely withheld, collected and paid over to the appropriate Governmental Authorities all material Taxes required to be so withheld, collected and paid over and have complied in all material respects with all Tax information reporting provisions under all applicable Laws.

(g)          There are no Liens for material Taxes upon the assets or properties of any member of the Company Group, other than Permitted Liens.

(h)          No member of the Company Group has (i) participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) in the past two (2) years, been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), in a distribution intended to qualify under Section 355(a) of the Code.

(i)          Each member of the Company Group is resident for Tax purposes only in the jurisdiction in which it is incorporated.  No member of the Company Group is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction.

(j)          During the last five (5) years, no jurisdiction in which any member of the Company Group does not file Tax Returns with respect to a particular type or category of Tax has made a written claim to the effect that such member is or may be required to file such Tax Returns or is or may be subject to Tax of such type in such jurisdiction.

(k)          No member of the Company Group (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreement solely between members of the Company Group or a customary commercial contract not primarily related to Taxes) (each, a “Tax Sharing Agreement”), (ii) is or was a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other group for Tax purposes (other than any such group consisting solely of members of the Company Group), (iii) has any liability for any material Tax of any Person other than a member of the Company Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or other applicable Law, as transferee or successor or by contract (other than pursuant to customary commercial contracts not primarily related to Taxes) or (iv) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or other written agreement with a Governmental Authority regarding Taxes or Tax matters, in each case, that would be reasonably expected to affect any member of the Company Group after the Closing.

(l)          No member of the Company Group has any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Authority relating to Taxes.  Each member of the Company Group is in compliance with all requirements, terms and conditions imposed in connection with any Tax rulings or agreements relating to Taxes with any Governmental Authority to which such member is subject and any grant of special Tax incentives to such member.

(m)          Except as set forth on Section 4.14(m) of the Company Disclosure Letter, each member of the Company Group is, at all times since its formation has been, and at all times through the Closing will be, treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.  Section 4.14(m) of the Company Disclosure Letter sets forth each member of the Company Group with respect to which an entity classification election has been made pursuant to Treasury Regulations Section 301.7701-3(c) (and with respect to each such member and each such election, the effective date of such election and the classification elected pursuant thereto).

Section 4.15          Properties.

(a)          Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all Leased Real Property.  The Seller has made available to the Purchaser correct and complete copies of each Real Property Lease.  Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole, (i) a member of the Company Group has good and valid title to the leasehold, subleasehold or license estate, as applicable, under each Real Property Lease free and clear of all Liens, other than Permitted Liens, and (ii) each Real Property Lease is a valid and binding obligation of the member of the Company Group party thereto, is in full force and effect and is enforceable against such member of the Company Group and, to the Knowledge of the Company, against the other party or parties thereto, subject to the Enforceability Exceptions.  No member of the Company Group, nor any other party or parties thereto, is in material breach, violation of or default under any Real Property Lease and no written notice alleging a material uncured default has been sent or received by any member of the Company Group in connection with any Real Property Lease.

(b)          Section 4.15(b) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all Owned Real Property.  A member of the Company Group has good and valid title to each parcel of the Owned Real Property free and clear of all Liens, other than Permitted Liens.  There are no pending or, to the Knowledge of the Company, threatened material condemnation, Actions, or foreclosure proceedings relating to any of the Owned Real Property.

(c)          Section 4.15(c) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all leases, subleases and licenses under which any member of the Company Group has leased, licensed, subleased or granted any other use or occupancy right over Owned Real Property or Leased Real Property to any Person.  No member of the Company Group, nor any other party or parties thereto, is in material breach, violation of or default under any lease listed on Section 4.15(c) of the Company Disclosure Letter.

(d)          All of the land, buildings, structures and other improvements used in the operation of the Company Group are included in the Owned Real Property and the Leased Real Property.

(e)          No purchase right, purchase option, right of first refusal, right of first offer, water, mineral, soil, surface or any other similar right with respect to any Owned Real Property, or any portion thereof, has been transferred or granted to any third party, except as would not be materially adverse to the Company Group, taken as a whole.

Section 4.16          Intellectual Property.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all Owned Intellectual Property that is registered, or for which an application for registration is pending, with any Governmental Authority.

(b)          The Company Group owns all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.  To the Knowledge of the Company, no government funds were used in the development of any Owned Intellectual Property.  No Owned Intellectual Property was first conceived, used or reduced to practice under a Contract with a Governmental Authority.  All licenses for material software used in the operations of the businesses of the Company Group as presently conducted are in the name of one of the Members of the Company Group.  No exclusive license rights to use any material Owned Intellectual Property have been granted to third parties or to a Governmental Authority under any Material Contracts.

(c)          Section 4.16(c) of the Company Disclosure Letter sets forth a correct and complete list of all Contracts governing Licensed Intellectual Property necessary for the operation of the businesses of the Company Group as presently conducted (excluding licenses for “off the shelf” or other commercially available software).  Except as set forth in Section 4.16(c) of the Company Disclosure Letter, a member of the Company Group has the right to use all Licensed Intellectual Property necessary for the operation of the businesses of the Company Group as presently conducted, subject to the terms of the Company IP Agreements governing such Licensed Intellectual Property.

(d)          The use of the Owned Intellectual Property by the Company Group in connection with the operation of its businesses as presently conducted does not, to the Knowledge of the Company, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person in any material respect.  There is no Action initiated by any other Person pending or, during the past two (2) years, threatened in writing against any member of the Company Group alleging any such material infringement, misappropriation or violation.

(e)          To the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any material Owned Intellectual Property.  No member of the Company Group has threatened in writing during the past two (2) years or initiated against any other Person any Action alleging any such infringement, misappropriation or violation.

Section 4.17          Contracts.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each of the following Contracts, together with all amendments and supplements thereto, to which any member of the Company Group is a party and which is currently in effect (other than any Benefit Plans) (each, whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, a “Material Contract”):

(i)          any that involved individual or aggregate payments or consideration of more than $500,000 in the twelve (12)-month period ended December 31, 2018, or is expected to involve individual or aggregate payments or consideration of more than $500,000 in the twelve (12)-month period ending December 31, 2019, for goods and services furnished by such member of the Company Group or for goods and services furnished to such member of the Company Group, other than purchase orders with suppliers in the ordinary course of business;

(ii)          any Real Property Lease;

(iii)          any Contract for capital expenditures after the date of this Agreement involving payments of more than $250,000 by or on behalf of any member of the Company Group;

(iv)          any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any Person;

(v)          any Contract relating to Indebtedness of the Company Group;

(vi)          any Contract containing covenants by any member of the Company Group not to (A) compete with any Person, (B) engage in any line of business or activity in any geographic region or (C) sell any products or services to, or obtain any products or services from, any Person in any geographic region (in each case, other than exclusive distribution agreements servicing Asian, Middle East and Latin American markets);

(vii)          any Contract containing (A) any “most favored nations” terms and conditions granted by any member of the Company Group to any Person that the Company reasonably anticipates will involve annual consideration furnished to the Company in excess of $250,000 (B) any put, call, exclusivity, right of first refusal or right of first offer or similar right granted by any member of the Company Group to any Person;

(viii)          any Contract evidencing an outstanding loan, advance or investment by any member of the Company Group to or in any Person (other than any other member of the Company Group), other than trade receivables and advances to employees for normally incurred business expenses arising in the ordinary course of business consistent with past practice;

(ix)          any Affiliate Agreement;

(x)          any Order, settlement or conciliation agreement with any Governmental Authority under which the Company Group has any ongoing material obligations;

(xi)          any Contract involving the sale, transfer or acquisition of any business entered into by any member of the Company Group, in the three (3) years preceding the date of this Agreement; and

(xii)          any Company IP Agreement that is material to the business of the Company Group, taken as a whole.

(b)          Prior to the date hereof, the Company has made available to the Purchaser a correct and complete copy of each Material Contract.  Each Material Contract is in full force and effect in all material respects in accordance with its respective terms with respect to the applicable member of the Company Group and is a legal, valid and binding agreement of the applicable member of the Company Group and, to the Company’s Knowledge, each other party or parties thereto, assuming the due authorization, execution and delivery by such other party or parties, subject to the Enforceability Exceptions.  No member of the Company Group is in default under or in breach of, or in receipt as of the date hereof of any written notice of any default or breach under, any Material Contract in any material respects, nor, to the Company’s Knowledge, does any condition exist that with notice or lapse of time or both would reasonably be expected to result in a material default or breach thereunder.  To the Company’s Knowledge, the other party or parties to each Material Contract are not in material default of the terms of such Material Contract.  As of the date hereof, no member of the Company Group has received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract.

Section 4.18          Customers and Suppliers.

(a)          Section 4.18(a) of the Company Disclosure Letter sets forth a correct and complete list, for the twelve-month period ended December 31, 2018, of (i) the twenty (20) largest customers of goods and services of the Company Group (taken as a whole), in each case measured by the revenue earned by the Company Group (taken as a whole) during such twelve (12)-month period in respect of goods and services provided to each such customer (the “Material Customers”), and (ii) the twenty (20) largest suppliers of goods and services to the Company Group (taken as a whole), in each case measured by the expenditure by the Company Group (taken as a whole) during such twelve (12)-month period in respect of goods and services provided by each such supplier (the “Material Suppliers”).

(b)          No Material Customer or Material Supplier has notified the Company Group in writing that it intends to terminate or modify, or to the Knowledge of the Company threatened to terminate or modify, in any manner materially adverse to the Company Group, the relationship of such Material Customer or Material Supplier, as applicable, with the Company Group.

Section 4.19          Environmental.

(a)          The Company Group are, and have for the past three (3) years been, in compliance in all material respects with all applicable Environmental Laws.  There has been no material release or disposal of any Hazardous Substance by, at the direction of, for or on behalf of any member of the Company Group from, at, on or under any Real Property owned or operated by a member of the Company Group except in compliance with applicable Environmental Law.  No member of the Company Group has received any written notice of a pending investigation by a Governmental Authority with respect to any alleged material non-compliance with any Environmental Law or environmental Permit.  No member of the Company Group has any agreement with or is subject to any Order by a Governmental Authority with respect to any Hazardous Substance cleanup or violation of Environmental Laws.  No member of the Company Group has received any written notice alleging that it has a material liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed.

(b)          Each member of the Company Group is in possession of all Permits required pursuant to Environmental Laws necessary to carry on such Person’s business as it is currently being conducted in all material respects, each such Permit is valid and in full force and effect, no member of the Company Group has received written notice of any material adverse change in the status or terms and conditions of any such Permit and no member of the Company Group is in violation in any material respect of any such Permit.

(c)          To the Knowledge of the Seller, the Seller has provided or made available to the Purchaser correct and complete copies of all material environmental reports, studies, audits, records, sampling data and other similar documents currently in the possession or control of any member of the Company Group related to compliance with Environmental Laws or the release of Hazardous Substances, together with any material documents concerning anticipated costs of remediation or capital expenditures related to Environmental Laws.

Section 4.20          Affiliate Transactions.  Section 4.20 of the Company Disclosure Letter sets forth all Affiliate Agreements in effect as of the date hereof.  A correct and complete copy of each Affiliate Agreement, as in effect as of the date hereof, has been made available to the Purchaser prior to the date hereof.  Except as a result of the direct or indirect ownership of Securities of the Seller, no director, officer or employee of any member of the Company Group or Affiliate of any member of the Company Group (which Affiliate is not itself a member of the Company Group) nor any spouse or child of any of such Persons, nor any legal entity in which any of such Persons has an economic interest (a) owns any material property or right, tangible or intangible, that is used in the conduct of the business of such member of the Company Group, (b) to the Knowledge of the Company, has any cause of action against such member of the Company Group, (c) owes any amount of money to, or is owed any amount of money by, such member of the Company Group, or (d) is a party to or the beneficiary of any Contract with such member of the Company Group; except in each case for compensation and benefits payable to directors, officers and employees in their capacity as such.

Section 4.21          Insurance.  Section 4.21 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies held by any member of the Company Group for the benefit of any member of the Company Group as of the date hereof, correct and complete copies of which have been made available to the Purchaser (collectively, the “Company Group Insurance Policies”).  As of the date hereof, (a) all Company Group Insurance Policies are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid and (c) no member of the Company Group has reached or exceeded its policy limits for any such insurance policies.  The Company Group has complied in all material respects with the provisions of each Company Group Insurance Policy under which it is the insured party.  As of the date of this Agreement, no member of the Company Group has received any notice of cancellation of any Company Group Insurance Policy, and there is no material claim by any member of the Company Group pending under any Company Group Insurance Policy as to which coverage has been denied or disputed.

Section 4.22          Assets.  Except with respect to Owned Real Property and Leased Real Property (as to which certain representations and warranties are made exclusively pursuant to Section 4.15), each member of the Company Group has marketable title to all of the material assets owned by it and reflected on the Company Group Balance Sheet, free and clear of all Liens (other than Permitted Liens), except with respect to dispositions of assets permitted under Section 6.01(b).  The material equipment included in the assets reflected on the Company Group Balance Sheet is in reasonably good operating condition and repair, subject to normal wear and tear and except as would not materially affect the current operations of the Company Group.  Except as reflected on the Company Group Financial Statements, the inventory of the members of the Company Group is in all material respects merchantable and fit for the purpose for which it was procured or manufactured, and is not obsolete, damaged or defective in any material respect.  The assets owned, leased, licensed or otherwise used by the members of the Company Group as of immediately prior to the Closing constitute all of the material assets necessary or used to operate their respective businesses in the same manner as they have been operated immediately prior to the date hereof.

Section 4.23          Product Liability.  In the past three (3) years, except as would not be materially adverse to the Company Group, taken as a whole:  (a) no product or product line was or is being sold, manufactured, distributed or marketed by any member of the Company Group with defects in the design, construction or methods of manufacture that rendered or render such product or product line or any part or component used therein, unsafe and has resulted in or would reasonably be expected to result in a regulatory Action, voluntary recall by or liability against any member of the Company Group; (b) there is no ongoing, settled or, to the Knowledge of the Company, threatened material claim, Action or other proceeding or warranty claim (whether resolved or outstanding) with respect to any member of the Company Group; and (c) no member of the Company Group has received any notice from any Governmental Authority with respect to a product or product line or any part or component used therein, requiring a recall or field corrective action.

Section 4.24          Anti-Corruption.  In the past five (5) years, no member of the Company Group or any employee, officer, director or, to the Knowledge of the Company, any agent or representative or other Person acting for or on behalf of any member of the Company Group and in such person’s capacity as such, has, directly or indirectly, (a) made or offered any unlawful payment, or offered or promised to make any unlawful payment, or provided or offered or promised to provide anything of value (whether in the form of property or services or in any other form), to any foreign or domestic government official or employee, any foreign political party or official or candidate for foreign political office, any official or employee of a Public International Organization, or to any finder, agent, or other party acting on behalf of or under the auspices of any Governmental Authority, Public International Organization or official or employee thereof, or to any other Person, for the purpose of (i) influencing any act or decision of any Person, (ii) inducing any Person to do or omit to do any act in violation of his or her lawful duties, (iii) securing any improper advantage or (iv) inducing any of such persons to influence or affect any act or decision of any Governmental Authority or Public International Organization, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political or charitable activities, or (c) taken any other action or made any omission including the receipt of a bribe or unlawful cash or non-cash payment; in each case in violation of any Law applicable to any member of the Company Group governing corrupt practices, money laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials, including, if applicable, the FCPA, the UK Bribery Act 2010, the Italian Criminal Code and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anticorruption Laws”).  For the past five (5) years, none of the Seller, the Company or any Subsidiary of the Company has, in connection with the business or operations of the Company Group, received any written notice alleging any such violation or conducted any internal investigation with respect to any actual or alleged violation of any Anticorruption Law.

Section 4.25          Health Care Compliance Matters.

(a)          (i) Each member of the Company Group is in compliance and for the past five (5) years has been in compliance in all material respects with all Health Care Laws applicable to such member of the Company Group (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company Group), and (ii) no member of the Company Group has received any written communication during the past five (5) from a Governmental Authority that remains uncured or unresolved and that alleges that any member of the Company Group is not in compliance in any material respect with any Health Care Law.  Neither the Company nor, to the Knowledge of the Company, any of member of the Company Group is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement Orders, plans of correction or similar agreements with or imposed by any Governmental Authority.  No member of the Company Group or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of the Company, has been convicted of any crime or is subject to a governmental inquiry, investigation, proceeding, or other similar Action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)          Each member of the Company Group maintains and is operating in material compliance with all Permits of the FDA and comparable Governmental Authorities which are required for the conduct of their business as currently conducted (collectively, the “FDA Permits”), and all such FDA Permits are valid, subsisting, and in full force and effect.  Each member of the Company Group has fulfilled and performed all of its material obligations with respect to the FDA Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit.  Each member of the Company Group has operated and currently is in compliance in all material respects with applicable Laws administered or enforced by the FDA and comparable Governmental Authorities.  No member of the Company Group has received, at any time during the past five (5) years, notice of any pending or threatened Action (other than FDA audits) from the FDA, any other Governmental Authority, any qui-tam relator or applicable foreign Governmental Authority alleging that any operation or activity of any member of the Company Group is in material violation of any applicable Health Care Law.

(c)          All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Authority relating to any member of the Company Group, its business or products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(d)          Except as has not had and would not reasonably be expected to be material to the Company Group, taken as a whole, during the past five (5) years, no member of the Company Group has had any product or manufacturing site (whether owned by a member of the Company Group or a contract manufacturer for its products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor has any member of the Company Group received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to the products, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law.

(e)          Except as has not had and would not reasonably be expected to be material to the Company Group, taken as a whole, (i) during the past five (5) years, there have been no (A) recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of Action relating to an alleged lack of safety, efficacy, or regulatory compliance (collectively, “Safety Notices”) with respect to the products of the Company Group and its Subsidiaries or (B) to the Knowledge of the Company, complaints with respect to such products that have not been or are not being addressed in accordance with the Company Group’s policies and procedures, and (ii) to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to such products, (B) a change in labeling of any such products or (C) a termination or suspension of marketing of any such products.  Section 4.25(e) of the Company Disclosure Letter sets forth a complete and accurate list as of July 24, 2019 of material complaints unresolved in accordance with the Company Group’s policies and procedures and made in the United States with respect to the products of the Company Group and its Subsidiaries.

(f)          Except as has not had and would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the members of the Company Group were, and if still pending are, being conducted in accordance all applicable Laws, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and (ii) no investigational device exemption filed by or on behalf of any member of the Company Group with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to commence, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any member of the Company Group.

(g)          No member of the Company Group is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of any member of the Company Group or its products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  During the past five (5) years, no member of the Company Group or, to the Knowledge of the Company, any of its officers, employees or agents (within the meaning of the applicable Law) has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar Law.  As of the date hereof, no Actions that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against any member of the Company Group or any of its officers, employees or agents.

Section 4.26          OFAC.  The Company Group is, and for the past three (3) years has been, to the extent applicable to the business practices and activities of the Company Group, in compliance with all applicable statutory and regulatory requirements relating to economic sanctions or embargoes, including all laws administered and enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Laws”).  No member of the Company Group is party to any contract or is engaged in any transaction or other business (i) in breach of OFAC Laws, or (ii) to the Knowledge of the Company, with any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury, in each case to the extent OFAC Laws apply to members of the Company Group.  No member of the Company Group has received from any Governmental Authority any written notice of any violation or alleged violation of any OFAC Laws.

Section 4.27          Brokers.  Except for Moelis & Company LLC, whose fees and expenses shall be borne solely by the Seller and its Affiliates (other than any member of the Company Group), no broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any action, agreement, commitment or arrangement made by or on behalf of any member of the Company Group or any of its Affiliates.

Section 4.28          Privacy and Data Security. To the Knowledge of the Company, no material software owned by the Company Group and necessary to the operation of its business (the “Material Software”) contains any unauthorized feature (including any malware, worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) designed to cause the Material Software or any portion thereof to be erased, inoperable or otherwise materially malfunction, either automatically, with the passage of time or upon command by any Person.  Except as set forth on Section 4.28 of the Company Disclosure Letter, to the Knowledge of the Company, there have been no material cyber security events that have materially compromised any Company Intellectual Property, Trade Secrets or other critical know-how used for the operation of the businesses of the Company Group as presently conducted.  Each member of the Company Group has established and maintains commercially reasonable administrative, technical and physical safeguards designed to comply with its obligations under applicable Information Privacy and Security Laws.

Section 4.29          No Other Representations or Warranties.  The Company hereby acknowledges and agrees that the representations and warranties made by the Purchaser in Article V (as modified by the Purchaser Disclosure Letter) are the sole representations and warranties being made by or on behalf of the Purchaser and its Affiliates and Representatives and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties expressly set forth in Article V, none of the Purchaser or any of its Affiliates or Representatives have made, nor are any of them making, any express or implied representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to the Company or any of its Representatives or prepared by or for the Purchaser or any of its Affiliates in connection with the Transactions, and no such party shall be liable in respect of the accuracy, sufficiency or completeness of any information provided to the Seller, the Company or their respective Affiliates or Representatives.  Only those representations or warranties made by the Purchaser to the Company and the Seller in this Agreement, subject to the limitations and restrictions specified herein, shall have any legal effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed in the Purchaser SEC Documents (as defined below) or set forth in the disclosure letter delivered by the Purchaser to the Seller dated as of the date hereof (the “Purchaser Disclosure Letter”) (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Purchaser Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article V to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Purchaser Disclosure Letter is relevant to such other representation or warranty made in this Article V), the Purchaser hereby represents and warrants to the Seller and the Company as follows:

Section 5.1          Organization and Qualification.  The Purchaser (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the requisite organizational corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser has previously made available to the Seller correct and complete copies of its Organizational Documents as in effect as of the date hereof.

Section 5.2          Authorization of Agreement.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement (subject to the consents, approvals, authorizations and other requirements described in Section 5.3), to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller and other parties hereto, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3          No Conflict; Required Filings and Consents.

(a)          Except as may result from any facts or circumstances relating solely to Seller or any of its Affiliates, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.3(b) or in Section 5.3(b) of the Purchaser Disclosure Letter, the execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the performance by the Purchaser of its obligations under this Agreement do not and shall not (i) violate the Organizational Documents of the Purchaser, (ii) violate or result in a material breach of any Law or Permit applicable to the Purchaser or any of its assets or properties, or (iii) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, cancel, accelerate or modify, or give rise to any right of first refusal, right of first offer or similar right under, or constitute (or with notice or lapse of time, or both, constitute) a material default under any Material Contract to which the Purchaser is a party, or (iv) result in the creation of any material Lien (other than a Permitted Lien) upon any of the assets or properties of the Purchaser pursuant to the terms of any Contract to which the Purchaser is a party.

(b)          Except as may result from any facts or circumstances relating solely to Seller and the Company or any of their respective Affiliates, the execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the performance by the Purchaser of its obligations under this Agreement do not and shall not require the Purchaser to obtain any material consent, license, permit, approval, waiver or authorization of, or make any material registration, declaration or filing with, any Governmental Authority, except for (a) applicable requirements of the HSR Act or any similar foreign Antitrust Law, (b) the filing and effectiveness of a registration statement as set forth in the Registration Rights Agreement and (c) the consents and filings listed in Section 5.3(b) of the Purchaser Disclosure Letter.

Section 5.4          Capitalization.  The authorized Capital Stock of the Purchaser consists of (i) 75,000,000 Purchaser Shares and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share.  As of July 19, 2019, (i) (A) 46,356,154 Purchaser Shares were issued and 41,765,458 Purchaser Shares were outstanding (including 26,868 restricted stock awards), (B) options granted under Purchaser Equity Plans to purchase 40,000 Purchaser Shares were outstanding, and (C) restricted stock unit awards granted under Purchaser Equity Plans covering 315,012 Purchaser Shares (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 770,522 Purchaser Shares were reserved for issuance pursuant to the Purchaser Equity Plans; and (iii) no shares of preferred stock of the Purchaser are issued and outstanding.  All of the issued and outstanding shares of Capital Stock of the Purchaser (A) are duly authorized, validly issued, fully paid and non-assessable, and (B) are not subject to restrictions on transfer, other than restrictions on transfer imposed by applicable securities Laws or pursuant to the terms of employee or director benefit plans maintained by the Purchaser.

Section 5.5          Purchaser Shares.  Upon issuance, the Purchaser Shares constituting the Closing Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, pre-emptive, subscription or similar rights.

Section 5.6          Financing; Sufficient Authorized but Unissued Shares.

(a)          Concurrently with the execution of this Agreement, the Purchaser has delivered to the Company true, correct and complete copies of an executed debt commitment letter dated as of the date hereof and a corresponding fee letter dated as of the date hereof (with only the fee amounts, interest rates and other “flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing (as defined below)) from the financial institution identified therein (together with all exhibits, annexes and schedules thereto, collectively, the “Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing to the Purchaser or its Subsidiaries in the amounts set forth therein (the “Debt Financing”). As of the date hereof, the Commitment Letter has not been amended or modified and the commitments contained in such Commitment Letter have not been withdrawn, terminated or rescinded in any respect.  The Purchaser has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Commitment Letter that are payable prior to the date hereof.  Assuming the Debt Financing is funded in accordance with the Commitment Letter, the net proceeds committed to be delivered pursuant to the Commitment Letter, together with the Purchaser’s and its Subsidiaries’ available and committed credit facilities and cash on hand, will provide all the funds necessary for the Purchaser, on and as of the Closing Date, to (a) pay the amounts payable pursuant to Section 2.7(a)(i) and (ii) and (b) pay any fees and expenses of or payable by the Purchaser in connection with the transactions contemplated by this Agreement. As of the date hereof, assuming due authorization, execution and delivery by the parties thereto (other than the Purchaser), the Commitment Letter is a valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto and is in full force and effect, in each case, subject to the Enforceability Exceptions. As of the date hereof, (x) there is no default or breach under the Commitment Letter by the Purchaser, or, to the knowledge of the Purchaser, any other parties thereto, and (y) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach (I) on the part of the Purchaser or, to the knowledge of the Purchaser, any other parties thereto, under the Commitment Letter or (II) of the types described under Sections 9.01(a), 9.01(f) (with respect to the Purchaser and its Subsidiaries, other than Immaterial Subsidiaries) or 9.01(g) (with respect to the Purchaser and its Subsidiaries, other than Immaterial Subsidiaries) of the Purchaser Credit Agreement).  As of the date hereof, the Purchaser has no knowledge of any facts or circumstances or any reason to believe that any facts or circumstances exist that, assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 and the occurrence of the Closing Date, would be reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied or the funding contemplated in the Commitment Letter not being made available on the Closing Date. As of the date hereof, the Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder (including pursuant to any flex provisions in the related fee letter or otherwise) to make the full amount of the Debt Financing available at the Closing, or any contingencies that would permit the parties thereto to reduce the amount of the Financing, other than as expressly set forth therein. As of the date hereof, there are no side letters, arrangements or other Contracts to which the Purchaser or any of its Subsidiaries is a party which would reasonably be expected to adversely affect the availability of the Debt Financing, other than as expressly set forth in the Commitment Letter (and the related fee letter).

(b)          The Purchaser has, and will continue to have through the Closing, sufficient authorized but unissued or treasury Purchaser Shares for the Purchaser to meet its obligation to deliver the Closing Stock Consideration under this Agreement.

Section 5.7          No Shareholder Approval.  The issuance and delivery by the Purchaser of the Closing Stock Consideration to the Seller does not require any vote or other approval or authorization of any holder of any Capital Stock of the Purchaser.

Section 5.8          Brokers.  Except for Perella Weinberg Partners, L.P., whose fees and expenses shall be borne solely by the Purchaser and its Affiliates (other than any member of the Company Group), no broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the Transactions as a result of any action, agreement, commitment or arrangement made by or on behalf of the Purchaser or any of its Affiliates.

Section 5.9          Purchaser SEC Reports.

(a)          The Purchaser has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Purchaser since December 31, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Purchaser SEC Documents”).

(b)          As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Purchaser SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          As of the date of this Agreement there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Documents. Since December 31, 2016, the Purchaser has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority specifically targeted at the Purchaser.  Since December 31, 2016, the Purchaser’s independent public accounting firm has not informed the Purchaser that it has any material questions, challenges or disagreements regarding or pertaining to the Purchaser’s accounting policies or practices.

(d)          The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Purchaser, including its consolidated subsidiaries, is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to the Purchaser’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in the Purchaser’s periodic and current reports required under the Exchange Act.

(e)          The Purchaser and its subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser financial statements for external purposes in accordance with GAAP.  The Purchaser has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f)          The Purchaser is in compliance, and has complied since December 31, 2016, in each case, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.10          Absence of Certain Changes.  Since December 31, 2018, there has not been any Purchaser Material Adverse Effect.

Section 5.11          Compliance with Law; Actions and Litigation.  Except as set forth in the Purchaser SEC Documents or as would not reasonably be expected, individually or in the aggregate to result in a Purchaser Material Adverse Effect, the Purchaser and its Subsidiaries are, and for the last three (3) years have been, in compliance with all applicable Laws.  Except as disclosed in the Purchaser SEC Documents, there are no Actions pending, or to the Knowledge of the Purchaser, threatened, or, to the Knowledge of the Purchaser, any material investigations pending or threatened, against or relating to the Purchaser or any of its Subsidiaries, any of such Person’s respective assets or properties or any present or former officer or director of such Person in his or her capacity as such, in each case except as would not reasonably be expected individually or in the aggregate to have a Purchaser Material Adverse Effect.

Section 5.12          No Other Representations and Warranties.  The Purchaser hereby acknowledges and agree that the representations and warranties made by the Seller and the Company in Article III and Article IV (as modified by the Seller Disclosure Letter and the Company Disclosure Letter, respectively) are the sole representations and warranties being made by the Seller and the Company, respectively, and are exclusive of any other representations and warranties, including any implied warranties, and, except for the representations and warranties expressly set forth in Article III and Article IV, none of the Seller, the Company nor any of their respective Affiliates or Representatives has made, nor are they making, nor is Purchaser relying on, any express or implied representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to the Purchaser or its Affiliates or Representatives or prepared by or for the Seller or the Company in connection with the Transactions, and no such party shall be liable in respect of the accuracy, sufficiency or completeness of any information provided to the Seller, the Company or their respective Affiliates or Representatives.  Only those representations or warranties made to the Purchaser in Article III and Article IV (as modified by the Seller Disclosure Letter and the Company Disclosure Letter, respectively) of this Agreement, subject to the limitations and restrictions specified herein, shall have any legal effect. Any and all  statements or information communicated by the Seller, any of their respective Representatives or any other Person outside of this Agreement, including by way of the documents provided in response to Purchaser’s due diligence requests and any management presentations provided, whether verbally or in writing are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING

Section 6.1          Company Group Interim Covenants.

(a)          During the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), except as expressly required by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as consented to in writing by the Purchaser (which such consent shall not be unreasonably withheld conditioned or delayed), the Company shall, and shall cause each other member of the Company Group to use commercially reasonable efforts to (i) operate its business in the ordinary course of business consistent with past practice in all material respects, including by continuing to make capital expenditures and otherwise managing the working capital of the Company Group in the ordinary course of business consistent with past practice and (ii) maintain and preserve its business organization and business relationships with third parties.

(b)          During the Pre-Closing Period, except as expressly required by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as consented to in writing by the Purchaser (which such consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each other member of the Company Group not to:

(i)          amend or restate the Organizational Documents of any member of the Company Group;

(ii)          issue, redeem, sell, pledge, split or encumber the Capital Stock of any member of the Company Group or other Securities of any member of the Company Group (including any warrants, options, convertible or exchangeable Securities, subscriptions, rights (including any pre-emptive or similar rights), calls or other rights to purchase or acquire any Securities of any member of the Company Group) or enter into any agreement with respect thereto or make any changes (by recapitalization, reclassification, stock dividend, stock split, combination, reorganization or otherwise) in the capital structure of, amend the terms of any Capital Stock of, any member of the Company Group;

(iii)          sell, lease, convey, transfer, exchange, swap or otherwise dispose of or incur any Lien (other than a Permitted Lien) on any of its assets or properties (including shares of capital or other equity interests of the Company or any Subsidiary thereof), except for (A) any such sale, lease, conveyance, transfer, exchange, swap or disposal of assets or properties having a value which individually or in the aggregate does not exceed $200,000 and which is in the ordinary course of business consistent with past practice or (B) sales of inventory in the ordinary course of business consistent with past practice;

(iv)          declare or pay any dividend or other distribution with respect to the Capital Stock of any member of the Company Group, or otherwise make any payments in cash or in kind, or advance or loan any funds to, the Seller or any of its Affiliates, except for (A) dividends or distributions paid in cash in the ordinary course of business consistent with past practice prior to the Adjustment Time or (B) dividends or distributions paid by any of the Company’s wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company;

(v)          acquire or make any investment in any business or Person, or the assets or equity of any business or Person involving the payment by the Company Group of an amount in excess of $300,000;

(vi)          enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(vii)          enter into, assume, assign, cancel, terminate, renew, modify, release or amend any Material Contract or contract that would be a Material Contract if in effect on the date hereof, or assign, compromise, release or waive any rights thereunder;

(viii)          incur, create, refinance, replace, prepay, guarantee, assume, increase the balance of or repay or decrease the balance of any Indebtedness, other than in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $250,000 or incur, create, refinance, replace, prepay, guarantee, assume, increase the balance of or repay or decrease the balance of any loan advance or indebtedness between or among members of the Company Group, other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $250,000;

(ix)          make any loans, advances, capital contributions or commitments to or investments in any Person in excess of $150,000, except for advances of out-of-pocket expenses made in the ordinary course of business consistent with past practice;

(x)          make any capital expenditures other than (A) maintenance capital expenditures in the ordinary course of business or (B) as set forth in the capital expenditure forecast set forth in Section 6.1(b)(x)(B) of the Company Disclosure Letter;

(xi)          incur any obligations to make any payments to customers of the Company Group, outside the ordinary course of business;

(xii)          make any changes in financial accounting methods, principles or practices, except as required by changes in GAAP or applicable Law;

(xiii)          except as required pursuant to a Benefit Plan or Collective Bargaining Agreement as in effect on the date of this Agreement or as otherwise required by applicable Law, (A) increase the base wage or salary payable to, or any other components of compensation and benefits of, any current or former director, employee or individual independent contractor of any member of the Company Group, other than increases in the ordinary course of business consistent with past practice in respect of employees whose annual cash compensation at target does not exceed $150,000, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former director, employee or individual independent contractor of any member of the Company Group, (C) except as provided on Section 6.1(b)(xiii) of the Company Disclosure Letter or as otherwise permitted by the following Section 6.1(b)(xiii)(D), grant any retention, severance or termination payments or benefits to, or enter into any employment, bonus, change of control or severance agreement with, or pay any amount not otherwise due to, any current or former director, employee or independent contractor of any member of the Company Group, (D) hire or terminate the employment or service arrangement of any director, employee, independent contractor or consultant, other than hires and terminations in the ordinary course of business consistent with past practice with respect to individual with annual cash compensation at target of less than $150,000 or terminations for cause, (E) other than in connection with an event permitted under Section 6.1(b)(xiii)(D) or (F), establish, adopt, enter into, terminate or amend any Benefit Plan (or plan, program, policy or agreement that would be a Benefit Plan if in effect on the date of this Agreement), or (F) promote any employee of the Company Group, other than the promotion of non-executive employees with a total annual compensation opportunity (whether before or after the promotion) not in excess of $150,000 in the ordinary course of business consistent with past practice;

(xiv)          enter into any new line of business outside of the existing business segments of the members of the Company Group;

(xv)          settle or compromise any Action (other than a Tax Contest) involving an amount to be paid by the Company Group in excess of insurance coverage (excluding any deductible) of at least $200,000 or the imposition of injunctive or equitable relief against any member of the Company Group;

(xvi)          enter into any new, or amend or otherwise modify or waive any provision under, any Affiliate Agreement or any agreement that would be an Affiliate Agreement if such agreement was entered into prior to the date hereof, except for any termination of an Affiliate Agreement pursuant to Section 6.4;

(xvii)          (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any annual Tax accounting period, (C) file any material amended Tax Return or claim a refund of a material amount of Taxes, (D) prepare or file any material Tax Return other than on a basis consistent with past practice (except as otherwise required by a change in applicable Tax Law), (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or other material agreement with any Tax authority, (F) settle or compromise any material Tax Proceeding, (G) surrender any right to claim a material refund of Taxes, (H) seek any Tax ruling from any Governmental Authority or (I) except in the ordinary course of business, grant any extension or waiver of the statute of limitations period applicable to any material Tax Proceeding or for the collection of any material Taxes; provided that the foregoing clauses (A) through (I) shall not apply to any Tax Return of Seller or its direct or indirect owners;

(xviii)          enter into any new, or amend or otherwise modify or waive any material provision under any Collective Bargaining Agreement; or

(xix)          authorize any of, or commit or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, except as consented to in writing by the Purchaser (which such consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not amend or restate the Organizational Documents of the Seller in a manner that would reasonably be expected to prevent, impede, or materially delay the consummation of the Transactions.

Section 6.2          Purchaser Interim Covenants.  During the Pre-Closing Period, except as expressly provided in this Agreement or as consented to in writing or email by the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not (a) amend or restate the Organizational Documents of the Purchaser in a manner that would have a disproportionate adverse effect on the Seller as compared to other holders of Purchaser Shares or (b) enter into or adopt a plan or agreement of complete or partial liquidation or dissolution.

Section 6.3          Pre-Closing Access and Information.  During the Pre-Closing Period, the Seller and the Company shall, and shall cause the members of the Company Group to, in connection with the Transactions and preparations for the transition of ownership of the Company Group at the Closing, or for purposes of the Purchaser’s confirmatory due diligence, (i) afford to the Purchaser and the Purchaser’s Representatives reasonable access during normal business hours upon reasonable prior notice, to the properties, offices, personnel, facilities, books and records of the Company Group, (ii) furnish to the Purchaser and the Purchaser’s Representatives such information concerning the business, properties, contracts, personnel, books and records, as may be reasonably requested from time to time by the Purchaser and (iii) provide such cooperation as may be reasonably requested by the Purchaser in order to facilitate the integration and transition of ownership of the Company Group’s business and operations at the Closing.  Notwithstanding the foregoing, no member of the Company Group shall be required to (A) provide access to or to disclose information (x) the disclosure of or access to which that the Seller reasonably believes (after conferring with counsel) is prohibited under applicable Law (including any Antitrust Law and data protections Laws, rules or regulations); provided, that such Company Group member has used reasonable best efforts to seek to provide access to such information in a manner that does not violate such prohibition or  (y) the disclosure of which would cause the Seller or any member of the Company Group to waive its attorney-client privilege with respect to such information or (B) conduct or permit the Purchaser to conduct any environmental sampling at any real property owned or leased by the Company Group, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions.

Section 6.4          Affiliate Agreements.  Except as set forth in Section 6.4 of the Company Disclosure Letter, at or prior to the Closing, the Seller and the Company shall cause all Affiliate Agreements to be terminated without any ongoing obligation or liability of any party thereto, and Seller and the Company shall take such action as may be necessary so that, effective as of the Closing, there shall be no liabilities, indebtedness or other obligations owed to or from any member of the Company Group, on the one hand, and the Seller or any Seller Related Person, on the other hand.

Section 6.5          Third Party Consents.  The Seller and Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain as promptly as practicable after the date of this Agreement the consents of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which any member of the Company Group is a party, and Purchaser shall use reasonable best efforts to cooperate with the Seller and the Company in connection therewith.  Notwithstanding the foregoing, following the date of this Agreement, in no event shall Seller, the Company, Purchaser or any of their respective Affiliates be obligated to bear any expense or pay any fee (other than the payment of nominal administrative or similar fees or charges) or grant any concession in connection with obtaining any third party consents as contemplated by this Section 6.5, whether pursuant to the terms of any Contract to which such Party or its Subsidiaries is a party or otherwise.

Section 6.6          Payoff Letter.  The Company shall use reasonable best efforts to (a) deliver to the Purchaser at least two (2) Business Days prior to the Closing a payoff letter in customary form and substance reasonably acceptable to the Purchaser and including a release of all obligations (including guarantees, but excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination of the Credit Agreement) and all related Liens under the Credit Agreement upon payment in full of the payoff amount stated therein, executed by the holders of Company Payoff Indebtedness (or their agent or representative) (the “Payoff Letter”), (b) deliver all notices required pursuant to the terms of the Company Payoff Indebtedness and other documents related to the Company Payoff Indebtedness to facilitate the repayment thereof on the Closing Date and (c) make arrangements therein for the holders of such Company Payoff Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien release documentation to the Purchaser prior to or concurrently with the Closing; provided that (i) in no event shall this Section 6.6 require the Company to cause any such termination or release other than substantially concurrently with the Closing and (ii) all funds required to effect such repayment shall be provided by Purchaser in accordance with Section 2.7(b).

Section 6.7          Certain Pre-Closing Transfers.  Prior to Closing, the Seller and the Company shall, and shall cause the members of the Company Group to, distribute, transfer, assign or otherwise convey to Seller or any of its Subsidiaries (other than a member of the Company Group) Hu-Friedy IC-DISC Corporation and take such other actions as may be necessary or appropriate to effect the removal of equity interests, assets and liabilities of Hu-Friedy IC-DISC Corporation from the Company Group.

Section 6.8          German Facility Relocation.  Prior to Closing, the Seller and the Company shall, and shall cause the members of the Company Group to, use commercially reasonable efforts to (i) reasonably cooperate with Purchaser to develop a mutually agreeable transition plan to relocate the Company’s Julius Wirth facility currently conducted at the Tuttlingen, Germany leased facility to another location in Germany or otherwise modify the operations at such facility and (ii) take such actions as may be mutually agreed between Purchaser and Seller to be taken prior to Closing; provided, that the failure to relocate such facility or to agree or complete any transition plan prior to Closing shall not be taken into account in determining whether any condition to Closing set forth in Section 8.2 has been satisfied.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1          Antitrust Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to the other party’s obligation to close set forth in Article VIII to be satisfied as promptly as practicable and (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority.

(b)          In connection with and without limiting the foregoing, each of the Purchaser, the Seller and the Company shall cooperate and use reasonable best efforts to (i) make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions and obtain, as promptly as practicable, from any Governmental Authority any authorizations, exemptions, certificates, registrations, clearances, consents, Orders, approvals, permits or licenses that are required under any applicable Law to be obtained or made by the Seller, any member of the Company Group or the Purchaser, as the case may be, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (ii) respond as promptly as practicable to any requests for information under any applicable Law.  The Parties agree that it is the Purchaser’s sole right to devise and control the strategy for filings, notifications, submissions and communications with or to any Governmental Authority; provided, however, that the Purchaser shall consider in good faith the views of the Seller and the Company.  Except to the extent prohibited by applicable Law or Governmental Authority, the Purchaser, the Seller and the Company shall cooperate in the preparation of and provide to the other in advance, any analyses, appearances, presentations, filings, submissions, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto pursuant to this Section 7.1(b) or any correspondence or communications between the Purchaser, the Seller, the Company or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand in connection with any filings or submissions made pursuant to this Section 7.1(b) and if requested, accept reasonable additions, deletions or changes suggested by the other party in connection therewith; provided, however, that any correspondence or communications provided to the other party pursuant to this sentence, may be redacted (A) to remove references concerning the valuation of the Purchaser, Seller or the Company Group, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, in connection with proceedings under or relating to any applicable Law; provided, further, that each of the Purchaser, the Seller and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Purchaser on the one hand or the Seller or the Company on the other) or its legal counsel.

(c)          None of the parties to this Agreement shall agree to participate in or attend any meeting, (whether in person, via telephone or otherwise) or discussion with any Governmental Authority in respect of the Transactions, Action (including the  settlement of any Action) or other inquiry unless it offers, in the case of the Purchaser, the Sellers and the Company, and in the case of the Sellers and the Company, the Purchaser, in advance and subject to the extent permitted by applicable Law or Governmental Authority the opportunity to attend and participate at such meeting or discussion.

(d)          In connection with and without limiting the foregoing, the Seller and the Purchaser shall duly file as promptly as practicable following the date of this Agreement and in any event within ten (10) Business Days after the date of this Agreement, the HSR Filings with respect to the transactions contemplated by this Agreement with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and, as promptly as practicable after the date of this Agreement, any similar filings in other jurisdictions that counsel for the Purchaser deems necessary or advisable under applicable Antitrust Laws.  The HSR Filings shall be in substantial compliance with the requirements of the HSR Act.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder (including in response to a request for additional information or documentary materials pursuant to 15 U.S.C. Section 18a(e)(1)).  The Purchaser agrees to not extend any waiting period or agree to re-file under the HSR Act (except with the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed).  Each party shall use reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Authority in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Authority; provided, however, that any information provided to the other party pursuant to this sentence, may be redacted (A) to remove references concerning the valuation of the Purchaser, Seller or the Company Group, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, in connection with proceedings under or relating to any applicable Law; provided, further, that each of the Purchaser, the Seller and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(b) as “Outside Counsel Only Material” which such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Purchaser on the one hand or the Seller or the Company on the other) or its legal counsel.

In connection with and without limiting the foregoing, the Purchaser shall take, or cause to be taken, all actions necessary to effect the Transactions prior to the Outside Date, including taking all such action as may be necessary to resolve any objections asserted with respect to the Transactions under any Law or by any Governmental Authority and resolve or eliminate all such objections, including (i) using reasonable best efforts to contest any Action that may be instituted (or threatened to be instituted) challenging the Transactions, unless, by mutual agreement, the Seller and the Purchaser mutually decide that litigation is not in their respective best interests; and (ii) to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.1(a) or Section 8.1(b), (A) proffering and consenting and agreeing to an Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company Group or the Purchaser or any of its Subsidiaries, and (B) otherwise offering to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, promptly taking or committing to take such action as may be necessary to permit the lawful consummation of the Transactions prior to the Outside Date; provided, however, (X) the Purchaser shall not be required to propose, negotiate, commit to, effect or agree to any action that individually or in the aggregate would have a Company Material Adverse Effect; and (Y) the Purchaser shall not be required to take any actions unless the effectiveness thereof is conditioned on the occurrence of the Closing.  The Purchaser and the Company shall not (x) extend any waiting period or agree to re-file under the HSR Act (except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed) or (y) enter into any agreement with any Governmental Authority agreeing not to consummate the Transactions.

(e)          Neither the Company nor Purchaser shall take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) that could reasonably be expected to adversely affect obtaining or making any authorizations, exemptions, certificates, registrations, clearances, consents, Orders, approvals, permits or licenses contemplated by this Section 7.1 or the timely receipt thereof.

Section 7.2          Notification of Certain Matters.  During the Pre-Closing Period, the Seller and the Company shall give prompt notice to the Purchaser upon becoming aware of (i) any notices, complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authorities with respect to the Transactions, (ii) any written notices or other written communications from any third Persons alleging that the consent of such Person is or may be required with respect to the Transactions, (iii) the institution of any material Action involving any member of the Company Group relating to the Transactions, (iv) any material confidential information becoming compromised or (v) any breach or inaccuracy of any of the representations, warranties, covenants or agreements of the Seller or the Company contained in this Agreement to the extent such breach or inaccuracy would reasonably be expected to result in a failure of the conditions set forth in Section 8.2 or Section 8.3 on the Closing Date.

Section 7.3          Public Announcements.  Any public announcement or communication pertaining to this Agreement and the Transactions shall be issued in such form as shall be mutually agreed upon by the Seller and the Purchaser, and no party hereto shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior written consent of the Seller and the Purchaser; provided, that if any such public announcement or communication is required by applicable Law, GAAP or the rules and regulations of a stock exchange or trading system to be made by any party hereto, then such party shall be permitted to make such public announcement or communication so long as, prior to issuing such public announcement or communication, such party shall (a) use commercially reasonable efforts to consult with the Seller and the Purchaser regarding the contents of such public announcement or communication, (b) deliver a draft of such public announcement or communication to the Seller and the Purchaser, (c) give the Seller and the Purchaser a reasonable opportunity to comment thereon and (d) use commercially reasonable efforts to incorporate such comments therein.

Section 7.4          No Solicitation.  During the Pre-Closing Period, the Seller and the Company shall not, and shall cause the Owners and the Affiliates and Representatives of the Seller, the Company and the Owners not to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Seller and the Company shall immediately cease and cause to be terminated, and shall cause the Owners and the Affiliates and Representatives of the Seller, the Company and the Owners to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  The Seller and the Company will promptly notify the Purchaser in the event that the Seller or the Company or the Owners or any of the Affiliates or Representatives of the Seller, the Company and the Owners receive any request for information or proposal relating to a potential Acquisition Proposal.

Section 7.5          Employee Matters.

(a)          Following the Closing Date, the Purchaser will, and will cause its Subsidiaries (and will cause any other Person providing compensation and benefits on their behalf), for a period of no less than one (1) year following the Closing Date, to provide individuals who are employed by any member of the Company Group immediately prior to the Closing Date and who remain employed by the Purchaser and its Subsidiaries (the “Employees”) with (i) salaries and wages that are no less favorable than those provided to each Employee immediately prior to the Closing Date and (ii) bonus, commission and incentive opportunities and employee benefits that are comparable in the aggregate to those provided to the Employees immediately prior to the Closing Date, subject to the exceptions set forth in Section 7.5(a)(ii) of the Company Disclosure Letter.  For the avoidance of doubt, no provision of this Section 7.5(a) shall be construed as a limitation on the right of Purchaser to amend or terminate in accordance with its terms any Benefit Plan which any member of the Company Group would otherwise have under the terms of such Benefit Plan, and no provision of this Section 7.5(a) shall be construed to create a right in any employee or beneficiary of such employee under a Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b)          The Purchaser or its applicable Affiliates shall cause all of their benefit plans, policies or arrangements under which Employees participate to recognize service with the Company Group (including predecessors) prior to the Closing Date, for all purposes to the same extent recognized by the Company Group under a corresponding Benefit Plan prior to the Closing Date, provided, that such service recognition shall not be required for purposes of retiree medical programs, for purposes of benefit accrual under defined benefit pension or retirement plans, or where such recognition would result in a duplication of benefits (or where similar credit is not given to other similarly situated employees of the Purchaser).

(c)          With respect to all welfare benefit plans maintained by the Purchaser or its Affiliates for the benefit of the Employees on and after the Closing, the Purchaser shall, or shall cause the applicable member of the Company Group or such plan to, make commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods applicable to the Employees (and their covered dependents), and (ii) in determining any deductible, out-of-pocket limitations, co-payments or similar requirements under health care plans, give full credit towards satisfying any applicable deductible or similar requirements for the applicable plan year in which the Closing Date occurs with respect to an amount equal to the excess of the total expenses paid by any Employee during the portion of the applicable plan year prior to the Closing Date pursuant to all Benefit Plans that are health care plans.

(d)          The Employee List shall be updated by the Company as of three (3) Business Days prior to the Closing Date (and shall include years of service credit (recognizing any cumulative service) and status (active or on statutory or employer approved leave and full-time or part-time)) and provided to the Purchaser no later than the Closing Date.

(e)          Nothing in this Section 7.5, whether express or implied, shall confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, the Purchaser, any member of the Company Group or any of their respective Affiliates) any third party beneficiary or other rights or remedies, including any right to employment or continued employment for any specified period or continued participation in any benefit plan, of any nature or kind whatsoever under or by reason of this Section 7.5.  No provision of this Section 7.5 is intended to and such provisions do not modify, amend or create any employee benefit plan of the Purchaser, any member of the Company Group or any of their respective Affiliates.

Section 7.6          [Reserved]

Section 7.7          Financing.

(a)          (1)  The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to obtain the Debt Financing on the terms and conditions (including any flex provisions) described in the Commitment Letter, including using reasonable best efforts to (w) maintain in effect the Commitment Letter and any Definitive Documents, (x) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing (the “Definitive Documents”) on the terms and conditions (including any flex provisions) contained in the Commitment Letter (or on terms and conditions, taken as a whole, no less favorable to the Purchaser than the terms and conditions (including any flex provisions) in the Commitment Letter and that would not adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement), (y) comply with its obligations under the Commitment Letter and the Definitive Documents, and (z) satisfy (or, if reasonably required to obtain the Debt Financing, obtain the waiver of) on a timely basis all conditions to funding in the Commitment Letter and such Definitive Documents applicable to the Purchaser that are within its control.

(ii)          In the event that all conditions set forth in Section 8.1 and Section 8.2 (except those that, by their nature, are to be satisfied at the Closing; provided that such conditions would be so satisfied as of such date) have been satisfied or (to the extent permitted by applicable Law) waived, the Purchaser shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing on the Closing Date, to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement, and shall enforce its rights under the Commitment Letter (including in the event of any breach or purported breach thereof).

(b)          The Purchaser shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and the Definitive Documents, or substitute other debt financing for all or any portion of the Debt Financing from the same or alternative financing sources, including to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement, amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities and implement or exercise any flex provisions set forth in the Commitment Letter on the date hereof; provided that no such amendment, replacement, supplement, modification or waiver shall, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (i) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing (except as set forth in, or as a result of the exercise of, any flex provisions set forth in the Commitment Letter on the date hereof)) to an amount that, together with the Purchaser’s and its Subsidiaries’ cash on hand or available committed credit facilities, would on the Closing Date be less than the amount required to consummate the transactions contemplated by this Agreement or (ii) amend, modify or waive any provision of the Commitment Letter in a manner that in any such case would reasonably be expected to (A) prevent or materially delay the funding of the Debt Financing on the Closing Date or (B) materially adversely impact the ability of the Purchaser or its Affiliates to enforce its rights against the Debt Financing Sources under the Commitment Letter or the Definitive Documents relative to its ability to enforce its rights under the Commitment Letter as of the date hereof. The Purchaser shall promptly following execution thereof deliver to the Company copies of any amendment, replacement, supplement, modification or waiver of the Commitment Letter (with only the fee amounts, interest rates and other “flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing)) or the Definitive Documents.

(c)          The Purchaser shall give the Company prompt written notice if (i) the Purchaser obtains knowledge of any material breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or the Definitive Documents, (ii) the Purchaser receives any written notice or other written communication (including email), in each case, from any Person providing the Debt Financing with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or any Definitive Document, in each case, with respect to any material provision thereof or (iii) the Purchaser no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on the terms and conditions (including the flex provisions) contemplated by any of the Commitment Letter or the Definitive Documents; provided that, notwithstanding any other provision hereof, in no event shall the Purchaser be under any obligation to disclose any information that is subject to attorney-client privilege. If any portion of the Debt Financing becomes unavailable, the Purchaser shall (x) promptly notify the Company of such unavailability and (y) use its reasonable best efforts to obtain alternative financing sufficient to enable the Purchaser to consummate the Transactions on terms and conditions not materially less favorable (taken as a whole) to the Purchaser than the terms and conditions (including the flex provisions) contemplated in the Commitment Letter or the Definitive Documents, as applicable. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, replaced, supplemented or otherwise modified by this Section 7.7 (and any alternate financing obtained in accordance with this Section 7.7), and “Commitment Letter” and “Definitive Documents” shall include, respectively, such documents as permitted to be amended, replaced, supplemented or otherwise modified by this Section 7.7 (and such documents related to such alternative debt financing entered into in accordance with this Section 7.7).

(d)          From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 11.1), subject to the limitations set forth in this Section 7.7, the Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, in each case at the Purchaser’s sole expense, use reasonable best efforts to provide customary and reasonable cooperation to the Purchaser in connection with the arrangement, marketing, underwriting, syndication and consummation of any debt or equity financing deemed reasonably necessary or advisable by the Purchaser in connection with the Transactions, including the Debt Financing (the “Financing”), including using reasonable best efforts to:

(i)          assist with the preparation of Offering Documents, including furnishing reasonable and customary representation and authorization letters in connection therewith as they apply to information regarding the Company and its Subsidiaries (including customary representations regarding the accuracy of the information provided by the Company contained therein);

(ii)          participate (and using reasonable best efforts to cause members of senior management of the Company to participate) in customary marketing efforts, including a reasonable number of meetings, presentations, road shows, sessions with rating agencies and drafting sessions with financing sources (including the Debt Financing Sources) and actual and prospective underwriters, lenders and investors in the Financing;

(iii)          execute and deliver, subject to the occurrence of the Closing Date, certificates and definitive documents related to the Financing as may be reasonably requested by Purchaser and, in connection with the Debt Financing, facilitating the pledging of, and granting, recording and perfection of security interests in and Liens on, share certificates, securities and other collateral, subject to the occurrence of the Closing Date;

(iv)          provide at least three Business Days (as defined in the Commitment Letter) prior to the Closing Date all documentation and other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 to the extent requested at least eight Business Days (as defined in the Commitment Letter) prior to the anticipated Closing Date;

(v)          to assist the Purchaser in satisfying the conditions precedent set forth in the Commitment Letter to the extent satisfaction thereof requires the cooperation of the Company, its Subsidiaries or their respective Representatives;

(vi)          periodically update or supplement any information required pursuant to clause (b) of Section 4 of the Commitment Letter or Section 4 of Exhibit B to the Commitment Letter (“Required Information”) provided to the Purchaser or financing sources (including the Debt Financing Sources) to the extent that any such Required Information  is not Compliant;

(vii)          furnish all financial information related to the Company and its Subsidiaries that is reasonably requested by the Purchaser, and using reasonable best efforts to cause its independent accountants to assist in furnishing such information, in connection with the Purchaser’s preparation of pro forma financial information and financial statements to be included in any Offering Documents (provided, however, that the Purchaser acknowledges that the preparation of such pro forma financial information and financial statements is the responsibility of the Purchaser, and the Company and its Subsidiaries have no responsibility (except as set forth herein) for, and make no representation regarding, the resultant pro forma information);

(viii)          subject to customary confidentiality agreements, reasonably cooperate with financing sources’ (including the Debt Financing Sources’) customary due diligence efforts, including access to documentation and “factual backup” support reasonably and customarily requested by such financing sources (including the Debt Financing Sources) and their counsel; and

(ix)          cause their independent auditors to provide, consistent with customary practice, consents to the use of their reports in any materials relating to the Financing or Current Reports on Form 8-K and other documents to be filed with the Securities and Exchange Commission and to deliver customary comfort letters (including customary negative assurance and change period comfort) to the financing sources (including the Debt Financing Sources).

(e)          Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.7): (i) nothing in this Agreement (including this Section 7.7) shall require any such cooperation to the extent that it would (1) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (2) encumber any of the assets of the Company or any of its Subsidiaries prior to Closing, (3) require the Company or any of its Subsidiaries to pay any commitment or other fee, make any other payment, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing (unless contingent upon the Closing or paid directly in full by the Purchaser on behalf of the Company or any such Subsidiary prior to the effectiveness thereof), (4) require the Company or any of its Subsidiaries to authorize any corporate action that would become effective and operative prior to Closing or (5) require the Company and/or any Subsidiary to make any representation, warranty or certification that, in the good faith determination of the Company, is not true and (ii) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document, instrument, consent or opinion executed pursuant to the foregoing shall be effective until the Closing (provided, however, that the Company shall provide, prior to Closing to the extent reasonably requested by the Purchaser, reasonable and customary representation and authorization letters with respect to any Offering Documents as they apply to information regarding the Company and its Subsidiaries).  The Purchaser acknowledges and agrees that obtaining the Financing is not a condition to Closing.

(f)          The Purchaser shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with or as a result of the Financing (including any alternative financing) (including any information utilized in connection therewith, other than any information relating to the Company or its Subsidiaries provided by or on behalf of the Company or its Subsidiaries expressly for use in connection therewith), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of Section 7.7(d) of this Agreement by, the Company or any of its Subsidiaries or their respective Representatives. The Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by the Company or its Subsidiaries in connection with or as a result of the Financing (including any alternative financing) (including with respect to the financial information delivered under this Section 7.7 and under Section 7.13 and any information utilized in connection therewith; provided, however, that the Company shall bear all such costs related to its obligations with respect to the preparation, review, delivery and audit of historical information relating to the Company or its Subsidiaries substantially in the form and substance that the Company customarily produces). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 7.8          Preservation of Records; Post-Closing Access and Confidentiality.

(a)          The Purchaser shall preserve and keep, and cause the Company Group to preserve and keep, information and books and records held by any member of the Company Group relating to the Seller in accordance with Purchaser’s regular bona fide document retention policies, during which time the Purchaser shall make such information and books and records available to the Seller as the Seller may reasonably require in connection with any audit, investigation, dispute or litigation with a third party, provided, that the Seller shall reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.  Notwithstanding the foregoing, (i) any such access rights shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser and its Subsidiaries, and (ii) the Purchaser may withhold any document (or portions thereof) or information to the extent that (x) it may not be disclosed pursuant to the terms of a non-disclosure agreement with a third party; provided, that the Purchaser shall use reasonable efforts to obtain a waiver of such restriction or otherwise seek to provide access to such information in a manner that does not violate such restriction, or (y) the disclosure would cause the Purchaser or any member of the Company Group to waive its attorney-client privilege with respect to such information; provided, that the Purchaser shall use reasonable efforts to provide access to such information in a manner that does not violate such privilege.

(b)          For a period of three (3) years after the Closing, the Seller shall, and shall cause their respective Affiliates and Representatives to, keep all documents, materials, records and other information that it has or has obtained prior to or after the Closing regarding the Purchaser or any member of the Company Group strictly confidential and will not disclose such information without the Purchaser’s prior written consent; provided, that the foregoing restriction shall not (i) apply to any information generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.8(b)), or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible and feasible, Seller or such Affiliate or Representative provides Purchaser with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

(c)          Effective as of the Closing, all of the restrictions on and obligations of the Purchaser in the Confidentiality Agreement shall automatically terminate in their entirety (including, for the avoidance of doubt, any such provisions that purport to survive termination of the Confidentiality Agreement).

Section 7.9          NYSE Listing.  Prior to the Closing, the Purchaser shall prepare and file with the NYSE a supplemental listing application with respect to the Closing Stock Consideration and shall use its reasonable best efforts to obtain, as promptly as practicable following the Closing Date, approval of the listing of the Purchaser Shares constituting the Closing Stock Consideration, subject only to official notice to the NYSE of issuance.

Section 7.10          Lock-Up of Certain Purchaser Shares.  With respect to the number of Purchaser Shares constituting a portion of the Closing Stock Consideration equal to the quotient of $25,000,000 divided by the Purchaser Share Price (the “Locked-Up Purchaser Shares”), for a period of twelve (12) months following the Closing Date, the Seller shall not (other than pursuant to Section 2.10), and shall cause the Permitted Transferees not to, directly or indirectly, without the prior written consent of the Purchaser, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a “Transfer”) any Locked-Up Purchaser Shares or any options or warrants to purchase any Locked-Up Purchaser Shares, or any Securities convertible into, exchangeable for or that represent the right to receive shares of the Locked-Up Purchaser Shares, or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Locked-Up Purchaser Shares.  Notwithstanding the foregoing, nothing in this Section 7.10 shall prevent or restrict the Permitted Transferees from pledging any of the Purchaser Shares to any bona fide third party lender or Transferring any of the Purchaser Shares (a) in connection with a sale of the Purchaser approved by the Board of Directors of the Purchaser (whether by merger, consolidation, sale of shares of capital stock, other business combination transaction, sale of all or substantially all of the assets or otherwise) or a tender offer or exchange offer for all of the outstanding Purchaser Shares or (b) to any family member of such equityholder or trust for estate planning purposes; provided, however, that in each such case, it shall be a condition to the Transfer that the transferee execute and deliver an Investor Representation Letter substantially in the form attached here to as Exhibit C and an agreement stating that it is receiving and holding Locked-Up Purchaser Shares subject to the provisions in this Section 7.10 and that there shall be no further Transfer of such Locked-Up Purchaser Shares except in accordance with the provisions of this Section 7.10.  For the avoidance of doubt, nothing in this Section 7.10 shall be construed to apply to any shares of capital stock of the Purchaser owned by the Seller other than the Locked-Up Purchaser Shares (including any Excess Shares).

Section 7.11          Registration Rights Agreement.  If the Closing Stock Consideration Amount is greater than $25,000,000, then at the Closing, the Seller and the Purchaser shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) providing for the registration for resale in a registered offering pursuant to Article III thereof (the “Post-Closing Offering”), of the Purchaser Shares constituting Closing Stock Consideration other than the Locked-Up Purchaser Shares (the shares subject to registration, “Excess Shares”), on the terms and subject to the conditions set forth in the Registration Rights Agreement.

Section 7.12          Restrictive Legend.

(a)          The certificates representing the Purchaser Shares to be issued and delivered hereunder shall bear the following legend (it being agreed that if the Purchaser Shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

(b)          Subject to the terms and conditions of the Registration Rights Agreement, upon either the sale of the Purchaser Shares constituting Closing Stock Consideration pursuant to a registration statement or upon Seller’s satisfaction of the relevant holding period under Rule 144 of the Securities Act, and at the Seller’s request, the Purchaser shall use reasonable best efforts to cooperate with the Seller to exchange the Seller’s certificates for such relevant Purchaser Shares for new certificates not bearing a legend restricting transfer under the Securities Act, and shall provide such certificates, documents and/or legal opinions as the Purchaser and the Purchaser’s registrar and transfer agent may reasonably request in connection therewith.

Section 7.13          Financial Statements.  The Seller shall, and shall cause the Company Group to, prepare and furnish to the Purchaser and its financing sources (including the Debt Financing Sources) prior to the Closing, and shall use reasonable best efforts to provide as promptly as reasonably practicable (i) unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Seller and its Subsidiaries for the six month period ended June 30, 2019 and each subsequent interim period ended at least 40 days prior to the Closing Date (excluding the fourth quarter of any such fiscal year), in each case, that are Compliant (and the Seller’s independent auditors shall perform a AUC 930, or its equivalent, review), and (ii) solely in the event that the Closing shall not have occurred on or before March 1, 2020,  the audited consolidated balance sheet of the Seller and its Subsidiaries as of December 31, 2019 and audited consolidated statements of income and cash flows of the Seller and its Subsidiaries for the fiscal year ended December 31, 2019, in each case, that are Compliant and in a form substantially similar to the audited financial statements delivered by the Seller prior to the date of this Agreement; provided, however, that the Purchaser shall provide reasonable cooperation and assistance to the Seller and the Company Group in connection with the preparation and delivery of such financial statements in substantially the same manner that the Purchaser has provided such cooperation and assistance prior to the date of this Agreement in connection with the preparation of such financial statements.  The Seller agrees as requested by the Purchaser from time to time to use reasonable best efforts to assist the Purchaser in obtaining the consent of the Seller’s independent auditor consistent with customary practice, to include the auditor’s report on the foregoing in any and all filings made by the Purchaser with the Securities and Exchange Commission, including registration statements and Current Reports on Form 8-K.

Section 7.14          R&W Insurance Policy.  At or prior to the Closing, the Purchaser shall (a) take all actions required to cause the R&W Insurance Policy to be issued and effective, including all actions required under the “binders” dated as of the date hereof and (b) pay, or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of the policy.  Purchaser agrees that it shall cause the R&W Insurance Policy to expressly exclude rights of subrogation against the Seller and its Affiliates other than solely against a Seller with respect to actual fraud by such Seller in connection with this Agreement. Purchaser covenants and agrees that it will not execute or deliver any amendment to the R&W Insurance Policy in any manner that is adverse to the Seller or any of its Affiliates without the Seller’s prior express written consent.

Section 7.15          Non-Competition; Non-Solicitation.

(a)          Each Designated Shareholder agrees that, from the Closing Date until the four (4) year anniversary of the Closing Date, such Designated Shareholder shall not, and shall each cause its controlled Affiliates not to, directly or indirectly, whether as employer, employee, proprietor, owner, shareholder, partner, consultant, agent, lender, guarantor, member, trustee or otherwise (but in each case other than in the proper performance of such Designated Shareholder’s duties to the Purchaser or any of its Affiliates at any time during which such Designated Shareholder is an employee of the Purchaser or any of its Affiliates), engage in a Competing Business, own, manage, have control of or participate or invest in, by itself or in combination with other Persons, any Person engaged in a Competing Business, solicit or attempt to solicit any business within the scope of the Competing Business of any client or potential client of the Purchaser or any of its Affiliates (including, after the Closing, the members of the Company Group), or interfere or attempt to interfere in a manner adverse to Purchaser and or any of its Affiliates with the business relationships within the scope of the Competing Business of Purchaser or any of its Affiliates (including, after the Closing, the members of the Company Group) with such clients or potential clients.  As used in this Agreement, “Competing Business” shall mean the manufacture, marketing, or sale of dental products of the nature sold or offered for sale by the Company Group or in development by the Company Group during the two-year period prior to the Closing Date anywhere in the continent of North America.

(b)          Notwithstanding Section 7.15(a), each Designated Shareholder and its controlled Affiliates may acquire and hold, as a passive investment, securities of (i) the Purchaser or (ii) any other Person that to the extent that such investment does not directly or indirectly confer upon such Designated Shareholder or any of its controlled Affiliates, alone or collectively, more than 5% of the voting power with respect to, or interests in the profits of, such Person.  In addition, notwithstanding anything to the contrary in this Agreement, at any time after the two (2) year anniversary of the Closing Date that a Designated Shareholder is no longer an employee of Purchaser or its Affiliates, such Designated Shareholder may become employed by, otherwise become actively involved with, or have a passive financing interest in, one or more private equity or other investment funds, advisers or managers that directly or indirectly own, advise, operate or manage a Competing Business so long as such Designated Shareholder does not directly or indirectly render services to, or become involved in, or otherwise engage in, the Competing Business owned, operated or managed by such Person.

(c)          Each of the parties hereto acknowledges that the time, scope, geographic area and other provisions of this Section 7.15 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the purchase and sale of the Membership Interests and of the transactions contemplated by this Agreement.  Each Designated Shareholder acknowledges and agrees that the terms of this Section 7.15 (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Purchaser and its Affiliates, (iii) impose no undue hardship on any Designated Shareholder and (iv) are not injurious to the public.  Each Designated Shareholder acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 7.15 are an essential part of this Agreement and the transactions contemplated hereby, constitute a material inducement to the Purchaser’s entering into and performing its obligations under this Agreement and the other Transaction Documents, are an essential part of the Purchaser’s willingness to pay the Consideration.  It is the intention of the parties that if any of the restrictions or covenants contained in this Section 7.15 is held to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Law.

Section 7.16          Further Assurances.  Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to execute such documents and other papers and use commercially reasonable efforts to take or cause to be taken all action and to perform or cause to be performed all things and acts reasonably necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Transactions.  No document executed pursuant to this Section 7.16 shall be deemed to expand or limit the rights and obligations of the parties hereto beyond those provided in this Agreement or provide for any additional rights or obligations of the parties hereto that are not provided for in this Agreement.  In the event of any conflict between the terms of any such documents and this Agreement, the terms of this Agreement shall control.

Section 7.17          Indemnification and Insurance.

(a)          For a period of six (6) years from the Closing Date, the Purchaser agrees that it shall cause the Company to indemnify and hold harmless each present and former director, officer and employee of the Company Group against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the applicable member of the Company Group pursuant to and subject to the limitations of, the Company Group member’s Organizational Documents and indemnification agreements, if any, in effect as of the date hereof and made available to the Purchaser prior to the date hereof.  Without limiting the foregoing, the Purchaser shall cause the Company Group, for a period of not less than six (6) years from the Closing Date, (i) to maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company Group member’s former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company Group member, as applicable, in each case, as of the date of this Agreement, (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law, and (iii) to maintain and not amend, repeal or otherwise modify any indemnification agreements with any director, officer or employee of any member of the Company Group in effect as of the date hereof and made available to the Purchaser prior to the date hereof.

(b)          The Company shall cause coverage to be extended under its current directors’ and officers’ liability insurance policies by obtaining, at or prior to the Closing, a prepaid, non‑cancelable six‑year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Closing Date (provided that, without the prior written consent of the Purchaser, the Company shall not pay an amount for such “tail” policy in excess of 300% of the last annual premium paid by the Company prior to the date hereof) and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.17 shall be continued in respect of such claim until the final disposition thereof. Each of Purchaser and the Company shall bear one-half (1/2) of the cost of such tail policy paid by the Company in accordance with this Section 7.17(b).

ARTICLE VIII

CONDITIONS

Section 8.1          Conditions to Obligations of Each Party.  The respective obligations of each party to complete the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto to the extent permitted by applicable Law:

(a)          No Orders.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(b)          HSR Act; Other Antitrust Laws.  All waiting or notice periods (and extensions thereof) (i) under the HSR Act and (ii) set forth on Section 8.1(b) of the Company Disclosure Letter shall have expired, been deemed to have expired, been waived or otherwise been terminated.

Section 8.2          Additional Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to complete the Closing are also subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing by the Purchaser to the extent permitted by applicable Law:

(a)          Representations and Warranties of the Seller.  (i) The representations and warranties of the Seller set forth in Sections 3.1, 3.2 and 3.4 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date).  (ii) The representations and warranties of the Seller set forth in Section 3.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date).  (iii) The other representations and warranties of the Seller set forth in Article III shall be true and correct in all respects (without regard to any materiality, material adverse effect or “Seller Material Adverse Effect” qualification therein) as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of an earlier date, in which case, as of such earlier date), except for breaches or inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.  (iv) The Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Seller by the Chief Executive Officer or Chief Financial Officer of the Seller.

(b)          Representations and Warranties of the Company.  (i) The representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.5(a) and 4.27 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date), other than in the case of Section 4.5(a) for inaccuracies that are de minimis.  (ii) The representations and warranties of the Company set forth in Sections 4.20 shall be true and correct in all material respects (without regard to any materiality qualification therein) as of the date of this Agreement and as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date).  (iii) The other representations and warranties of the Company set forth in Article IV shall be true and correct in all respects (without regard to any materiality, material adverse effect or “Company Material Adverse Effect” qualification therein) as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of an earlier date, in which case, as of such earlier date), except for breaches or inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  (iv)  The Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Seller’s Chief Executive Officer or Chief Financial Officer.

(c)          Covenants and Agreements of the Seller and the Company.  The Seller and the Company shall have performed or complied in all material respects with all of their covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.  The Purchaser shall have received a certificate to such effect signed on behalf of the Seller by the Chief Executive Officer or Chief Financial Officer of the Seller.

(d)          Certain Key Employees.  Each of Ron Saslow, Ken Serota, James Ahlborn and Jennifer Naylor shall be actively employed by the Company Group on a full-time basis as of the Closing Date (in the case of James Ahlborn and Jennifer Naylor, other than as a result of the death, incapacity, or disability of such person) and no such individual shall have provided notice of his or her intent to terminate employment with the Company Group; provided that, in each case any such change in employment status or delivery of notice of intent of or by any such Person to terminate employment with the Company Group proximately caused by (i) any repudiation by Purchaser of any of the material terms of the Key Employee Employment Agreement of such Person or (ii) any other material adverse action taken by Purchaser that resulted in such notice of intent shall be disregarded for purposes hereof.

(e)          No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.  The Purchaser shall have received a certificate to such effect signed on behalf of the Seller by the Seller’s Chief Executive Officer or Chief Financial Officer.

(f)          Payoff Letter and Evidence of Releases.  The Company shall have delivered (or caused to be delivered) to the Purchaser the Payoff Letter.

Section 8.3          Additional Conditions to Obligations of the Seller.  The obligations of the Seller to complete the Closing are also subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing by the Seller to the extent permitted by applicable Law:

(a)          Representations and Warranties.  (i) The representations and warranties of the Purchaser set forth in Section 5.4 and Section 5.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of an earlier date, in which case, as of such earlier date), other than in the case of Section 5.4 for inaccuracies that are de minimis; provided, however, that if the requirements of this Section 8.3(a)(i) are not satisfied and the Seller elects not to consummate the Transactions, the Seller shall deliver written notice of such election to the Purchaser, whereupon Purchaser shall have a period of three (3) Business Days following such delivery to irrevocably agree in writing to substitute the Closing Stock Consideration for an amount of cash equal to the Closing Stock Consideration Amount and, in the event Purchaser notifies the Seller of such agreement in writing within such three (3) Business Day period, this Section 8.3(a)(i) shall be deemed satisfied with respect to such representations and warranties.  (ii) The other representations and warranties of the Purchaser set forth in Article V shall be true and correct (without regard to any materiality, material adverse effect or “Purchaser Material Adverse Effect” qualification therein) as of the date of this Agreement and as of the Closing Date (other than representations and warranties which address matters only as of an earlier date, in which case, as of such earlier date), except for breaches or inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect; provided, however, that if the requirements of this Section 8.3(a)(ii) are not satisfied solely with respect to the representations and warranties of the Purchaser set forth in Sections 5.5, 5.6(b), 5.7, or 5.9 and the Seller elects not to consummate the Transactions, the Seller shall deliver written notice of such election to the Purchaser, whereupon Purchaser shall have a period of three (3) Business Days following such delivery to irrevocably agree in writing to substitute the Closing Stock Consideration for an amount of cash equal to the Closing Stock Consideration Amount and, in the event Purchaser notifies the Seller of such agreement in writing within such three (3) Business Day period, this Section 8.3(a)(ii) shall be deemed satisfied with respect to such representations and warranties. (iii)  The Seller shall have received a certificate to such effect signed on behalf of the Purchaser by its Chief Executive Officer or Chief Financial Officer.

(b)          Covenants and Agreements.  The Purchaser shall have performed or complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  The Seller shall have received a certificate to such effect signed on behalf of the Purchaser by its Chief Executive Officer or Chief Financial Officer.

(c)          NYSE Listing.  The Purchaser Shares constituting the Closing Stock Consideration shall have been approved for listing on the NYSE, subject only to official notice to the NYSE of issuance; provided, however, that if the requirements of this Section 8.3(c) are not satisfied and the Seller elects not to consummate the Transactions, the Seller shall deliver written notice of such election to the Purchaser, whereupon Purchaser shall have a period of three (3) Business Days following such delivery to irrevocably agree in writing to substitute the Closing Stock Consideration for an amount of cash equal to the Closing Stock Consideration Amount and, in the event Purchaser notifies the Seller of such agreement in writing within such three (3) Business Day period, this Section 8.3(c) shall be deemed satisfied.

ARTICLE IX

INDEMNIFICATION

Section 9.1          Indemnification.

(a)          Seller Indemnity.  From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective Representatives, successors and assigns (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred by any Purchaser Indemnified Party arising out of, relating to or resulting from (or constituting, in the case of clause (iii) below):

(i)          any inaccuracy or breach (or claim of such) of any representation or warranty of the Seller set forth in Article III of this Agreement or of the Company set forth in Article IV of this Agreement (provided that, for purposes of this Section 9.1(a)(i), any materiality, material adverse effect, “Seller Material Adverse Effect” or “Company Material Adverse Effect” qualification therein shall be disregarded and not given effect, except in the case of the representations and warranties set forth in Section 4.8, the categories of Material Contracts in Section 4.17(a) and the word “Material” in the term “Material Contracts”);

(ii)          any breach of any covenant or agreement of the Seller or the Company set forth in this Agreement; or

(iii)          any Excluded Taxes.

(b)          Purchaser Indemnity.  From and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective Representatives, successors and assigns (each, a “Seller Indemnified Party”) from and against any Losses incurred by the Seller Indemnified Party arising out of, relating to or resulting from:

(i)          any inaccuracy or breach (or claim of such) of any representation or warranty of the Purchaser set forth in Article V of this Agreement (provided that, for purposes of this Section 9.1(b)(i), any materiality, material adverse effect, or “Purchaser Material Adverse Effect” qualification therein shall be disregarded and not given effect); or

(ii)          any breach of any covenant or agreement of the Purchaser set forth in this Agreement.

Section 9.2          Defense of Third Party Claims.

(a)          Promptly after the receipt by any Person entitled to indemnification pursuant to this Article IX (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article IX (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim (i) describing in reasonable detail in light of the circumstances then known to such Indemnified Party the nature of such Action, (ii) including a copy of all papers served with respect to such Action (to the extent in the possession of the Indemnified Party) and (iii) specifying the estimated amount of the Losses, if known (the “Third Party Claim Notice”); provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that (x) such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party or (y) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.2(a) prior to the expiration of the applicable survival period (if any) set forth in Section 9.4(a).

(b)          The Indemnifying Party may undertake and assume the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense within sixty (60) days of receiving such Third Party Claim Notice with representatives chosen by it.  During such sixty (60)-day period, the Indemnified Party may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Third Party Claim, and shall reasonably cooperate with the Indemnifying Party.  If the Indemnifying Party undertakes the defense of a Third Party Claim, then (i) the Indemnified Party may retain separate co-counsel and one appropriate local counsel in each applicable jurisdiction of the Indemnified Party’s choosing and participate in the defense of the Third Party Claim. The reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party, including if in the reasonable opinion of the Indemnified Party’s counsel, representation of both the Indemnifying Party and the Indemnified Party would be inappropriate due to actual or potential differing interests of or defenses available to such parties, and (ii) the Indemnifying Party shall keep the Indemnified Party advised of the status of the Third Party Claim and the defense thereof and shall reasonably consider recommendations made by the Indemnified Party with respect thereto.  In assuming the defense of a Third Party Claim, the Indemnifying Party may reserve its rights to claim that indemnification is not required if, for example, new or subsequently developed information demonstrates that the Indemnifying Party is not required to indemnify the Indemnified Party.

(c)          If the Indemnifying Party, within sixty (60) days after written notice of any such Third Party Claim does not assume control of the defense or thereafter fails or ceases to defend such Third Party Claim, then (i) the Indemnified Party shall have the right to undertake the defense of such Third Party Claim and (ii) the reasonable and documented fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the fees and expenses of more than one counsel and any one appropriate local counsel in each applicable jurisdiction for the Indemnified Party with respect to a single Third Party Claim or a series of related Third Party Claims be considered “Losses” for purposes of this Agreement.

(d)          Notwithstanding anything in this Section 9.2 to the contrary, (i) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim, (B) would impose a judgment that provides for anything other than monetary damages, or (C) would impose a judgment of monetary damages in excess of the remaining amount in the Indemnity Escrow Account, and (ii) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgement.

(e)          The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto subject to Section 6.3.  Without limiting the generality of the foregoing, the party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate (as an observer) in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

(f)          Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 9.2 shall not apply with respect to Taxes or any Tax Proceeding.

Section 9.3          Procedure for Claims Not Involving Third Parties.

(a)          An Indemnified Party wishing to assert a claim for indemnification under this Article IX that does not involve a Third Party Claim shall deliver a written notice (a “Claim Notice”), promptly upon becoming aware of such claim, to the Indemnifying Party, which shall (i) state in reasonable detail the circumstances giving rise to the Losses and the basis for such claim under this Agreement, (ii) specify the estimated amount of the Losses, if known, and (iii) make a request for any payment then believed due.  The failure of an Indemnified Party to provide a Claim Notice in accordance with this Section 9.3 shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except (x) to the extent that the Indemnifying Party is prejudiced thereby or (y) if the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.3(a) prior to the expiration of the applicable survival period (if any) set forth in Section 9.4(a).  The Indemnifying Party may, within forty-five (45) days after receipt by such Indemnifying Party of a Claim Notice, deliver to the Indemnified Party a written response disputing such claim.

(b)          Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 9.3 shall not apply with respect to Taxes and any Tax Proceedings.

Section 9.4          Survival; Limitations on Liability.

(a)          Survival.

(i)          All of the representations and warranties of the Seller, the Company and the Purchaser set forth in this Agreement shall survive the Closing of this Agreement until the Release Date, at which time they shall expire, except for the Seller Fundamental Representations, the Company Fundamental Representations and the Purchaser Fundamental Representations, which shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, at which time they shall expire.  The right to indemnification for Excluded Taxes shall survive the Closing of this Agreement until the Release Date, at which time it shall expire.  The right to indemnification for Excluded Taxes and any inaccuracy or breach (or claim of such) of any representation or warranty set forth in this Agreement shall not be affected by any investigation conducted, or knowledge acquired, with respect to the accuracy of such representation or warranty (it being understood that the foregoing shall not limit the lead-in paragraph to Article III, Article IV or Article V).

(ii)          All covenants and agreements of the parties hereto set forth in this Agreement that require performance prior to the Closing shall survive the Closing until the Release Date, at which time they shall expire.  All covenants and other agreements of the parties hereto set forth in this Agreement that require performance from and after the Closing shall survive the Closing and shall continue in accordance with their terms until such covenant or agreement is performed.

(iii)          If an indemnification claim is properly asserted in writing pursuant to Section 9.2 or 9.3 or in respect of Taxes, in each case, prior to the expiration, as provided in this Section 9.4(a), of the representation, warranty, covenant or agreement that is the basis for such claim, then such representation, warranty, covenant or agreement and the Indemnifying Party’s indemnification obligations with respect thereto shall survive past the date on which they would otherwise expire until, but only for the purpose of, the resolution of such claim.

(b)          Deductible.

(i)          No Purchaser Indemnified Party shall be entitled to indemnification under Section 9.1(a)(i) with respect to any claim for indemnification unless and until the amount of Losses incurred by the Purchaser Indemnified Parties that are the subject of such claim exceeds $50,000 (the “Per-Claim Basket”), and the Purchaser Indemnified Parties shall not be entitled to indemnification for Losses claimed under Section 9.1(a)(i) unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties in respect of such claims, taken together (excluding amounts below the Per-Claim Basket), exceeds $2,718,750 (the “Deductible”), at which time all Losses incurred in excess of the Deductible, subject to the Per-Claim Basket, shall be indemnifiable claims hereunder (subject to all the other terms and conditions set forth herein); provided, however, that the Deductible and the Per-Claim Basket shall not apply to (A) claims with respect to actual fraud (B) claims with respect to any breaches of any Seller Fundamental Representation or Company Fundamental Representation and (C) any representations or warranties with respect to Taxes.

(ii)          No Seller Indemnified Party shall be entitled to indemnification under Section 9.1(b)(i) with respect to any claim for indemnification unless and until the amount of Losses incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per-Claim Basket, and the Purchaser Indemnified Parties shall not be entitled to indemnification for Losses claimed under Section 9.1(b)(i) unless and until the aggregate amount of all Losses incurred by the Seller Indemnified Parties in respect of such claims, taken together (excluding amounts below the Per-Claim Basket), exceeds the Deductible, at which time all Losses incurred in excess of the Deductible shall be indemnifiable claims hereunder (subject to all the other terms and conditions set forth herein); provided, however, that the Deductible and the Per-Claim Basket shall not apply to (A) claims with respect to actual fraud and (B) claims with respect to any breaches of any Purchaser Fundamental Representation.

(c)          Cap.

(i)          The maximum aggregate amount of indemnifiable Losses payable by the Seller under Section 9.1(a)(i) or Section 9.1(a)(iii) in respect of all claims made thereunder shall not exceed the Indemnity Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to claims with respect to (A) actual fraud and (B) claims with respect to any breaches of any Seller Fundamental Representation or Company Fundamental Representation.  The maximum aggregate amount of indemnifiable Losses payable by the Seller under (x) Section 9.1(a)(i) in respect of all claims with respect to breaches of any Seller Fundamental Representation or Company Fundamental Representation and (y) Section 9.1(a)(ii) shall not exceed the aggregate amount of the Closing Cash Consideration plus the Closing Stock Consideration Amount, in each case, other than claims with respect to actual fraud.

(ii)          The maximum aggregate amount of indemnifiable Losses payable by the Purchaser under Section 9.1(b)(i) in respect of all claims made thereunder shall not exceed the Cap; provided, however, that the Cap shall not apply to claims with respect to (A) actual fraud and (B) claims with respect to any breaches of any Purchaser Fundamental Representation.  The maximum aggregate amount of indemnifiable Losses payable by the Purchaser under (x) Section 9.1(b)(i) in respect of all claims with respect to breaches of any Purchaser Fundamental Representation and (y) Section 9.1(b)(ii) shall not exceed the aggregate amount of the Closing Cash Consideration plus the Closing Stock Consideration Amount, other than claims with respect to actual fraud.

(d)          Amounts Reflected as Purchase Price Adjustments.  No Purchaser Indemnified Party shall be entitled to indemnification for Losses pursuant to Section 9.1(a) in respect of any amount to the extent that such amount was included in the Actual Working Capital, the Actual Net Indebtedness or the Actual Acquisition Expenses and, in each case, actually reduced the Consideration otherwise payable by the Purchaser.  No Seller Indemnified Party shall be entitled to indemnification for Losses pursuant to Section 9.1(b) in respect of any amount to the extent that such amount was included in the Actual Working Capital, the Actual Net Indebtedness or the Actual Acquisition Expenses and, in each case, actually increased the Consideration otherwise payable by the Purchaser.

(e)          Satisfaction of Seller Indemnity Claims.  Except with respect to claims for actual fraud, the Purchaser (on behalf of itself and the other Purchaser Indemnified Parties) and the Seller hereby agree that (i) indemnification claims made by any of the Purchaser Indemnified Parties pursuant to Section 9.1(a)(i) or 9.1(a)(iii) shall be satisfied solely from the Indemnity Escrow Account (provided, however, that the foregoing shall not apply to claims with respect to any breaches of any Seller Fundamental Representation or Company Fundamental Representation); (ii) indemnification claims made by any of the Purchaser Indemnified Parties (A) pursuant to Section 9.1(a)(i) in the case of claims with respect to any breaches of any Seller Fundamental Representation or Company Fundamental Representation or (B) pursuant to Section 9.1(a)(ii) shall in the case of the foregoing clauses (A) and (B) be satisfied, first, from the Indemnity Escrow Account (if any funds remain at such time), then from the R&W Insurance Policy (to the extent recourse in respect of the applicable Loss is available under the R&W Insurance Policy) and to the extent recourse in respect of the applicable Loss is not available under the R&W Insurance Policy, at the option of the Purchaser, by (I) indemnification by the Seller pursuant to this Article IX or (II) a withholding from and an offset against any Earnout Amounts that would otherwise be due to the Seller under the Earnout Agreement (to the extent such indemnification claims have been finally determined to be due and payable to the applicable Purchaser Indemnified Parties at or prior to the time such Earnout Amount would otherwise be required to be paid in accordance with the Earnout Agreement). In the case of the foregoing clause (II), if the applicable Earnout Payment in respect of which such withholding and offset is to be made is payable in cash and in Purchaser Shares, such withholding and offset shall be made pro rata in cash and in Purchaser Shares (for this purpose ascribing a value to each such Purchaser Share of the “Purchaser Share Price” as defined in the Earnout Agreement as of the date of such withholding and offset).

(f)          Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  In the event any Indemnified Party (or its Affiliates) is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party has received indemnification pursuant to this Article IX, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries to the extent it would use such efforts if it were not entitled to indemnification hereunder; provided that the Indemnified Party and its Affiliates shall not be required to threaten or initiate any legal proceedings against any customer, client, supplier or vendor of such Indemnified Party and its Affiliates or any Governmental Authority.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are realized by an Indemnified Party (or its Affiliates) subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the excess, if any, of (i) the amount previously received by the Indemnified Party under this Article IX, plus the amount of such insurance payments or other recoveries actually received by such Indemnified Party (less any increase in insurance premiums arising therefrom or related thereto and any Taxes resulting from any such payments or other recoveries), over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article IX.  In cases where the Seller is the Indemnifying Party, if such a refund is required and the applicable indemnification payments were paid from the Indemnity Escrow Account, (i) if prior to or on the Release Date, such amount will be deposited with the Escrow Agent to be held with the remaining Indemnity Escrow Amount and (ii) if after the Release Date, such amount will be paid to the Seller.

(g)          Punitive Damages.  No Indemnified Party shall be entitled to indemnification for any special, punitive, or exemplary damages except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnified Party to an unaffiliated third party in connection with an Action against the Indemnified Party.

(h)          Tax Benefits or Costs. Each party hereto acknowledges and agrees that, for purposes of this Agreement, Losses shall be (x) calculated based on the amount of Losses that remain after deducting therefrom any cash Tax benefits (net of any expenses incurred in obtaining the cash Tax benefits, including any Taxes imposed or payable in respect of the receipt or accrual thereof)  attributable to such Losses actually realized by the Indemnified Party in the taxable year of such Loss and the subsequent taxable year (for the avoidance of doubt, determined taking into account the overall change, if any, to Tax Purchase Price and the corresponding effect on the U.S. federal (and applicable state and local) tax basis of the assets of the Company) and (y) increased by any cash Tax cost of the Indemnified Party attributable to such Losses or the indemnification actually realized by the Indemnified Party in the taxable year of such Loss and the subsequent taxable year.

(i)          No Duplicate Claims.  To the extent an Indemnified Party recovers Losses in respect of an indemnification claim under this Article IX, no other Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

(j)          Exclusivity of Indemnity.  After the Closing, the rights of an Indemnified Party under this Article IX shall be the sole and exclusive remedy of such Indemnified Party with respect to all contract claims under this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein or any right, claim or action arising from the Transactions, except in the case of actual fraud or claims for specific performance of covenants.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article IX.  Each of the Seller and the Purchaser expressly waives, releases and agrees not to make any claim against the other, or any of their respective Affiliates, except for indemnification claims made pursuant to this Article IX, or for any equitable relief pursuant to Section 12.10; provided, however, that the foregoing shall in no way limit Purchaser’s rights with respect to or under the R&W Insurance Policy.  Notwithstanding the foregoing, nothing in this Article IX shall limit the operation of Section 2.8.    Furthermore, the Parties acknowledge and agree that, except in the case of actual fraud:

(i)          the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(ii)          the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(iii)          the provisions of and the limited remedies provided in this Article IX were specifically bargained for among the parties and were taken into account by the parties in arriving at the Consideration; and

(iv)          after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.

ARTICLE X

PROCEDURES RELATING TO TAXES

Section 10.1          Tax Returns.

(a)          The Seller shall timely prepare and file, or cause to be timely prepared and filed, all Pre-Closing Taxable Period Returns that are due (taking into account any applicable extensions) on or before the Closing Date.  The Sellers shall pay, or cause to be paid, all Taxes due in respect of any Tax Return it is responsible for filing pursuant to this Section 10.1(a) to the applicable Governmental Authority prior to the Closing Date.  Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Pre-Closing Taxable Period Returns that are due (taking into account any applicable extensions) after the Closing Date and any Straddle Period Return.  All reasonable and documented third-party costs and expenses incurred in connection with the preparation and filing of (i) any Pre-Closing Taxable Period Return shall be borne and paid by the Seller and (ii) any Straddle Period Return shall be equitably allocated between Purchaser, on the one hand, and the Seller, on the other hand, provided, that such third-party costs and expenses do not exceed the third-party costs typically paid by Seller for the preparation and filing of such Tax Returns for prior taxable years (subject to reasonable adjustments to appropriately reflect any additional complexity or any unique issues (unrelated to Purchaser’s acquisition of the Company Group) arising on such Tax Returns). Subject to Seller’s indemnification obligations pursuant to Article IX, the Purchaser shall pay, or cause the Company Group to pay, all Taxes due in respect of any Tax Return it is responsible for filing pursuant to this Section 10.1(a) to the applicable Governmental Authority.

(b)          All Pre-Closing Taxable Period Returns and all Straddle Period Returns prepared and filed pursuant to Section 10.1(a) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  The Purchaser shall deliver any Tax Return for which it is responsible for filing pursuant to Section 10.1(a) with respect to which Purchaser is seeking or may seek indemnification (or which may affect any Purchaser claim for indemnification) pursuant to Article IX to the Seller for its review and comment at least (x) in the case of any such Tax Return that is required to be filed within one (1) month following the Closing Date or that is a non-income Tax Return, ten (10) days or such later time as reasonably practicable or (y) in the case of any other such Tax Return, twenty (20) days, in each case prior to the date on which such Tax Return is required to be filed with the relevant Tax authority (taking into account any applicable extensions).  If the Seller disputes any item on any such Tax Return, then it shall notify the Purchaser of such disputed item (or items) and the basis for its objection no later than (A) in the case of a Tax Return described in clause (x) of the preceding sentence, five (5) days or such later time as reasonably practicable or (B) in all other cases, ten (10) days, in each case, following delivery of such Tax Return by the Purchaser.  The Purchaser and the Seller shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the Purchaser and the Seller cannot resolve any disputed item, then the item in question shall be resolved by the Independent Auditor.  The fees and disbursements of the Independent Auditor shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand.  If the Purchaser and Seller or the Independent Auditor, as applicable, are unable to resolve all disputed items prior to the due date (taking into account any applicable extensions) for the relevant Tax Return, such Tax Return shall be timely filed as prepared by Purchaser (and reflecting any comments received from Seller that are not in dispute), and following the resolution of all disputed items in accordance with the foregoing provisions of this Section 10.1(b), Purchaser shall file or cause to be filed an amended Tax Return reflecting such resolution.

(c)          For purposes of this Agreement, in the case of any Taxes of any member of the Company Group that are payable with respect to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date.  All determinations necessary to give effect to the allocation set forth in the previous sentence shall be made in a manner consistent with the prior practice the Company Group.

(d)          CFC Taxes.  CFC Taxes shall be determined in accordance with the following assumptions and conventions: (i) the CFC Members shall be deemed to have been owned by a “domestic corporation” (as defined in Section 7701 of the Code) during the portion of the Straddle Period that ends on the Closing Date, (ii) such domestic corporation shall be deemed not to have generated any item of income, gain, loss, deduction or credit or owned any assets other than the stock of the CFC Members during such period, (iii) such domestic corporation shall be deemed not to have any other Tax attributes or carryforwards, (iv) the Tax years of each CFC Member shall be deemed to have ended on the Closing Date with all items of income, gain, deduction or loss determined on a “closing of the books” basis and (v) each CFC Member shall be deemed to have made Tax elections in a manner consistent with past practices of such CFC Member.  In addition, the amount required to be included by such domestic corporation under Sections 951 or 951A of the Code (and any deemed dividend pursuant to Sections 78 and 960(a)(1) attributable to such amount) shall be reduced by the amount of gain of Seller attributable to the sale of the CFC Members which will be recharacterized as a dividend pursuant to Section 1248 of the Code (assuming that no dividends are paid by the CFC Members to Purchaser or its Affiliates prior to the end of the Straddle Period) but only to the extent provided for under Section 951(a)(2) of the Code and the applicable Treasury Regulations under Sections 951 and 951A of the Code (taking into account the actual results of the CFC Member for the Straddle Period and the Purchaser’s actual holding period of the CFC Member during the Straddle Period).  For the avoidance of doubt, the CFC Taxes of Seller shall not be a negative number.

Section 10.2          Contest Provisions.

(a)          Following the Closing Date, except as provided in Sections 10.2(b) or 10.2(c) below, the Purchaser shall control the conduct of any Tax Proceeding of any member of the Company Group (any such Tax Proceeding a “Tax Contest”).

(b)          Following the Closing Date, the Purchaser shall notify the Seller in writing within ten (10) Business Days after receipt by the Purchaser or any of its Affiliates of written notice of the commencement of any Tax Contest that relates to Taxes for which the Purchaser may seek indemnification under Article IX; provided that the failure of the Purchaser to provide such notice shall not relieve the Seller of its obligations hereunder, except to the extent that such failure to give notice shall actually prejudice any defense or claim available to the Seller.  The Purchaser shall have the exclusive right to control the conduct of any Tax Contest for any Pre-Closing Tax Period or Straddle Period at its own expense (subject to Seller’s indemnification obligations under Article IX); provided, that, if Purchaser would reasonably be expected to recover any Losses from such Tax Contest pursuant to Article IX (for the avoidance of doubt, after taking into account the limitations set forth in Section 9.4) (x) the Seller shall have the right to fully participate in such Tax Contest at its own expense and (y) the Purchaser shall not settle, compromise and/or concede any portion of such Tax Contest to the extent that it affects the liability of the Seller under Article IX without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)          Notwithstanding the foregoing, Seller shall have the exclusive right to control, settle, compromise and/or concede any Tax Proceeding of Seller or its direct or indirect owners or with respect to any Tax Return of Seller or its direct or indirect owners.

Section 10.3          Assistance and Cooperation.

(a)          The Seller and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably requested for the filing of any Tax Returns, the determination of any payment obligations under Section 2.11(b), and the preparation, prosecution, defense or conduct of any Tax Contest or any Tax Proceeding involving the Seller or any of its direct or indirect owners.

(b)          The Seller and the Purchaser shall reasonably cooperate with each other in the conduct of any Tax Proceeding involving or otherwise relating to the Company Group (or their income or assets).  Any information obtained under this Section 10.3(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of any Tax Proceeding.

(c)          Notwithstanding anything herein to the contrary, (i) in no event shall any Person be entitled to review, inspect or receive originals or copies of any Tax Returns of the Purchaser or any of its Affiliates (other than members of the Company Group) and (ii) Purchaser shall have the sole and exclusive right to control any Tax Proceeding in respect of Taxes of the Purchaser or any of its Affiliates (other than any Tax Contest solely involving the members of the Company Group).

Section 10.4          Refunds.

(a)          The Seller will be entitled to any credits arising from an overpayment by a member of the Company Group of Tax for a Pre-Closing Tax Period, which credit is in lieu of a cash refund, or refunds (including interest received thereon) of Tax of a member of the Company Group for the Pre-Closing Tax Period, in each case, only to the extent that such Tax being refunded, if it were instead a deficiency, would otherwise be an Excluded Tax.  In each case, Seller shall be entitled to such credit or refund only to the extent that it is actually realized by any member of the Company Group (either as a cash refund received or as a reduction of Taxes otherwise payable in lieu of a cash refund), reduced by any reasonable, out-of-pocket costs (including Taxes) incurred by the Purchaser or any of its Affiliates (including the Company Group) in connection with the receipt or accrual of such credit or refund; provided, that the Seller shall not be entitled to any credits or refunds (i) attributable to a carryback (or use) of any loss, deduction or other similar tax item arising in a Post-Closing Tax Period, (ii) reflected in Actual Working Capital, the Actual Net Indebtedness or the Actual Acquisition Expenses and specifically identified as such or (iii) arising after the later of (x) the Release Date or (y) the date on which all claims for indemnification by Purchaser Indemnified Parties for Taxes under Section 9.1(a)(i) or Section 9.1(a)(iii) are settled or otherwise resolved (the “Tax Release Date”).  The Purchaser shall cause the amount of any refund (or portion thereof) or the amount of any credit (or portion thereof) to which the Seller is entitled hereunder to either be paid to the Indemnity Escrow Account, or allowed or applied against any Tax liability or any Taxes for which the Purchaser Indemnified Parties are indemnified pursuant to Article IX; provided, that any such refund or credit received after the Release Date and prior to the Tax Release Date may also be applied against (or reduced by) any Tax liability or any Tax that is an Excluded Tax but for which Purchaser is no longer able to make a claim for indemnification under Section 9.1(a)(i) or Section 9.1(a)(iii) due to such Loss arising after the Release Date.  Notwithstanding anything to the contrary in this Agreement, prior to the Tax Release Date, Seller shall, upon Purchaser’s request, promptly repay to Purchaser any such amount Seller received under this Section 10.4(a) in the event that Purchaser or any member of the Company Group is required to repay such refund or credit (including interest received thereon) to such Governmental Authority.

(b)          Except as provided in Section 10.4(a), the Purchaser and its Affiliates will be entitled to any credits and refunds (including any interest received thereon) of any member of the Company Group.

Section 10.5          Conveyance Taxes.  Notwithstanding anything in this Agreement to the contrary, the Purchaser, on the one hand, and the Seller, on the other hand, shall each be responsible for and shall pay one half of any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the transfer of the Membership Interests to the Purchaser or its designated Subsidiary or Subsidiaries hereunder (collectively, “Conveyance Taxes”).  The Purchaser and the Seller shall reasonably cooperate in the preparation and execution of any Tax Returns required to be filed in respect of any Conveyance Taxes.

Section 10.6          Negative Covenants.  None of the Purchaser or its Affiliates (including, for the avoidance of doubt, the Company Group) shall (i) except as provided in Section 10.1, amend, refile, revoke or otherwise modify (or cause to be amended, refiled, revoked or otherwise modified) any Tax Return of the Company Group relating to any Pre-Closing Tax Period, provided, however, that nothing in this clause (i) shall prevent Purchaser or any of its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the foregoing (or file any amended Tax Return required in connection therewith), and neither Purchaser nor any of its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority in connection therewith, in each case subject to Section 10.2, (ii) make or change (or cause to be made or changed) any Tax election that has retroactive effect to any Pre-Closing Tax Period (including any election under Section 338(g) of the Code), (iii) file (or cause to be filed) a ruling request with any Tax authority that relates to the Taxes or Tax Returns of the Company Group for any Pre-Closing Tax Period, or (iv) initiate (or cause to be initiated) any voluntary disclosure or similar proceedings with any Tax authority regarding any Tax or Tax Return of the Company Group for any Pre-Closing Tax Period, in the case of each of clauses (i) through (iv), if such action would have more than a minimal adverse effect on the Tax liability of Seller, its direct or indirect owners or any of their Affiliates (affiliation being measured following Closing), including any indemnification obligation of Seller under Article IX, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 10.7          Tax Treatment and Purchase Price Allocation.

(a)          The parties agree that for U.S. federal (and applicable state and local) income Tax purposes, (a) the acquisition of the Membership Interests pursuant to this Agreement shall be treated as a purchase and sale of all of the assets of the Company (and of any other member of the Company Group that is disregarded as separate from the Company for U.S. federal income tax purposes) that constitutes an “applicable asset acquisition” within the meaning of Section 1060 of the Code, (b) any indemnification payments made pursuant to Article IX, any Earnout Amounts payable pursuant to and in accordance with this Agreement and the Earnout Agreement and any payment made pursuant to and in accordance with Section 2.11, in each case, shall be treated as an adjustment to the purchase price (except to the extent of any amounts in respect of imputed interest).  None of the parties shall (and each shall cause its Affiliates not to), take any position inconsistent with the foregoing on any Tax Return or in connection with any Tax Proceeding, provided, however, that this Section 10.7(a) shall not prevent Purchaser, Seller or their Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the foregoing, and neither Purchaser, Seller nor any of their Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority in connection therewith.

(b)          The methodology for the allocation of the of the Consideration (as finally determined pursuant to Section 2.8) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date (together with the Consideration, the “Tax Purchase Price”) is set forth on Schedule 10.7(b).  No later than sixty (60) days after the date on which the Consideration is finally determined pursuant to Section 2.8, Seller shall deliver to Purchaser a proposed allocation of the Tax Purchase Price among the assets of the Company (and of any other member of the Company Group that is disregarded as separate from the Company for U.S. federal income tax purposes), including an allocation among the assets by jurisdiction determined in a manner consistent with Section 1060 and, if applicable, Section 338 of the Code and the Treasury Regulations promulgated thereunder and in accordance with Schedule 10.7(b) (the “Seller’s Allocation”); provided, that the parties agree the allocation need not follow the same methodology as the transfer pricing past practices of the Company Group.  If Purchaser disagrees with Seller’s Allocation, Purchaser may, within twenty (20) days after delivery of Seller’s Allocation, deliver a written notice (the “Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation.  If the Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Tax Purchase Price.  If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Auditor to resolve any remaining disputes.  All fees and expenses relating to the work, if any, to be performed by the Independent Auditor in connection with this Section 10.7(b) shall be borne equally by Seller and Purchaser.  Any allocation of the Tax Purchase Price determined pursuant to the decision of the Independent Auditor shall incorporate, reflect and be consistent with this Section 10.7(b) and the methodology described on Schedule 10.7(b).  The allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Auditor in accordance with the immediately preceding sentence (the “Allocation”) shall be conclusive and binding on the parties.  The Allocation shall be appropriately adjusted to the extent necessary to reflect any payments made under this Agreement or the Earnout Agreement for U.S. federal income tax purposes.  Neither Seller nor Purchaser shall (and each shall cause its respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return or in connection with any Tax Proceeding, provided, however, that this Section 10.7(b) shall not prevent Purchaser, Seller or their Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the foregoing, and neither Purchaser, Seller nor any of their Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority in connection therewith.

Section 10.8          Tax Sharing Agreement.  Any and all Tax Sharing Agreements to which any member of the Company Group is a party shall be terminated as of the Closing Date and, from and after the Closing Date, no member of the Company Group shall have any liability to make any payment pursuant to any such agreement for any past or future period.

ARTICLE XI

TERMINATION

Section 11.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of the Purchaser and the Seller;

(b)          by the Purchaser, if there has been any breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(a), (b) or (c) not to be satisfied and (ii) if curable, has not been cured on or prior to the earlier of the Outside Date or thirty (30) days following receipt by the Seller or the Company of written notice of such breach or failure to perform from the Purchaser;

(c)          by the Seller, if there has been any a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or (b) not to be satisfied and (ii) if curable, has not been cured on or prior to the earlier of the Outside Date or thirty (30) days following receipt by the Purchaser of written notice of such breach or failure to perform from the Seller;

(d)          by either the Purchaser or the Seller, if there shall be any Law or Order which is final and nonappealable preventing the consummation of the Transactions on the terms set forth herein or that makes consummation of the Transactions on the terms set forth herein illegal; or

(e)          by either the Purchaser or the Seller, if on or after January 29, 2020 (the “Outside Date”) the Closing shall not have occurred; provided, however, that that if the Closing shall not have occurred by the Outside Date but on that date (A) any of the conditions set forth in Section 8.1(a) (solely as it relates to any Antitrust Laws or Orders entered thereunder) or Section 8.1(b) are not satisfied or waived but all other conditions set forth in Article VIII been satisfied or waived (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the Parties, be extended to April 29, 2020; provided, further, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose breach of or failure to perform any material covenant, agreement or obligation hereunder is the principal cause of the failure of the Closing to occur on or before such Outside Date.

Section 11.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall immediately become void, there shall be no liability or obligation on the part of the Purchaser, the Seller, the Company, any of their respective Affiliates or their or their Affiliates’ respective Representatives, shareholders, managers or partners and all rights and obligations of any party hereto shall cease, except that any such termination shall not relieve any party hereto from any liability for any and all Losses suffered by the other party hereto as a result of fraud or any willful or intentional breach.  Notwithstanding the foregoing, the provisions of this Section 11.2 and Article XII shall remain in full force and effect and survive any termination of this Agreement.  No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (a) upon receipt, if delivered personally, (b) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (c) immediately when sent by email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the email address specified below (or at such other email address for a party as shall be specified by like changes of email addresses):

If to the Purchaser, to:

    Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Email:  jeff.mann@cantelmedical.com
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email:  IKirman@wlrk.com
Attention:  Igor Kirman

If to the Seller or, prior to the Closing, the Company, to:

Dental Holding, LLC
3232 North Rockwell Street
Chicago, Illinois 60618
Email:  mberns@hu-friedy.com
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins
330 North Wabash, Suite 2800
Chicago, Illinois 60611
Email:        mark.gerstein@lw.com
             jason.morelli@lw.com
Attention:  Mark D. Gerstein
                  Jason Morelli

Section 12.2          Headings; Table of Contents.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.3          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 12.4          Entire Agreement.  This Agreement (together with the Exhibits and Schedules hereto and the Seller Disclosure Letter, the Company Disclosure Letter and the Purchaser Disclosure Letter) and the other Transaction Documents, including the Confidentiality Agreement, constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 12.5          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that without written consent of any party hereto, the Purchaser may assign its rights and obligations hereunder, in whole or in part, to (a) any of its Subsidiaries, but no such assignment shall relieve the Purchaser of any liability or obligation hereunder and (b) any of its Debt Financing Sources as collateral security for the Purchaser’s and its Affiliates’ obligations to such Debt Financing Sources (and such Debt Financing Sources may exercise their rights and remedies with respect to such security interest); provided, further, that without written consent of any party hereto, the Seller may assign its rights hereunder (a) to receive the Closing Stock Consideration to any Permitted Transferee and (b) to receive any portion of the Escrow Amounts that is ultimately released to the Seller pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, and/or receive any portion of the Earnout Amounts payable pursuant to and in accordance with this Agreement and the Earnout Agreement, in whole or in part, to any of the Owners.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 12.6          Parties in Interest.  Except as otherwise provided in Section 12.16 with respect to the Debt Financing Entities, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.7          Fees and Expenses.  Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Transactions are consummated.

Section 12.8          Amendment.  Except as otherwise provided in Section 12.16 below, this Agreement may be amended by the parties hereto at any time.  This Agreement may not be amended except by an instrument in writing signed by the Purchaser, the Company and the Seller.

Section 12.9          Extension; Waiver.  At any time prior to the Closing Date, any party hereto entitled to the benefits thereof, may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any other Transaction Document, and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 12.10          Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 12.11          Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  The terms and conditions of this Agreement may be waived only by the party or parties entitled to the benefits thereof.  Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 12.12          Governing Law; Waiver of Jury Trial.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.16 BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 12.13          Consent to Jurisdiction.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.16 BELOW, EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS (EXCEPT AS SET FORTH IN ANOTHER TRANSACTION AGREEMENT), WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 12.14          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.  This Agreement shall become effective when the Purchaser, the Seller, and the Company shall have executed this Agreement.  This Agreement may be delivered by facsimile or .pdf transmission.

Section 12.15          Interpretation.  The interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph, Exhibit and Schedule are references to the Articles, Sections, clauses, subclause, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (f) the word “including” and words of similar import when used in the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (g) the word “or” shall not be exclusive; (h) references to “written” or “in writing” include in electronic form; (i)  the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 12.16          Certain Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries:

(a)          agrees that any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, and arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court;

(b)          agrees that any such legal proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any document relating to the Financing;

(c)          agrees not to bring or support or permit any of its Subsidiaries to bring or support any legal proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Entity in any way arising out of or relating to, this Agreement, the Financing, any document relating to the Financing or any of the transactions contemplated by this Agreement or the performance of any services under any document relating to the Financing in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d)          agrees that service of process upon the Company or its Subsidiaries in any such legal proceeding shall be effective if notice is given in accordance with Section 12.1;

(e)          irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal proceeding in any such court;

(f)          knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any legal proceeding brought against the Debt Financing Entity in any way arising out of or relating to this Agreement, the Financing, any document relating to the Financing or any of the transactions contemplated by this Agreement or any document relating to the Financing or the performance of any services under any document relating to the Financing;

(g)          agrees that (i) the Seller, the Designated Shareholders and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or equity holders shall not have any rights or claims against any Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, any document relating to the Debt Financing or any of the transactions contemplated by this Agreement or the performance of any services under any document relating to the Debt Financing, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Debt Financing Entity shall have any liability (whether in contract, in tort or otherwise) to the Seller, the Designated Shareholders or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any party hereto in any way arising out of or relating to, this Agreement, the Debt Financing, any document relating to the Debt Financing or any of the transactions contemplated by this Agreement or the performance of any services under any document relating to the Debt Financing, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise;

(h)          agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 12.16, and such provisions and the definitions of “Debt Financing Entities” and “Debt Financing Sources” shall not be amended in any way adverse to the Debt Financing Entities without the prior written consent of the Debt Financing Sources;

(i)          this Section 12.16 shall not be amended in any manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources; and

(j)          without limiting the foregoing, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 12.17          Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Seller, the Company, the Purchaser or any other party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.18          Legal Representation; Attorney-Client Privilege.

(a)          Purchaser acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented the Seller, the Company, and their respective Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the member of the Company Group, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related an Action arising under or related to this Agreement, the Transaction Documents or the Transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement, the Transaction Documents or the Transactions (including any matter that may be related to an Action related to this Agreement, the Transaction Documents or the Transactions) and (y) in which the Purchaser or any of its Subsidiaries (including the Company Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters.  Accordingly, each of the Purchaser and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to the Purchaser or any of its Subsidiaries (including the Company Group), and even though Prior Company Counsel may have represented the Company Group in a matter substantially related to such dispute.  Without limiting the foregoing, each of the Purchaser and the Company (on behalf of itself and its Subsidiaries) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)          Each of the Purchaser and the Company (on behalf of itself and its Subsidiaries) waives and shall not assert, and agrees after the Closing to cause its Subsidiaries to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of the Purchaser, the Company and their respective Subsidiaries, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Seller, and shall not pass to or be claimed or used by the Purchaser or the Company, except as provided in the last sentence of this Section 12.18(b).  Furthermore, each of the Purchaser and the Company (on behalf of itself and its Subsidiaries) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or any member of the Company Group, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Subsidiaries to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Seller.  In addition, Purchaser agrees that, following the Closing Date, it would be impractical to remove all attorney-client communications created prior to the Closing Date from the records (including e-mails and other electronic files) of the Company Group.  Accordingly, following the Closing, Purchaser will use commercially reasonable efforts not to and will use commercially reasonable efforts to cause each of its Affiliates (including the Company Group) not to, access or use such attorney-client communication remaining in the records of the Company Group after the Closing in a manner that would be adverse to the Seller or its Affiliates or which would waive attorney-client privilege.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed, all as of the date first written above.

DENTAL HOLDING, LLC

By:	/s/ Ronald Saslow
Name: Ronald Saslow
Title: Chief Executive Officer

HU-FRIEDY MFG. CO., LLC

By:	/s/ Ronald Saslow
Name: Ronald Saslow
Title: Chairman and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

CANTEL MEDICAL CORP.

By:	/s/ George Fotiades
Name: George Fotiades
Title: President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

By:	/s/ Kenneth Serota
Name: Kenneth Serota (Solely with respect to Section 7.15)

[Signature Page to Purchase and Sale Agreement]

By:	/s/ Ronald Saslow
Name: Ronald Saslow (Solely with respect to Section 7.15)

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

EARNOUT AGREEMENT

by and between

DENTAL HOLDING, LLC

and

CANTEL MEDICAL CORP.

Dated as of July 29, 2019

EARNOUT AGREEMENT

EARNOUT AGREEMENT, dated as of July 29, 2019 (this “Agreement”), by and between Dental Holding, LLC, a Delaware limited liability company (the “Seller”), and Cantel Medical Corp., a Delaware corporation (the “Purchaser”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company (the “Company”), the Seller and the Purchaser  are entering into a Purchase and Sale Agreement, dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Purchase and Sale Agreement”);

WHEREAS, the Purchase and Sale Agreement provides for, among other things, the purchase by the Purchaser and the sale by the Seller of all of the issued and outstanding ownership interests in and to the Company (the “Membership Interests”) in exchange for certain consideration payable at the closing of the sale and purchase of the Membership Interests (the “Closing”), on the terms and subject to the conditions set forth therein; and

WHEREAS, the Seller and the Purchaser wish to enter this Agreement pursuant to which the Seller may be eligible to receive certain additional consideration following the Closing in respect of the sale of the Membership Interests to the Purchaser, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Arbitrator” shall mean an arbitrator selected in accordance with Section 4.15 (Arbitration) or, if the Purchaser and the Seller shall otherwise agree in writing, an independent accounting firm or other Person mutually selected by the Purchaser and the Seller.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Closing Date” shall mean the date upon which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Group” shall mean the Company and each of its Subsidiaries.

“Company Product” shall mean any dental instrument or other dental product sold or offered for sale by the  Company Group or in development by the Company Group as of the Closing Date.

“Company Product Net Sales” shall mean, for an applicable measurement period, (i) the gross amounts invoiced and paid on sales of Company Products by the members of the Company Group and, from and after the Closing Date, the Purchaser and its Subsidiaries (including the members of the Company Group), to a third-party purchaser in an arm’s-length transaction, less (ii) the Specified Sales Exclusions, less (iii) any customary deductions actually taken, paid, accrued, allocated or allowed with respect to Company Products to the extent such deductions are of a type that were historically excluded or deducted from the Purchaser’s calculation of net sales in its dental division, in each case of the foregoing clauses (i), (ii) and (iii) consistent with the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser; provided, that purchases by the Company Group from third-party providers of data relating to the Company Products shall not be treated as contra revenue for purposes of this Agreement or otherwise reduce the amount of Company Product Net Sales.

“Contract” shall mean any contract, agreement, lease, license, instrument, note, evidence of indebtedness or other legally binding commitment or undertaking.

“Cost of Goods Sold” means, for an applicable measurement period, the cost of goods sold for the Company Products in respect of which there are Company Product Net Sales for such period, in each case consistent with the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser; provided, that such calculation shall include all freight and logistics expenses associated with Company Products that historically have been accounted by the Company as a component of operating expenses.  For the avoidance of doubt, the calculation of Cost of Goods Sold shall not include costs or expenses to the extent attributable to: (A) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, any natural disaster or any national or international calamity, crisis or emergency to the extent (but only to the extent) having a disproportionately adverse effect on the Company Group, taken as a whole; (B) the relocation of the Company’s Julius Wirth facility currently conducted at the Tuttlingen, Germany leased facility to another location in Germany at the direction of the Purchaser or the modification of the operations at such facility at the direction of the Purchaser; or (C) increased costs directly resulting from the consolidation and integration of the businesses of the Company Group and the Purchaser.

“Earnout A Milestone” shall mean the receipt of Company Product Net Sales of $222,000,000 or more during any consecutive twelve (12) calendar months (whether the first day of such period occurs prior to, on or after the Closing Date).

“Earnout Amount” shall mean the Earnout A Amount, the Earnout B Amount or the Prorated Earnout B Amount.

“Earnout B Milestone” shall mean the occurrence of both of the following:  (i) the receipt of Company Product Net Sales of $230,000,000 or more during any consecutive twelve (12) calendar months that each occur in full during the Earnout B Earnout Period and (ii) a Gross Margin in respect of such twelve (12) calendar month period of equal to or greater than 57.0%.

“Earnout B Earnout Period” shall mean the eighteen (18) consecutive calendar months beginning with the first calendar month that begins on or after the Closing Date.  By way of example, (i) if the Closing Date occurs on October 22, 2019, the Earnout B Earnout Period would begin on November 1, 2019 and end on April 30, 2021 and (ii) if the Closing Date occurs on December 1, 2019, the Earnout B Earnout Period would begin on December 1, 2019 and end on May 31, 2021.

“Earnout B End Date” shall mean the last day of the Earnout B Earnout Period.

“Earnout Period” shall mean the period beginning on the Closing Date and ending on the first date that (a) the Earnout A Milestone has been achieved and (b) either (i) the Earnout B Milestone has been achieved or (ii) the Earnout B End Date has occurred.

“Enforceability Exceptions” shall mean:  (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Governmental Authority” shall mean:  (i) any federal, state, provincial, local, foreign or international government, governmental authority, regulatory authority or administrative agency (including the U.S. Food and Drug Administration and the U.S. Environmental Protection Agency); (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization; or (iv) any political subdivision of any of the foregoing.

“Gross Margin” shall mean, for an applicable measurement period, the quotient equal to (i) (A) Company Product Net Sales minus (B) Cost of Goods Sold divided by (ii) Company Product Net Sales, in each case cumulatively for the applicable measurement period.

 “Law” shall mean any law, statute, ordinance, code, regulation, rule or other legal requirement issued or promulgated by any Governmental Authority.

“Lien” shall mean any lien, mortgage, deed of trust, title defect, easement, right-of-way, encroachment, hypothecation, pledge, security interest, option, encumbrance or other similar restriction or limitation.

“Organizational Documents” shall mean, with respect to any Person that is not a natural Person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement, or other constituent or organizational documents of such Person.

“Owners” shall mean each of the holders of capital stock of the Seller.

“Permit” shall mean any permit, license, franchise or authorization of any Governmental Authority.

“Person” shall mean any individual or entity, including a partnership, a limited partnership, a limited liability partnership, a company, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Prorated Earnout B Milestone” shall mean the occurrence of both of the following:  (i) the receipt of Company Product Net Sales of equal to or greater than $228,100,000 but less than $230,000,000 during any consecutive twelve (12) calendar months that each occur in full during the Earnout B Earnout Period and (ii) a Gross Margin in respect of such twelve (12) calendar month period of equal to or greater than 57.0%.

“Purchaser Share Price” shall mean the volume-weighted average closing price of Purchaser Shares on the New York Stock Exchange for the consecutive twenty (20) trading day period ending on the last trading day ended prior to the date on which the Earnout B Milestone or the Prorated Earnout B Milestone is to be paid pursuant to this Agreement.

“Purchaser Shares” shall mean the common stock, par value $0.10 per share, of the Purchaser.

“Qualifying Growth Amount” means the excess, if any, of (i) the Qualifying Prorated Sales Amount over (ii) $217,600,000.

“Qualifying Prorated Sales Amount” means the highest amount of Company Product Net Sales during the consecutive twelve (12) calendar months, if any, in respect of which a Prorated Earnout B Milestone is achieved.

“Specified Sales Exclusions” shall mean, collectively, (i) normal and customary trade, cash and quantity discounts, allowances, rebates and credits actually allowed or paid with respect to sales of Company Products (to the extent not already reflected in the amount invoiced and excluding commissions for commercialization); (ii) retroactive price reductions, allowances or credits actually granted upon rejections or returns of Company Products, including for recalls, returns or damaged goods and for billing errors; (iii) discounts, chargeback payments, rebates and reimbursements granted to managed care organizations, group purchasing organizations or other buying groups, health maintenance organizations, Governmental Authorities and any other providers of health insurance coverage, health care organizations or other health care institutions (including dental service providers), health care administrators or patient assistance or other similar programs; (iv) compulsory payments and cash rebates related to the sales of Company Products actually paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program; (v) royalties, licensing fees or other similar payments owed to a third party in connection with the sale of any Company Product; (vi) reasonable and customary outbound freight, shipping, insurance and other transportation expenses, to the extent actually borne by the Company, the Purchaser or their Affiliates without reimbursement from any third party; (vii) tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on income and excluding medical device excise tax), customs duties or other charges of a Governmental Authority, in each case imposed on the sale of any Company Product, including VAT, but only to the extent that such VAT are not reimbursable or refundable; and (viii) amounts written off as uncollectible.  Notwithstanding the foregoing to the contrary, in no event will the Specified Sales Exclusions reduce Company Product Net Sales in any period by an amount greater than the reduction in gross sales calculated by the Purchaser in determining net sales of its dental division for the same period under the Purchaser’s accounting policies and as set forth on or derived from the financial statements of the Purchaser.

“Subsidiary” shall mean, with respect to any Person, any corporation, company, partnership, limited liability company, association or other business entity of which (i) if a corporation or company, a majority of the total voting power of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

(b)          Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
AAA	Section 4.15
Accelerating Event	Section 2.4(a)
Adjustment Factor	Section 2.1(c)
Agreement	Preamble
Arbitration Rules	Section 4.15
Closing	Recitals
Company	Recitals
Company Sale	Section 2.4(b)(ii)
Delivering Party	Section 2.3(a)
Earnout A Amount	Section 2.1(a)
Earnout B Amount	Section 2.1(b)

Earnout B Representation Letter	Section 2.5(b)
Earnout B Share Recipient	Section 2.5(a)
Earnout Statement	Section 2.2(a)(i)
Independent Accountant	Section 2.3(b)
Liquidated Earnout Amount	Section 2.4(b)(ii)
Membership Interests	Recitals
Objections Period	Section 2.3(a)
Objections Statement	Section 2.3(a)
Prorated Earnout B Amount	Section 2.1(c)
Purchase and Sale Agreement	Recitals
Purchaser	Preamble
Receiving Party	Section 2.3
Seller	Preamble

ARTICLE II

EARNOUT

Section 2.1          Payment of Earnout Amounts.

(a)          If the Earnout A Milestone is achieved and the Earnout A Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall pay an amount in cash equal to $25,000,000 minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (the “Earnout A Amount”), by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller on the later of (i) December 31, 2019 and (ii) the date that is five (5) Business Days following the date that the Earnout A Amount has become final and binding in accordance with Section 2.3.

(b)          If the Earnout B Milestone is achieved and the Earnout B Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall (i) pay an amount in cash equal to $23,250,000 by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system) no later than three (3) Business Days prior to the applicable payment date, and (ii) subject to Section 2.5(b), issue to the Seller a number of Purchaser Shares (rounded up to the nearest whole share) equal to the quotient obtained by dividing (A) $1,750,000 by (B) the Purchaser Share Price (clause (i) and (ii), collectively, the “Earnout B Amount”), minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement, on the date that is five (5) Business Days following the date that the Earnout B Amount has become final and binding in accordance with Section 2.3.

(c)          If the Prorated Earnout B Milestone is achieved and the Prorated Earnout B Amount has become final and binding in accordance with Section 2.3, then the Purchaser shall (i) pay an amount in cash equal to $23,250,000 multiplied by the Adjustment Factor by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system) no later than three (3) Business Days prior to the applicable payment date, and (ii) subject to Section 2.5(b), issue to the Seller a number of Purchaser Shares (rounded up to the nearest whole share) equal to the quotient obtained by dividing (A) the product of (1) $1,750,000 and (2) the Adjustment Factor by (B) the Purchaser Share Price (clause (i) and (ii), collectively, the “Prorated Earnout B Amount”), minus any amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement, on the date that is five (5) Business Days following the date that the Prorated Earnout B Amount has become final and binding in accordance with Section 2.3.  As used in this Agreement, the “Adjustment Factor” shall mean the quotient, rounded to the nearest whole percentage point, of the Qualifying Growth Amount divided by $12,400,000 (and, for avoidance of doubt, in no event will the Adjustment Factor be equal to or greater than one (1)).  For avoidance of doubt, the Prorated Earnout B Milestone, the Earnout B Milestone or neither (but not both) may be achieved, the Prorated Earnout B Milestone cannot be achieved more than once and if the Prorated Earnout B Milestone would otherwise be achieved in respect of more than one consecutive twelve (12) calendar month period in the Earnout B Earnout Period, the Prorated Earnout B Milestone shall be achieved in respect of such period that results in the highest Prorated Earnout B Amount.  By way of example, Annex A sets forth certain illustrative Qualifying Prorated Sales Amounts and, for each Qualifying Prorated Sales Amount, the Qualifying Growth Amount, Adjustment Factor and Prorated Earnout B Amount resulting therefrom.

Section 2.2          Earnout Statement; Access to Information

(a) Earnout Statements for Earnout A.

(i)          As promptly as practicable, but in any event not later than thirty (30) days after the Closing Date, the Seller will deliver to the Purchaser a written statement (an “Earnout Statement”) indicating whether the Earnout A Milestone was achieved in respect of any consecutive twelve (12) calendar months beginning on or after July 1, 2018 and ending prior to the Closing Date and, if the Earnout A Milestone was achieved in respect of any such period, the Seller’s good faith calculation of the amount of Company Product Net Sales for the applicable period, together with reasonable supporting documentation.

(ii)          Until the Earnout A Amount is paid pursuant to this Agreement, as promptly as practicable, but in any event not later than thirty (30)days after the end of each calendar month that ends on or after the Closing Date, the Purchaser will deliver to the Seller an Earnout Statement indicating whether the Earnout A Milestone was achieved in respect of the immediately preceding twelve (12) calendar months and setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales for such period, together with reasonable supporting documentation.

(b)          Earnout Statements for Earnout B.  As promptly as practicable following the end of each calendar month in the Earnout B Earnout Period, but in any event not later than thirty (30) days after the end of each such applicable month in the Earnout B Earnout Period, the Purchaser will deliver to the Seller an Earnout Statement (i) setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales and the Gross Margin for such period (on a monthly and cumulative basis), together with reasonable supporting documentation and (ii) beginning with the twelfth (12th) calendar month in the Earnout B Earnout Period, indicating whether the Earnout B Milestone was achieved in respect of the immediately preceding twelve (12) calendar months.  In addition, as promptly as practicable following the end of the last calendar month in the Earnout B Earnout Period, but in any event not later than thirty (30) days after the end of such month, if the Earnout B Milestone is not achieved, the Purchaser will deliver to the Seller an Earnout Statement indicating whether the Prorated Earnout B Milestone was achieved in respect of any consecutive twelve (12) calendar months during the Earnout B Earnout Period and setting forth the Purchaser’s good faith calculation of the amount of Company Product Net Sales and the Gross Margin throughout the Earnout B Earnout Period and the applicable Prorated Earnout B Amount.

Section 2.3          Earnout Statement Dispute Resolution

(a)          If the party receiving an Earnout Statement (the “Receiving Party”) has any objections to any Earnout Statement delivered pursuant to Section 2.2, the Receiving Party shall deliver to the party that delivered the Earnout Statement (the “Delivering Party”) a statement setting forth in reasonable detail each item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”).  If (i) the Receiving Party notifies the Delivering Party in writing of its acceptance of the Earnout Statement or (ii) an Objections Statement is not delivered to Delivering Party within forty-five (45) days after delivery of the Earnout Statement (the “Objection Period”), then the Earnout Statement shall be final and binding and, if applicable, the Purchaser shall, subject to Section 2.5(b), within five (5) Business Days thereafter, pay the Earnout Amount identified as payable (if any) in the applicable Earnout Statement pursuant to Section 2.1.  During the Objection Period, the Receiving Party and its representatives will have reasonable access during normal business hours to books and records of the Company Group and the Purchaser, as applicable, to the extent relating to the calculation of Company Product Net Sales or Gross Margin during the relevant period necessary for purposes of their review of the Earnout Statement.  If an Objections Statement is delivered, then the Seller and the Purchaser shall negotiate in good faith to resolve the disputed items for thirty (30) days following the Delivering Party’s receipt of the Objections Statement.  If, during such period, the Seller and the Purchaser are able to resolve such dispute and agree on the Earnout Amount payable pursuant to the Earnout Statement, such Earnout Amount shall become final and binding on the parties.

(b)          If the Purchaser and the Seller do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, either the Purchaser or the Seller may elect to submit such dispute to Ernst & Young LLP or, if Ernst & Young LLP declines to act, another nationally recognized accounting firm mutually agreed upon by the Purchaser and the Seller (the “Independent Accountant”) for resolution in accordance with this Section 2.3(b).  The parties agree to instruct the Independent Accountant to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The Independent Accountant shall be bound by this Section 2.3(b) and shall determine only those issues still in dispute, and the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Seller or less than the least value for such item claimed by either the Purchaser or the Seller.  The Independent Accountant shall make its determination (i) based solely on the documentation submitted by, and presentations made by, the parties (any such documentation or presentation must be provided to the other parties prior to its submission or presentation to the Independent Accountant) and (ii) in a manner consistent with this Agreement (including the definitions herein).  Absent manifest error, the determination of the Independent Accountant pursuant to this Section 2.3(b) shall be final and binding on the parties.  The fees and expenses of the Independent Accountant shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.

Section 2.4          Acceleration of Earnout Payments

(a)          If, during the Earnout Period, (i) a Company Sale is consummated,  or (ii) this Agreement is terminated by the Purchaser pursuant to Section 4.1(a)(iv) (each, an “Accelerating Event”), then (x) in the case of the foregoing clause (i), not later than the closing date of such transaction, and (y) in the case of the foregoing clause (iv), on the date of the termination of this Agreement, the Purchaser shall pay the Liquidated Earnout Amount in cash by wire transfer of immediately available funds to one or more bank accounts designated by the Seller (which for avoidance of doubt, may include payment of a portion of such amount to certain employees of the Company Group through the Purchaser’s payroll system), whereupon this Agreement (and all rights and obligations of the parties hereto) shall terminate (and, for avoidance of doubt, the Purchaser shall have no obligation to pay any other Liquidated Earnout Amount following such termination).

(b)          As used in this Agreement:

(i)          “Company Sale” means any transaction or series of transactions pursuant to which any Person(s), other than the Purchaser or a direct or indirect Subsidiary of the Purchaser, individually or collectively, acquires (A) 50% or more of the outstanding equity or voting securities of the Company or of any of its Subsidiaries representing indirect ownership of more than 50% of the consolidated assets of the Company Group (whether by merger, consolidation, reorganization, combination, sale, transfer or otherwise) or (B) more than 50% of the Company Group’s assets determined on a consolidated basis.

(ii)          ““Liquidated Earnout Amount” shall mean an amount in cash equal to:

(A)          in respect of the Earnout A Milestone, if the Earnout A Amount has not been paid, $25,000,000 in cash, net of any amount previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication)); plus

(B)          in respect of the Earnout B Milestone, if the applicable Accelerating Event occurs on or prior to the Earnout B End Date and neither the Earnout B Amount nor the Prorated Earnout B Amount has been paid, $25,000,000 in cash, net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication)); plus

(C)          in respect of the Earnout B Milestone, if the applicable Accelerating Event occurs after the Earnout B End Date and neither the Earnout B Amount nor the Prorated Earnout B Amount has been paid, (1) and it has been finally determined in accordance with Section 2.3 that neither the Earnout B Milestone nor the Prorated Earnout B Milestone has been achieved, then zero ($0) or (2) and it has not been finally determined in accordance with Section 2.3 that the Earnout B Milestone or the Prorated Earnout B Milestone has not been achieved, then any amounts (if any) payable to the Seller in respect of the Earnout B Milestone or the Prorated Earnout B Milestone pursuant to Sections 2.1(b) or 2.1(c), as applicable, in either case, upon final determination in accordance with Section 2.3, net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement (without duplication));

provided that, for avoidance of doubt, in no event shall the sum of the Liquidated Earnout Amount and the aggregate Earnout Amounts (if any) previously paid (or previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor).

Section 2.5          Distribution of Earnout Amounts

(a)          Following the receipt of any Earnout Amount or Liquidated Earnout Amount pursuant to this Agreement, the Seller shall distribute such amount to the Owners in accordance with applicable Law and the Organizational Documents of the Seller.  The Seller agrees that any Purchaser Shares issued to the Seller as a portion of the Earnout B Amount or the Prorated Earnout B Amount shall not directly or indirectly be distributed or otherwise transferred by the Seller to any Person other than to Ken Serota or his designated Affiliate (the “Earnout B Share Recipient”).

(b)          If the Earnout B Milestone or the Prorated Earnout B Milestone is achieved, then as a condition to the issuance to the Seller of the Purchaser Shares comprising a portion of the Earnout B Amount or the Prorated Earnout B Amount, the Seller and the Earnout B Share Recipient shall execute and deliver to the Purchaser a representation letter in the form attached hereto as Annex B (the “Earnout B Representation Letter”).

(c)          From and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective representatives, successors and assigns from and against any damages, losses, liabilities, fines, fees, taxes, costs and expenses, including reasonable legal fees, costs and expenses related thereto, incurred by any of them arising out of, relating to or resulting from any distribution or other transfer of any portion of any Earnout Amount or Liquidated Earnout Amount that was not distributed or transferred by the Seller in accordance with this Agreement.

Section 2.6          Certain Seller Acknowledgements.  Notwithstanding anything to the contrary in this Agreement, the Seller and the Purchaser each hereby acknowledge and agree that none of the Purchaser’s covenants and agreements pursuant to this Article II shall have any force or effect prior to the Closing and, if this Agreement is terminated prior to the Closing for any reason, the Purchaser shall have no obligations hereunder.  For avoidance of doubt, in no event shall the aggregate amount paid under this Agreement exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor), net of any amounts previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement.

Section 2.7          Purchaser Covenants. During the Earnout Period, the Purchaser acknowledges and agrees that (a) the Purchaser shall, and shall cause its Subsidiaries to, (i) act in good faith to cause the business of the Company Group to be funded and capitalized in a manner materially consistent with, or more favorable to the Company Group than, the ordinary course of the Company Group’s business (provided that this clause (i) shall not require the Purchaser to take any action that is inconsistent with the consolidation and integration plans of the Purchaser and the Company Group), except as would not reasonably be expected to materially and adversely affect the ability of the Earnout A Milestone or the Earnout B Milestone to be achieved and (ii) not take any action the primary intent of which is to reduce the Company Product Net Sales or Gross Margin and (b) the Purchaser shall maintain (or cause the Company Group to maintain) financial statements, financial ledgers or other books and records of the Company Group or otherwise reflecting Company Product Net Sales, Cost of Goods Sold and Gross Margin in the ordinary course and a manner necessary to calculate Company Product Net Sales, Cost of Goods Sold and Gross Margin in accordance with this Agreement.  The Seller hereby acknowledges and agrees that the Purchaser shall have no obligation to with respect to the satisfaction of the Earnout A Milestone, the Earnout B Milestone or the Prorated Earnout B Milestone except as set forth in this Section 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1          Mutual Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

(a)          Authorization of Agreement.  Such party has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by such party have been duly authorized by all necessary corporate action on the part of such party and no other corporate proceedings on the part of such party are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery hereof by the other party, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

(b)          No Conflict.    The execution and delivery of this Agreement by such party and the performance by such party of its obligations under this Agreement do not and shall not (a) violate the Organizational Documents of such party, (b) violate or result in a material breach of any Law or Permit applicable to such party or any of its assets or properties, (c) violate or result in a material breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under any material Contract to which such party is a party or (d) result in the creation of any material Lien upon any of the assets or properties of such party pursuant to the terms of any Contract to which such party is a party.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1          Termination

(a)          This Agreement shall automatically terminate upon the earliest to occur of (i) a valid termination of the Purchase and Sale Agreement prior to the Closing in accordance with Article XI of the Purchase and Sale Agreement; (ii) following the end of the Earnout Period, upon payment (if any) by the Purchaser of all Earnout Amounts (if any) (net of any such amounts offset against payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) owed hereunder; and (iii) following written notice delivered by the Purchaser to the Seller after the Closing for any reason to the effect that the Purchaser is electing to terminate this Agreement, effective upon payment by the Purchaser of the Liquidated Earnout Amount; provided that the termination of this Agreement shall not relieve the Purchaser of any obligation to pay any Earnout Amount earned prior to the termination of this Agreement; provided, further, that in the event this Agreement is terminated by the Purchaser after the end of the Earnout B Earnout Period, the obligation (if any) of the Purchaser to pay the Earnout B Amount or the Prorated Earnout B Amount and the provisions of this Agreement applicable to the determination of whether such amount is payable shall not be terminated unless and until it has finally been determined whether the Earnout B Milestone or the Prorated Earnout B Milestone has been achieved pursuant to the terms of this Agreement and, if applicable, the Earnout B Milestone or the Prorated Earnout B Milestone (as applicable) has been paid.

(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the expiration of the Earnout Period, the Purchaser may elect to terminate all of its obligations hereunder by paying the Seller the Liquidated Earnout Amount.  For avoidance of doubt, in no event shall the sum of the Liquidated Earnout Amount and the aggregate Earnout Amounts (if any) previously paid (or previously offset against any payment obligations of the Seller pursuant to, and subject to the terms and conditions of, Section 9.4(e) of the Purchase and Sale Agreement) exceed $50,000,000 (valuing any Purchaser Shares issued in connection with the satisfaction of the Earnout B Milestone at $1,750,000 and any Purchaser Shares issued in connection with the satisfaction of the Prorated Earnout B Milestone at an amount equal to the product of $1,750,000 and the Adjustment Factor).

Section 4.2          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or (iii) immediately when sent by email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the email address specified below (or at such other email address for a party as shall be specified by like changes of email addresses):

If to the Purchaser, to:

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Email: jeff.mann@cantelmedical.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email: IKirman@wlrk.com
Attention: Igor Kirman

If to the Seller, to:

Dental Holding, LLC
3232 North Rockwell Street
Chicago, Illinois 60618
Email: mberns@hu-friedy.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins
330 North Wabash, Suite 2800 Chicago, Illinois 60611
Email:	mark.gerstein@lw.com
jason.morelli@lw.com
Attention:	Mark D. Gerstein
Jason Morelli

Section 4.3          Headings; Table of Contents.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.4          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 4.5          Entire Agreement.  This Agreement (together with the Annexes hereto), the Purchase and Sale Agreement and the other Transaction Documents, including the Confidentiality Agreement, constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 4.6          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that without written consent of the Seller, the Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Subsidiaries, but no such assignment shall relieve the Purchaser of any liability or obligation hereunder; provided, further, that without written consent of any party hereto, the Seller may assign its rights hereunder to receive any portion of any Earnout Amounts payable pursuant to and in accordance with this Agreement, in whole or in part, to any of the Owners, to the extent consistent with Section 2.10 of the Seller Disclosure Schedule to the Purchase and Sale Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 4.7          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.8          Fees and Expenses.  Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 4.9          Withholding.  The Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax Laws.  If the Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, the Purchaser shall provide written notice to the Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law.  To the extent that amounts are so deducted or withheld, such deducted and withheld amounts shall be (a) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and (b) paid over to the proper Governmental Authority.

Section 4.10          Amendment.  This Agreement may be amended by the parties hereto at any time.  This Agreement may not be amended except by an instrument in writing signed by the Purchaser and the Seller.

Section 4.11          Extension; Waiver.  At any time, any party hereto entitled to the benefits thereof, may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 4.12          Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 4.13          Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  The terms and conditions of this Agreement may be waived only by the party or parties entitled to the benefits thereof.  Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 4.14          Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 4.15          Arbitration.  Each of the parties hereto acknowledges, consents and agrees that, unless otherwise mutually agreed in writing by the Purchaser and the Seller, and subject to the last sentence of this Section 4.15, all disputes and claims arising out of, relating to or in connection with this Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large Complex Commercial Disputes (the “Arbitration Rules”).  Any such arbitration shall be conducted by a single arbitrator mutually selected by the parties in good faith within ten (10) days following delivery of written notice of a request or demand for arbitration by either party to the other party or, if the parties are unable to agree in good faith within such ten (10) day period, a single arbitrator selected by AAA in accordance with the Arbitration Rules.  The location of any such arbitration shall be in New York City, New York.  Any award or decision in any arbitration proceeding in accordance with this Section 4.15 shall be final and binding and may be enforced in any court of competent jurisdiction.  The fees and expenses of any such arbitration (other than attorneys’ fees) shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand.  Notwithstanding the foregoing, this Section 4.15 shall not apply with respect to any dispute or claim as to the amount of Company Product Net Sales for any period or as to whether the Earnout A Milestone, the Earnout B Milestone or the Prorated Earnout B Milestone has been achieved, which disputes and claims shall be resolved solely by the Independent Accountant pursuant to Section 2.3(b).

Section 4.16          Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.  This Agreement shall become effective when the Purchaser and the Seller shall have executed this Agreement.  This Agreement may be delivered by facsimile or .pdf transmission.

Section 4.17          Interpretation.  The interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph and Annex are references to the Articles, Sections, clauses, subclause, paragraphs and Annexes to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h)  provisions shall apply, when appropriate, to successive events and transactions; (i) the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed, all as of the date first written above.

DENTAL HOLDING, LLC

By:	/s/ Ronald Saslow
Name: Ronald Saslow
Title: Chief Executive Officer

[Signature Page to Earnout Agreement]

CANTEL MEDICAL CORP.

By:	/s/ George Fotiades
Name: George Fotiades
Title: President and Chief Executive Officer

[Signature Page to Earnout Agreement]

ANNEX A

Certain Illustrative Prorated Earnout B Amount Calculations

			Prorated Earnout B Amount
Qualifying Prorated Sales Amount ($)	Qualifying Growth Amount ($)	Adjustment Factor	Cash ($)	Value of Purchaser Shares ($)*
$228,100,000	$10,500,000	85%	$19,762,500	$1,487,500
228,300,000	10,700,000	86%	19,995,000	1,505,000
228,500,000	10,900,000	88%	20,460,000	1,540,000
228,700,000	11,100,000	90%	20,925,000	1,575,000
228,900,000	11,300,000	91%	21,157,500	1,592,500
229,100,000	11,500,000	93%	21,622,500	1,627,500
229,300,000	11,700,000	94%	21,855,000	1,645,000
229,500,000	11,900,000	96%	22,320,000	1,680,000
229,700,000	12,100,000	98%	22,785,000	1,715,000
229,900,000	12,300,000	99%	23,017,500	1,732,500

*Number of Purchaser Shares payable to be equal to value of Purchaser Shares divided by the Purchaser Share Price.

ANNEX B

Earnout B Representation Letter

[PURCHASER LETTERHEAD]

[●], 20[●]

[Mr. Ken Serota or his designated Affiliate]
[●]
[●]

Re:	Earnout B Representation Letter with Respect to Shares of Common Stock of Cantel Medical Corp.

Mr. Serota:

Reference is made to that certain Earnout Agreement, dated as of July 29, 2019 (the “Earnout Agreement”), by and between Cantel Medical Corp., a Delaware corporation (the “Purchaser”), and Dental Holding, LLC, a Delaware limited liability company (the “Seller”).  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings set forth in the Earnout Agreement.  In connection with the achievement of the Earnout B Milestone or the Prorated B Earnout Milestone, on the terms and subject to the conditions set forth in the Earnout Agreement, among other things, the Purchaser agreed to issue to the Seller, and the Seller agreed to distribute to Mr. Ken Serota (the “Earnout B Share Recipient”), certain shares of the Purchaser’s common stock, par value $0.10 per share (“Purchaser Shares”).

As a condition to your receipt of the applicable number of Purchaser Shares payable pursuant to the Earnout Agreement as a result of the achievement of the Earnout B Milestone or the Prorated Earnout B Milestone, as applicable (the “Earnout B Purchaser Shares”), and as required by Section 2.5(b) of the Earnout Agreement, you hereby represent, warrant and agree as follows:

1.          You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the receipt of the Earnout B Purchaser Shares and of protecting your interests in connection therewith.  You have the ability to bear the economic risk of an investment in the Earnout B Purchaser Shares and can afford to sustain a total loss of that investment.

2.          You are acquiring the Earnout B Purchaser Shares for investment for your own account, not as a nominee or agent, and with no current intention or plan to distribute, sell or otherwise dispose of any of the Earnout B Purchaser Shares in connection with any distribution; provided, however, that in making the representations herein, you reserve the right, subject to this letter agreement, to dispose of your Earnout B Purchaser Shares at any time or from time to time, in whole or in part, in accordance with or pursuant to a registration statement or an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  You do not presently have any contract with any person to distribute any of the Earnout B Purchaser Shares.  You acknowledge that the Earnout B Purchaser Shares that you are expected to receive have not been registered under the Securities Act or any state securities or other laws, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of your investment intent and the accuracy of your representations as expressed in this letter agreement.

3.          You have sought such accounting, legal and tax advice as you have considered necessary to make an informed decision with respect to your acquisition of the Earnout B Purchaser Shares. You acknowledge that neither the Purchaser nor any director, officer, employee, affiliate or representative of the Purchaser has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information made available to you.

4.          You are an “accredited investor” as that term is defined under Regulation D of the Securities Act.

5.          You understand that the Earnout B Purchaser Shares that you are expected to receive are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired by you from the Purchaser or the Seller (as applicable) in a transaction not involving a public offering and that under such laws and applicable regulations and that the such shares may be resold without registration under the Securities Act only in certain limited circumstances. You acknowledge that the Earnout B Purchaser Shares that you are expected to receive must be held indefinitely unless a sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available.  You are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with the Purchaser subject to the satisfaction of certain conditions.

6.          You understand and agree that each certificate representing the Earnout B Purchaser Shares that you are expected to receive shall bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and agree that if such shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

You agree that subject to the terms of this letter agreement, upon the sale of your Earnout B Purchaser Shares either pursuant to a registration statement or upon your satisfaction of the relevant holding period under Rule 144, and at your request, you and the Purchaser shall use reasonable best efforts to cooperate with each other to exchange your certificates for such relevant shares for new certificates not bearing a legend restricting transfer under the Securities Act, and you shall provide such certificates, documents and/or legal opinions as the Purchaser and the Purchaser’s registrar and transfer agent may reasonably request in connection therewith.

7.          Unless otherwise specified herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All notices and other communications shall be sent to the applicable party at the address listed on the first page of this letter agreement or at such other address as a party may designate by ten (10) days’ advance written notice to the other parties hereto.

Very truly yours,

CANTEL MEDICAL CORP.

By:
Name:
Title:

Accepted and agreed as of
the date first above written:

By:
Ken Serota

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

by and between

DENTAL HOLDING, LLC
and
CANTEL MEDICAL CORP.
Dated as of [●]

-i-

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), by and between Cantel Medical Corp., a Delaware corporation (the “Purchaser”), and Dental Holding, LLC, a limited company organized under the laws of Delaware (the “Seller”), and any Permitted Transferees who become party hereto from time to time in accordance with Section 7.8 of this Agreement.

WHEREAS, pursuant to that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of July 29, 2019, by and among the Purchaser, the Seller, Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company (the “Company”) and the Purchaser has issued to the Seller shares of the Purchaser’s common stock, par value $0.10 per share (the “Purchaser Shares”), as partial consideration in exchange for the Seller’s sale to the Purchaser of all the outstanding membership interests of the Company; and

WHEREAS, the Purchaser has agreed to provide to the Holders certain registration rights with respect to certain of the Purchaser Shares issued to the Seller as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Agreement” is defined in the preamble of this Agreement.

“Blackout” is defined in Section 4.2(a).

“Blackout Period” is defined in Section 4.2(a).

“Block Trade” shall mean an underwritten offering not involving any “road show” which is commonly known as a “block trade”.

“Business Day” shall mean any day on which the New York Stock Exchange or such other principal exchange on which the Purchaser Shares are listed is open for trading.

“Company” is defined in the recitals of this Agreement.

“Effectiveness Period” is defined in Section 2.1.

“Eligible Securities” shall mean the “Excess Shares” as defined in Section 8.11 of the Purchase and Sale Agreement, and the shares of common stock or other securities (if any) issued with respect to, or in exchange for, such Excess Shares or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise by way of stock dividend, stock distribution or stock split.
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“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” shall mean “free writing prospectus” as defined in Rule 405 promulgated by the SEC under the Securities Act.

“Holders” shall mean the Seller and any Permitted Transferees who hold Eligible Securities and become party to this Agreement pursuant to Section 7.8.

“Non-Underwritten Shelf Take-Down” is defined in Section 3.3.

“Permitted Transferees” shall mean any of the Persons set forth in Section 1.1(b) of the Seller Disclosure Letter to the Purchase and Sale Agreement who is transferred or assigned the right to receive Eligible Securities from the Seller and executes and delivers to the Purchaser an investor representation letter in the form attached thereto as Exhibit C.

“Person” shall mean an individual, a partnership (general or limited), corporation, real estate investment trust, joint venture, business trust, cooperative, limited liability company, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

“Purchase and Sale Agreement” is defined in the recitals of this Agreement.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Shares” is defined in the recitals of this Agreement, and shall include equivalent securities of any successor to the Purchaser.

“Registration Expenses” shall mean all expenses incurred in connection with the Purchaser’s performance of or compliance with  this Agreement including, without limitation, the following:  (i) the fees, disbursements and expenses of the Purchaser’s counsel, independent certified public accountants, experts and other persons retained by the Purchaser, and any other accounting fees, charges and expenses incurred by the Purchaser (including any expenses arising from any “comfort letters”); (ii) all expenses in connection with the preparation, printing and filing of any registration statement, any preliminary prospectus, final prospectus or issuer Free Writing Prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof; (iii) the cost of printing, delivering, or producing any agreement(s) among underwriters, underwriting agreement(s) and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Eligible Securities to be disposed of; (iv) all fees and expenses in connection with the qualification of Eligible Securities to be disposed of for offering and sale under state securities laws (including reasonable fees, charges and disbursements of one counsel to any underwriters incurred in connection with state securities laws qualifications of the Eligible Securities); (v) all fees and expenses incident to any required review by FINRA of the terms of the sale of Eligible Securities to be disposed of (including reasonable fees, charges and disbursements of one counsel to any underwriters, provided that such counsel is the same as the counsel under clause (iv)); (vi) SEC and blue sky filing and registration fees attributable to Eligible Securities; (vii) fees and expenses incurred in connection with the listing of Eligible Securities on the principal securities exchange or quotation system on which the Purchaser Shares are then listed; and (viii) the reasonable fees and disbursements for one counsel or firm to the Holders selected by the Seller (such fees and disbursements of counsel(s) or firm(s) not to exceed $150,000 in the aggregate without the Purchaser’s prior written consent).
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“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar or successor rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Scheduled Blackout” shall mean any ordinary course blackout period declared by the Purchaser in connection with an annual or quarterly earnings release in accordance with its bona fide trading and blackout policies.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Seller” is defined in the preamble of this Agreement.

“Selling Holder” shall mean each Holder with respect to which the Seller has requested registration of its Eligible Securities pursuant to Article II hereof or has Eligible Securities included in the Shelf Registration Statement.

“Shelf Registration Statement” is defined in Section 2.1.

“Suspension” is defined in Section 4.2(b).

ARTICLE II

SHELF REGISTRATION

Section 2.1          Shelf Registration Statement.  Subject to Section 4.2, and provided that the Purchaser is eligible to register the resale of Eligible Securities on Form S-3, the Purchaser shall, as promptly as reasonably practicable (but in no event later than ninety (90) days following the date hereof), use its reasonable best efforts to file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act including, if the Purchaser is then eligible, as an automatic shelf registration, covering the resale of all of the Eligible Securities (the “Shelf Registration Statement”).  The Shelf Registration Statement shall be in a form permitting registration of all Eligible Securities for resale or distribution by the Holders in the manner or manners designated by the Seller.  The Purchaser will promptly notify the Seller when such Shelf Registration Statement has become effective.  The Purchaser shall not be required to maintain in effect more than one shelf registration at any one time pursuant to this Section 2.1.  The Purchaser shall (subject to the limitations on registration obligations of the Purchaser set forth herein) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing of the Shelf Registration Statement, or automatically if the Purchaser is eligible to file an automatically effective shelf registration statement, and (subject to the limitations on registration obligations of the Purchaser set forth herein) to keep the Shelf Registration Statement continuously effective under the Securities Act (including by filing a replacement Shelf Registration Statement upon expiration of a Shelf Registration Statement filed pursuant to this Section 2.1) until (the “Effectiveness Period”) the first date when all Eligible Securities covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement.  The Purchaser may include in the Shelf Registration Statement other securities for sale for its own account or for the account of any other Person; provided that the Purchaser shall not include securities of the Purchaser for its own account or for the account of other Persons which are not Holders of Eligible Securities in a proposed Block Trade pursuant to this Agreement without the prior written consent of the Seller.
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Section 2.2          Withdrawal of Stop Orders.  If the Shelf Registration Statement ceases to be effective for any reason, or is threatened to cease to be effective for any reason, at any time during the Effectiveness Period, the Purchaser shall, subject to Section 4.2, use its reasonable best efforts to prevent the issuance of, or obtain the prompt withdrawal of, any order suspending the effectiveness thereof.

Section 2.3          Supplement and Amendments.  Subject to Section 4.2, the Purchaser shall promptly supplement and amend the Shelf Registration Statement and the prospectus included therein if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement or by the Securities Act.

Section 2.4          Expenses.  The Purchaser shall bear all Registration Expenses incurred in connection with any registration pursuant to Section 2.1 or offering pursuant to Article III.

ARTICLE III

UNDERWRITTEN OFFERING

Section 3.1          Underwritten Offering; Seller as Agent for Holders.  During the term of this Agreement, from and after the filing of the Shelf Registration Statement, the Purchaser shall effect an underwritten offering on one occasion either (i) following written notice from the Seller or (ii) at Purchaser’s election if Seller has not delivered such written notice within ninety (90) days after the date hereof, on the terms and subject to the conditions set forth in this Article III and the other provisions of this Agreement in which all of the Eligible Securities are sold.  Notwithstanding anything in this Agreement to the contrary, only the Seller, acting on behalf of itself and the other Holders, and the Purchaser shall have the ability to exercise the registration rights hereunder.
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Section 3.2          Underwritten Shelf Takedown.

(a)          If, in the case of an offering pursuant to a Shelf Registration Statement filed pursuant to Section 2.1 and the Seller so elects (or if the Seller has not delivered written notice to effect an underwritten offering pursuant to this Agreement within ninety (90) after the date hereof, then if Purchaser so elects), such offering shall, by written notice delivered to the Purchaser or the Seller (as applicable), be in the form of a Block Trade (subject in any event to Section 4.2).  In the event of a Block Trade pursuant to this Section 3.2 (subject in any event to Section 4.2), (1) the electing party shall (i) give at least ten (10) Business Days’ prior notice in writing of such transaction to the other party (which notice may be given prior to the filing of the Shelf Registration Statement, provided that the Purchaser shall have no obligation to effect a Block Trade until the Shelf Registration Statement has been filed); and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) for such Block Trade, which underwriter(s) shall be an investment banking firm(s) of national standing and shall be subject to the Purchaser’s reasonable approval and (iii) identify the total number of Eligible Securities expected to be offered and sold in the Block Trade and the applicable Selling Holders, and (2) each party shall use reasonable best efforts to cooperate with the other party in connection with the completion of such Block Trade.  For the avoidance of doubt, the Shelf Registration Statement shall not be deemed available for use by the Holders for purposes of this Section 3.2(a) during any Blackout Period.

(b)          In the case of an underwritten offering, the Purchaser and Selling Holders shall enter into and perform their respective obligations under an underwriting agreement with such underwriters for such offering, with such agreement to contain such representations and warranties by the Purchaser and Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, taking into account the Purchaser’s prior underwritten offerings, which may include, without limitation, indemnities and contribution to the effect and to the extent provided in Article VI hereof and the provision of independent certified public accountants’ letters to the effect and to the extent provided in Section 4.1(f) hereof, and any other documents or certificates customary in similar offerings.  The Holders of Eligible Securities on whose behalf such securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Purchaser to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of such securities, but only to the extent such representations and warranties and other agreements are customarily made by issuers to selling stockholders in secondary underwritten public offerings.

Section 3.3          Non-Underwritten Shelf Take-Down.  If a Holder desires to effect (or if the Seller has not delivered written notice to effect an underwritten offering pursuant to this Agreement within one-hundred ninety (90) days after the date hereof, then if Purchaser desires to be effected) a shelf take-down under and pursuant to the Shelf Registration Statement that does not constitute an underwritten offering pursuant to Section 3.2(a) (a “Non-Underwritten Shelf Take-Down”), such Holder (or if applicable, the Purchaser) shall so indicate in a written request delivered to the Purchaser or the Seller (as applicable) no later than ten (10) Business Days prior to the expected date of such Non-Underwritten Shelf Take-Down (which notice may be given prior to the filing of the Shelf Registration Statement, provided that the Purchaser shall have no obligation to effect a Block Trade until the Shelf Registration Statement has been filed), which request shall include (i) the total number of Eligible Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down and the applicable Selling Holders, (ii) the expected plan of distribution of such Non-Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down, and, to the extent necessary to effect such Non-Underwritten Shelf Take-Down, the Purchaser shall use its reasonable best efforts to (x) file and effect an amendment or supplement to its Shelf Registration Statement for such purpose as soon as practicable and (y) enter into and perform its obligations under documents or certificates customary in similar offerings and consistent with the Purchaser’s past practice, including, without limitation, placement agent agreements with the applicable brokers.  Notwithstanding the foregoing, the Purchaser shall not be required to file an amendment or supplement to its Shelf Registration Statement within thirty (30) days of a previous amendment or supplement to the Shelf Registration Statement.1

1 Parties to add customary piggy back rights providing that all Eligible Securities must be included in any post-closing offering by Purchaser.
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ARTICLE IV

REGISTRATION PROCEDURES

Section 4.1          Registration and Qualification.  If and whenever the Purchaser is required to use its reasonable best efforts to effect the registration of Eligible Securities under the Securities Act as provided in Article II hereof, and subject to the limitations set forth in Article II and this Section 4.1, in connection therewith, the Purchaser shall, as promptly as practicable:

(a)          prepare, file and use reasonable best efforts to cause to become effective and to remain continuously effective a Shelf Registration Statement regarding the Eligible Securities to be offered (as provided in Section 2.1);

(b)          prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective or in connection with any shelf takedown, to name any Selling Holder or to update the prospectus or prospectus supplement in response to the conditions described in Sections 4.1(g)(i) or 4.1(g)(vi);

(c)          furnish to the Seller and any Selling Holders and to any underwriter of such Eligible Securities such number of conformed copies of such Shelf Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the Selling Holders or such underwriter may reasonably request;

(d)          use reasonable best efforts to register or qualify all Eligible Securities covered by such Shelf Registration Statement under such other securities or blue sky or similar laws of such jurisdictions as the Seller or any underwriter of such Eligible Securities shall reasonably request and do any and all other acts and things that may be necessary or reasonably advisable to enable the Holders and each underwriter, if any, to consummate the disposition of Eligible Securities in such jurisdiction(s), except the Purchaser shall not for any such purpose be required to qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it is not so qualified, or to subject itself to taxation on its income in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;
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(e)          use reasonable best efforts to list the Eligible Securities on the principal national securities exchange or quotation system on which the Purchaser’s shares of common stock are then listed, if the listing of such securities is then permitted under the rules of such exchange;

(f)          in the case of an underwritten offering, upon such Selling Holder’s request, use reasonable best efforts to cause to be furnished to any underwriter for any underwritten offering and, to the extent permitted by applicable accounting rules and practices and subject to the Selling Holders providing customary representations, to the Selling Holders a “comfort letter” signed by the independent certified public accountants who have audited the Purchaser’s financial statements included in, or incorporated by reference into, such Shelf Registration Statement, addressed to them; provided, that the “comfort letter” shall cover such matters as such underwriter or the Selling Holders may reasonably request, but only to the extent substantially the same matters with respect to such Shelf Registration Statement (and the prospectus included therein) are customarily covered in an independent certified public accountants’ letter delivered to underwriters in underwritten public offerings of securities;

(g)          notify the Seller in writing as soon as reasonably practicable:

(i)          (A) when a prospectus, any prospectus supplement or issuer Free Writing Prospectus or post-effective amendment is proposed to be filed in respect of a Shelf Registration Statement filed pursuant to this Agreement, and (B) with respect to such Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)          of any written or oral comments from the SEC with respect to a Shelf Registration Statement filed pursuant to this Agreement or any amendment or supplement thereto, or any document incorporated or deemed to be incorporated therein by reference, and of any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Shelf Registration Statement or related prospectus or for additional information related thereto;

(iii)          of the issuance by the SEC, any state securities commission, any other governmental agency or any court of any stop order, order or injunction suspending or enjoining the use or effectiveness of any Shelf Registration Statement filed pursuant to this Agreement or the initiation of any proceedings for that purpose;

(iv)          of the receipt by the Purchaser of any notification with respect to the suspension of qualification or exemption from qualification of any of the Eligible Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;
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(v)          of the existence of any fact or the happening of any event that makes any statement of material fact made in any Shelf Registration Statement filed pursuant to this Agreement or related prospectus untrue in any material respect, or that requires the making of any changes in such Shelf Registration Statement or prospectus so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and that, in the case of the prospectus, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(vi)          of the determination by the Purchaser that a post-effective amendment to a Shelf Registration Statement filed pursuant to this Agreement will be filed with the SEC;

(h)          upon the occurrence of any event contemplated by Section 4.1(g)(v) hereof, at the request of the Seller, prepare and furnish to the Seller as many copies as reasonably requested of a supplement or amendment, including, if appropriate, a post-effective amendment to the Shelf Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(i)          if requested by any Selling Holder in connection with the offering or sale of Eligible Securities pursuant to this Agreement, use reasonable best efforts to include as promptly as reasonably practicable in a prospectus supplement or amendment such information as the Seller may reasonably request, and make all required filings of such prospectus supplement or such amendment as soon as reasonably practicable after the Purchaser has received such request;

(j)          in the case of an underwritten offering, furnish, at the request of any managing underwriter for such offering an opinion with respect to legal matters and a negative assurance letter with respect to disclosure matters, dated as of each closing date of such offering, of counsel representing the Purchaser for the purposes of such registration (including in-house counsel), addressed to the underwriters, covering such matters with respect to the registration in respect of which such opinion and letter are being delivered as the underwriters may reasonably request and are customarily included in such opinions and negative assurance letters;

(k)          in the case of an underwritten offering,

(i)          use its reasonable best efforts to cooperate and assist in any filings required to be made with FINRA and in the performance of any reasonable and customary due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter,” if applicable) that is (A) required or requested by FINRA in order to obtain written confirmation from FINRA that FINRA does not object to the fairness and reasonableness of the underwriting terms and arrangements (or any deemed underwriting terms and arrangements) relating to the resale of Eligible Securities pursuant to the Shelf Registration Statement, including, without limitation, information provided to FINRA through its Public Offering System or (B) required to be retained in accordance with the rules and regulations of FINRA; and
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(ii)          use reasonable best efforts to take all such actions as the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Eligible Securities (including, without limitation, causing senior management and other personnel of Purchaser to reasonably cooperate with Seller and the underwriter(s) in connection with performing due diligence) and use reasonable best efforts to cause its counsel to issue written opinions of counsel, including all opinions of outside counsel to Purchaser required to be included in the registration statement, addressed and delivered to the underwriter(s) in form, substance and scope as are customary in underwritten offerings, subject to customary limitations, assumptions and exclusions.

(l)          otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Eligible Securities contemplated by this Agreement; and

(m)          if requested by the managing underwriters, if any, or by the Seller, to the extent reasonably acceptable to the Purchaser, as promptly as reasonably practicable incorporate in a prospectus supplement or post-effective amendment to the Shelf Registration Statement such information as the managing underwriters, if any, or the Seller may reasonably request in order to permit the intended method of distribution of such securities.

Section 4.2          Blackout Periods/Suspension.

(a)          If at any time (i) the Purchaser is pursuing a financing, acquisition, disposition, merger, reorganization or similar transaction and determines in good faith that the filing or amendment of a Shelf Registration Statement or offering or sale of Eligible Securities pursuant thereto (or any disclosures required to be made in connection therewith) would materially adversely affect or materially delay its ability to pursue or consummate such transaction, (ii) the Purchaser determines in good faith that the filing or amendment of a Shelf Registration Statement or offering or sale of Eligible Securities pursuant thereto would be reasonably likely to require disclosure of non-public material information that the Purchaser determines in good faith is not in the best interests of the Purchaser and its shareholders or (iii) during a Scheduled Blackout (either (i), (ii) or (iii), a “Blackout”), the Purchaser shall not be required to effect any registration of Eligible Securities and each Selling Holder shall, upon its receipt of written notice of such Blackout from the Purchaser, suspend sales of Eligible Securities pursuant to such registration statement until the earlier of:  (x) forty-five (45) days after the Purchaser’s delivery of such written notice to the Selling Holders; and (y) such time as the Purchaser notifies the Selling Holders that the Blackout Period has been terminated.  The Holders receiving notice of a Blackout shall maintain the confidentiality of the existence (and circumstances, to the extent known) of the Blackout and shall not trade on the basis thereof.  The number of days from such suspension of offers or sales by the Selling Holders until the day when such offers or sales may be resumed under clause (i) (ii) or (iii) hereof is hereinafter called a “Blackout Period.”  In no event (x) may the Purchaser deliver more than one (1) notice of a Blackout Period (other than of any Scheduled Blackout) and (y) may the duration of the Blackout Period exceed sixty (60) days.
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(b)          Upon receipt of notification of any event contemplated by Sections 4.1(g)(ii), (iii), (iv), (v) or (vi) hereof, the Selling Holders and any underwriters acting in connection with any underwritten offering shall refrain from selling any Eligible Securities pursuant to the Shelf Registration Statement or using a prospectus or any supplement thereto (a “Suspension”) until the Selling Holders and any underwriters acting in connection with any underwritten offering have received copies of a supplemented or amended prospectus prepared and filed by the Purchaser, or until such Selling Holders and underwriters are advised in writing by the Purchaser that the current prospectus or supplement thereto may be used.  In the event of any Suspension, subject to Section 4.2(a), the Purchaser will use its reasonable best efforts to cause the availability for use of the Shelf Registration Statement and the prospectus to be resumed as soon as reasonably possible after delivery of the notification contemplated by Sections 4.1(g)(ii), (iii), (iv), (v) and (vi) hereof.

(c)          In the event of any Blackout Period or Suspension, the Purchaser may impose stop transfer instructions with respect to the sale or transfer of Eligible Securities by the Selling Holders and any underwriters acting in connection with any underwritten offering until the end of the applicable Blackout Period or Suspension.

Section 4.3          Qualification for Rule 144 Sales.  Until such time as all Eligible Securities have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or, if earlier, such time as no Eligible Securities remain outstanding (including pursuant to clause (ii) of the Eligible Securities definition), the Purchaser shall use its reasonable best efforts to comply with the filing requirements described in Rule 144 (c)(1) so as to enable the Holders to sell Eligible Securities without registration under the Securities Act and, upon the written request of any Holder, the Purchaser shall deliver to such Holder a written statement as to whether it has complied with such filing requirements.

Section 4.4          Certificates.  The Purchaser and each Holder of Eligible Securities agrees that upon either the sale of Eligible Securities pursuant to a Shelf Registration Statement (or upon the reasonable request of such Holder or underwriter, prior to but contingent upon such sale) or upon such Holder’s satisfaction of the relevant holding period under Rule 144, and at such Holder’s request, such Holder and the Purchaser shall use reasonable best efforts to cooperate with each other to exchange such Holder’s certificates for such Eligible Securities for new certificates in a form reasonably satisfactory to Seller and not bearing a legend restricting transfer under the Securities Act.  Such Holder of Eligible Securities shall provide such certificates, documents and/or legal opinions as the Purchaser and the Purchaser’s registrar and transfer agent may reasonably request in connection with this Section 4.4.

Section 4.5          Holder Efforts.  If and whenever the Purchaser is permitted to elect to consummate an offering of the Eligible Securities pursuant to Article III, each Holder shall use its reasonable best efforts to take any actions as are necessary to effect the sale of the Eligible Securities as contemplated by such election pursuant to this Agreement as promptly as practicable.
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ARTICLE V

PREPARATION; CONFIDENTIALITY; CONDITIONS

Section 5.1          Preparation; Reasonable Investigation.  In connection with the preparation and filing of each Shelf Registration Statement registering or offering Eligible Securities under the Securities Act and any prospectus supplement thereto, the Purchaser will give any Selling Holders and the underwriters, if any, and their respective counsel, independent certified public accountants and other agents, drafts of such registration statement and any prospectus supplement thereto for their review and comment a reasonable time prior to filing and such reasonable and customary access to its books and records and such opportunities to discuss the business of the Purchaser with its officers, counsel and the independent certified public accountants who have certified its financial statements as shall reasonably be necessary to conduct a reasonable investigation within the meaning of the Securities Act; provided, that the Purchaser may require them to enter into a customary confidentiality agreement.

Section 5.2          Conditions to Registration.  The obligations of the Purchaser to effect or maintain any registration with respect to any Holder pursuant to Article II of this Agreement will be subject to the following conditions:  (a) such Holder shall furnish to the Purchaser such information with respect to such Selling Holder, the Eligible Securities or the distribution of such Eligible Securities as the Purchaser may from time to time reasonably request in writing, to the extent required by the Securities Act or under any state securities or “blue sky” laws or requested by the SEC (including, for the avoidance of doubt, with respect to any registration statement, amendment thereto, prospectus, post-effective amendment or response to comments from the staff of the SEC) and shall promptly notify the Purchaser of any material changes in such information; (b) in the case of an underwritten offering, such Selling Holder shall enter into a customary underwriting agreement with the underwriter and any other documents or certificates customary in similar offerings; and (c) such Selling Holders shall not use any Free Writing Prospectus in connection with the sale of the Eligible Securities without the prior written consent of the Purchaser.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.1          Indemnification.

(a)          In the event of any registration of Eligible Securities hereunder, the Purchaser will indemnify and hold harmless each Selling Holder, its directors, trustees, officers, partners, direct and indirect equityholders and employees and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls each such Selling Holder or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated hereby under which Eligible Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, any issuer Free Writing Prospectus or any “issuer information” (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus or summary prospectus, in light of the circumstances in which they were made) not misleading, and the Purchaser will reimburse each such Selling Holder and each such director, trustee, officer, partner, or employee, underwriter and controlling person for any out-of-pocket legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, expense, liability, action, or proceeding; provided, however, that the Purchaser shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, issuer Free Writing Prospectus, “issuer information” (as defined in Rule 433 of the Act), amendment or supplement in reliance upon and in conformity with written information furnished to the Purchaser by or on behalf of any Selling Holder or underwriter expressly for use therein.
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(b)          Each Selling Holder severally will, and hereby does, indemnify and hold harmless the Purchaser, its directors, officers, employees, and each person who participates as an underwriter in the offering or sale of such securities, and each Person, if any, who controls the Purchaser within the meaning of the Securities Act against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement contemplated hereby under which Eligible Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, any Free Writing Prospectus or any “issuer information” (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus or summary prospectus, in light of the circumstances in which they were made) not misleading, but only to the extent that such statement or omission was made in reliance upon and, in conformity with, written information furnished by or on behalf of such Selling Holder to the Purchaser expressly for use therein.  In no event shall the aggregate amounts payable by any Selling Holder by way of indemnity or contribution under this Article VI exceed the net proceeds from the related offering received by such Selling Holder.
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(c)          Promptly after receipt by any indemnified party hereunder of notice of the commencement of any action or proceeding involving a claim referred to in paragraphs (a) or (b) of this Section 6.1, the indemnified party will notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under paragraphs (a) or (b) of this Section 6.1 (except to the extent that it has been prejudiced by such failure).  In case any such action, suit, claim or proceeding is brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party within thirty (30) days after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (at its sole cost).  Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such suit, action, claim or proceeding or(ii) the indemnifying party shall have failed to assume the defense of such action, suit, claim or proceeding within a reasonable time after notice of commencement of the action, suit, claim or proceeding or .  If any of the events specified in clauses (i) or(ii) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel (plus local counsel as reasonably required) selected by a majority in interest of the indemnified parties shall be borne by the indemnifying party.  If, in any case specified in the foregoing clauses (i) or (ii), the indemnified party employs separate counsel(s), the indemnifying party shall not have the right to direct the defense of such action, suit, claim or proceeding on behalf of the indemnified party.  Anything in this paragraph to the contrary notwithstanding, an indemnifying party shall not be liable for the settlement of any action, suit, claim or proceeding effected without its prior written consent (which consent in the case of an action, suit, claim or proceeding exclusively seeking monetary relief shall not be unreasonably withheld, delayed or conditioned).  No indemnifying party shall, without the written consent of the relevant indemnified party, effect any settlement of any pending or threatened action, suit, claim or proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are or could have been the subject matter of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.  Such indemnification shall remain in full force and effect irrespective of any investigation made by or on behalf of an indemnified party.

(d)          If for any reason the indemnity under this Section 6.1 is unavailable or is insufficient to hold harmless any indemnified party under paragraphs (a) or (b) of this Section 6.1, then the indemnifying parties shall contribute to the amount paid or payable to the indemnified party as a result of any loss, claim, expense, damage or liability (or actions or proceedings, whether commenced or threatened, in respect thereof), and legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such loss, claim, expense, damage, liability, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Purchaser or the Selling Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  If, however, the allocation provided in the second preceding sentence is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount herein before calculated, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph (d) of Section 6.1 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this paragraph (d) of Section 6.1. Notwithstanding the anything to the contrary in this Agreement, each Holder shall not be required to contribute an amount greater than the net proceeds received by such Holder from the sale of Eligible Securities pursuant to the registration statement to which claims relate.
14

(e)          All legal and other expenses reasonably incurred by or on behalf of any indemnified party in connection with investigating or defending any loss, claim, expense, damage, liability, action or proceeding which are to be borne by the indemnifying party pursuant to this Section 6.1 shall be paid by the indemnifying party in advance of the final disposition of such investigation, defense, action or proceeding within thirty (30) days after the receipt by the indemnifying party of a statement or statements from the indemnified party requesting from time to time such payment, advance or advances.  The entitlement of each indemnified party to such payment or advancement of expenses shall include those incurred in connection with any action or proceeding by the indemnified party seeking an adjudication or award in arbitration pursuant to this Section 6.1.  Such statement or statements shall reasonably evidence such expenses incurred by the indemnified party in connection therewith.

(f)          (i)          In the event that advances are not made pursuant to this Section 6.1 or payment has not otherwise been timely made, each indemnified party shall be entitled to seek a final adjudication in an appropriate court of competent jurisdiction of the entitlement of the indemnified party to indemnification or advances hereunder.

(ii)          The Purchaser and the Selling Holders agree that they shall be precluded from asserting that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable.  The Purchaser and the Selling Holders further agree to stipulate in any such court that the Purchaser and the Selling Holders are bound by all the provisions of this Section 6.1 and are precluded from making any assertion to the contrary.

(g)          In the event that any indemnified party is a party to or intervenes in any proceeding to which the validity or enforceability of this Section 6.1 is at issue or seeks an adjudication to enforce the rights of any indemnified party under, or to recover damages for breach of, this Section 6.1, the indemnified party, if the indemnified party prevails in whole in such action, shall be entitled to recover from the indemnifying party and shall be indemnified by the indemnifying party against, any expenses reasonably incurred by the indemnified party.  If it is determined that the indemnified party is entitled to indemnification for part (but not all) of the indemnification so requested, expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which the indemnified party is entitled to indemnification and for such claims, issues or matters for which the indemnified party is not so entitled.
15

(h)          The indemnity agreements contained in this Section 6.1 shall be in addition to any other rights (to indemnification, contribution or otherwise) which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of any Eligible Securities by any Holder.

ARTICLE VII

MISCELLANEOUS

Section 7.1          Captions.  The captions or headings in this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement.

Section 7.2          Severability.  If any clause, provision or section of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability of such clause, provision or section shall not affect the enforceability or validity of any of the remaining clauses, provisions or sections hereof to the extent permitted by applicable law.

Section 7.3          Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, without reference to its rules as to conflicts or choice of laws.  Each party hereby irrevocably and unconditionally waives to the fullest extent permitted by law any right such party may have to a trial by jury in respect of any action, claim or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

Section 7.4          Consent to Jurisdiction.  EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 7.5          Modification and Amendment.  This Agreement may not be changed, modified, discharged or amended, except by an instrument signed by all of the parties hereto.

Section 7.6          Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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Section 7.7          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter herein.

Section 7.8          Assignment; Successors and Assigns.  This Agreement and the rights granted hereunder may be assigned by the Seller only (i) upon the prior written consent of the Purchaser, which may be granted or withheld by the Purchaser in its sole and absolute discretion or (ii)  to any Permitted Transferee who acquires Eligible Securities from the Seller.  Upon any such assignment, the Seller shall provide to the Purchaser the name and address of each such Permitted Transferee and the number of securities transferred to such Permitted Transferee, and the Permitted Transferee shall execute and deliver to the Purchaser an instrument, in form and substance acceptable to the Purchaser, agreeing to be bound by the terms of this Agreement as if it were an original party hereto.  No assignment or delegation of this Agreement by the Purchaser, or any of the Purchaser’s rights, interests or obligations hereunder, shall be effective against any Holder without the prior written consent of such Holder.  This Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective successors and permitted assigns.

Section 7.9          Notices.  Unless otherwise specified herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt.  All notices and other communications shall be sent to the Purchaser or the Holders, respectively, at the address listed on the signature page hereof or at such other address as the Purchaser or the Holders, respectively, may designate by ten (10) days’ advance written notice to the other parties hereto.

Section 7.10          Specific Performance.  The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party, damages would not be an adequate remedy; and (ii) each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

Section 7.11          No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature pages follow]
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed, all as of the date first written above.

CANTEL MEDICAL CORP.

By:
Name:
Title:

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Email: jeff.mann@cantelmedical.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Email: IKirman@wlrk.com
Attention: Igor Kirman

[Signature Page to Registration Rights Agreement]

DENTAL HOLDING, LLC

By:
Name:
Title:

[_________________]
[Address]
Facsimile:  [_______]
Email:  [_______]
Attention:  [_______]

with a copy (which shall not constitute notice) to:
[_________________]
[Address]
Facsimile:  [_______]
Email:  [_______]
Attention:  [_______]

EXHIBIT C

[PURCHASER LETTERHEAD]

[●], 20[●]

[Permitted Transferee]
[●]
[●]
Attention:  [●]

Re:	Permitted Transferee Representation Letter with Respect to Shares of Common Stock of Cantel Medical Corp.

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of July 29, 2019 (the “Purchase and Sale Agreement”), by and among Cantel Medical Corp., a Delaware corporation (the “Purchaser”), Dental Holding, LLC, a Delaware limited liability company (the “Seller”), Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company (the “Company”), and (for limited purposes set forth therein) Ken Serota and Ron Saslow.  On the terms and subject to the conditions set forth in the Purchase and Sale Agreement, the Seller agreed to sell to Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding membership interests in the Company in exchange for consideration payable by the Seller consisting, among other things, of shares of the Purchaser’s common stock, par value $0.10 per share (“Purchaser Shares”).

The Purchase and Sale Agreement permits the Seller to assign the right to receive or transfer Purchaser Shares issued as consideration pursuant to the Purchase and Sale Agreement (such shares, the “Closing Stock Consideration”) to certain “Permitted Transferees” specified on a schedule to the Purchase and Sale Agreement.  We understand that you are such a Permitted Transferee and that the Seller designs to transfer, or assign the right to receive, to you a portion of the Closing Stock Consideration consisting of [●] Purchaser Shares.

As a condition to your acquisition of such portion of the Closing Stock Consideration, and as required by Section 7.10 of the Purchase and Sale Agreement, you hereby represent, warrant and agree as follows:

1.          You have a received from the Purchaser a true and complete copy of the Purchase and Sale Agreement and have read and understand its terms, including Section 7.10 thereof.  You are a “Permitted Transferee” for purposes of the Purchase and Sale Agreement.  You are acquiring Purchaser Shares subject to, and agree to be bound by and comply in all respects with, the terms and conditions applicable to the Closing Stock Consideration set forth in the Purchase and Sale Agreement (including the transfer restrictions set forth therein).  All shares of the Closing Stock Consideration that you are expected to receive shall constitute Locked-Up Purchaser Shares (as defined in Section 7.10 the Purchase and Sale Agreement).

2.          You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the receipt of the Purchaser Shares and of protecting your interests in connection therewith.  You have the ability to bear the economic risk of an investment in the Purchaser Shares and can afford to sustain a total loss of that investment.

3.          You are acquiring the Purchaser Shares for investment for your own account, not as a nominee or agent, and with no current intention or plan to distribute, sell or otherwise dispose of any of the Purchaser Shares in connection with any distribution; provided, however, that in making the representations herein, you reserve the right, subject to Section 7.10 of the Purchase and Sale Agreement, to dispose of your Purchaser Shares at any time or from time to time, in whole or in part, in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  You do not presently have any contract with any person to distribute any of the Purchaser Shares.  You acknowledge that the shares of the Closing Stock Consideration that you are expected to receive have not been registered under the Securities Act or any state securities or other laws, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of your investment intent and the accuracy of your representations as expressed in this letter agreement.

4.          You have sought such accounting, legal and tax advice as you have considered necessary to make an informed decision with respect to your acquisition of the Purchaser Shares. You acknowledge that neither the Purchaser nor any director, officer, employee, affiliate or representative of the Purchaser has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information made available to you.

5.          [You are an “accredited investor” as that term is defined under Regulation D of the Securities Act of 1933, as amended.]

6.          You understand that the shares of the Closing Stock Consideration that you are expected to receive are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired by you from the Purchaser or the Seller (as applicable) in a transaction not involving a public offering and that under such laws and applicable regulations and that the such shares may be resold without registration under the Securities Act only in certain limited circumstances. You acknowledge that the shares of the Closing Stock Consideration that you are expected to receive must be held indefinitely unless a sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available.  You are aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement or shares owned by certain Persons associated with the Purchaser subject to the satisfaction of certain conditions.

7.          You understand and agree that each certificate representing the shares of the Closing Stock Consideration that you are expected to receive shall bear a legend in the following form (in addition to any other legend required under applicable state securities laws) (and agree that if such shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

You agree that subject to the terms of the Purchase and Sale Agreement, upon the sale of your shares of the Closing Stock Consideration either pursuant to a registration statement or upon your satisfaction of the relevant holding period under Rule 144, and at your request, you and the Purchaser shall use reasonable best efforts to cooperate with each other to exchange your certificates for such relevant shares for new certificates not bearing a legend restricting transfer under the Securities Act, and you shall provide such certificates, documents and/or legal opinions as Purchaser and the Purchaser’s registrar and transfer agent may reasonably request in connection therewith.

8.          Unless otherwise specified herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All notices and other communications shall be sent to the applicable party at the address listed on the signature page hereof or at such other address as a party may designate by ten (10) days’ advance written notice to the other parties hereto.

[Signature page follows]

Very truly yours,

CANTEL MEDICAL CORP.

By:
Name:
Title:

Accepted and agreed as of the date first above written:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

[Signature Page to Permitted Transferee Representation Letter]

EXHIBIT D

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of _______, 2019, by and among Cantel Medical Corp., a Delaware corporation, (the “Purchaser”), Dental Holding, LLC, a Delaware limited liability company (the “Seller” and together with Purchaser, sometimes referred to individually as a “Party” and collectively as the “Parties”) and Citibank, N.A., as escrow agent (the “Escrow Agent”).  Capitalized terms not defined herein shall have the respective meanings assigned to them in that certain Purchase and Sale Agreement, dated as of July 29, 2019 (as amended or otherwise modified from time to time, the “Purchase Agreement”) by and among Purchaser, Seller, Hu-Friedy Mfg. Co., LLC, a Delaware limited liability company, Ken Serota, an individual (solely for purposes of Section 7.15 of the Purchase Agreement) and Ron Saslow, an individual (solely for purposes of Section 7.15 of the Purchase Agreement).

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement and (i) the deposit by Purchaser with the Escrow Agent of $[●] (the “Indemnity Escrow Amount”) in accordance with Section 2.7(ii) of the Purchase Agreement in order to secure indemnification obligations of the Seller (if any), and (ii) the deposit by Purchaser with the Escrow Agent of $[●] (the “Adjustment Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amounts”) in accordance with Section 2.7(ii) of the Purchase Agreement in order to secure post-closing adjustment payment obligations of the Seller (if any), each as described in the Purchase Agreement. The Parties wish such deposits to be subject to the terms and conditions set forth herein and set forth in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.          Appointment.  The Parties each hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.          Escrow Funds.

(a)          Simultaneous with the execution and delivery of this Agreement, the Purchaser is depositing with the Escrow Agent (i) the Indemnity Escrow Amount and (ii) the Adjustment Escrow Amount.  The Escrow Agent hereby acknowledges receipt of the Escrow Amounts and shall hold (i) the Indemnity Escrow Amount in a separate escrow account (the “Indemnity Escrow Account”), and (ii) the Adjustment Escrow Amount in a separate escrow account (the “Adjustment Escrow Account” and together with the Indemnity Escrow Account, the “Escrow Accounts”). The Escrow Agent shall hold the Escrow Amounts, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”) subject to the terms and conditions of this Agreement. The Escrow Agent agrees that the Escrow Accounts shall at all times be segregated from other property held by the Escrow Agent and shall be identified as being held in connection with this Agreement and the Purchase Agreement.

(b)          For greater certainty, all Escrow Earnings shall (i) be retained by the Escrow Agent and reinvested in the Escrow Funds, (ii) become part of the Escrow Funds and (iii) be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3.          Investment of Escrow Funds.

(a)          The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

(b)          Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest and reinvest the Escrow Funds in an interest-bearing deposit obligation of Citibank N.A., with an initial rate of XXbps (0.XX%), insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits.  The Parties acknowledge that the initial interest rate is subject to change from time to time and shall be reflected in the monthly statement provided to the Parties.  The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(c)          The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

4.          Disposition and Termination of the Escrow Funds.

(a)          Escrow Funds.  The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i)          Upon receipt of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction.

(ii)          Upon receipt by the Escrow Agent of a copy of Final Determination from any Party, the Escrow Agent shall on the fifth (5th) Business Day following receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Determination.  The Escrow Agent will act on such Final Determination without further inquiry.

(iii)          Without limiting the generality of Section 4(a)(i) and (ii), (A) the Parties agree to deliver to the Escrow Agent, from time to time within three (3) Business Days after the determination of any of the Actual Working Capital, Actual Net Indebtedness and Actual Acquisition Expenses pursuant to Section 2.8 of the Purchase Agreement, a Joint Release Instruction as to the release and disposition of the applicable portion of the Adjustment Escrow Amount in accordance with Section 2.8(g) - (i) of the Purchase Agreement and (B) promptly following completion of payments pursuant to this Section 4(a)(iii), the Parties shall deliver a Joint Release Instruction to the Escrow Agent instructing the Escrow Agent to release any remaining amount in the Adjustment Escrow Account to Seller.
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(iv)          Without limiting the generality of Section 4(a)(i) and (ii), in the event and to the extent that the Parties determine that any Purchaser Indemnified Party is entitled to any amount pursuant to Article IX of the Purchase Agreement, the Parties may deliver a Joint Release Instruction to the Escrow Agent requesting that the Escrow Agent distribute all or a portion of the Indemnity Escrow Amount to Purchaser in satisfaction of such claim.

(v)          Without limiting the generality of Section 4(a)(i) and (ii), the Parties agree to deliver to the Escrow Agent, on the third (3rd) Business Day following the Release Date, a Joint Release Instruction as to the release and Disposition of the Indemnity Escrow Amount, in an aggregate amount (the “Disbursement Amount”) equal to the remaining Indemnity Escrow Amount less amounts, if any, that are (x) subject to a pending Joint Release Instruction or Final Determination received by the Escrow Agent prior to the Release Date but not yet paid by the Escrow Agent or (y) the subject of any pending claim for indemnification by Purchaser set forth in a notice delivered to Seller in accordance with Sections 9.2 and 9.3 of the Purchase Agreement prior to the Release Date.

(vi)          All payments of any part of the Escrow Funds to (a) Purchaser or (b) the Seller, as the case may be, shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(vii)          Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 11 below or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 11 below.  In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A‑1 and A‑2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone reached at a telephone number set forth in Exhibit A-1 or Exhibit A-2 purporting to be the Call Back Authorized Individual associated with such telephone number.  To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved.  The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.

(b)          Certain Definitions.

(i)          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions located in New York, New York or Chicago, Illinois are authorized or obligated by law or executive order to close.
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(ii)          “Final Determination” means a final non‑appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non‑appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party, together with a designation of whether such disbursement is to be satisfied from the Indemnity Escrow Account or Adjustment Escrow Account.

(iii)          “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Purchaser and the Seller directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable, together with a designation of whether such disbursement is to be satisfied from the Indemnity Escrow Account or Adjustment Escrow Account.

(iv)          “Person” means any individual or entity, including a partnership, a limited partnership, a limited liability partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental authority.

(v)          “Release Date” means the date that is twelve (12) months after the Closing Date, as defined in the Purchase Agreement.

5.          Escrow Agent.

(a)          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the Parties to this Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties (other than a Joint Release Instruction or Final Determination), in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements (other than a Joint Release Instruction or Final Determination), nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement (which includes any cross-references to the Purchase Agreement) will control the actions of the Escrow Agent.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Parties.  Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A‑1 and Exhibit A‑2 attached hereto.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination.  The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, willful misconduct or gross negligence was the cause of any loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
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6.          Resignation and Removal of Escrow Agent.  The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Purchaser and the Seller acting jointly at any time by providing written notice to the Escrow Agent.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.  The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate.  In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.          Fees and Expenses.  All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid by the Purchaser. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.          Indemnity.  Each of the Parties shall jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, willful misconduct or gross negligence of the Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from the Seller or Purchaser, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Parties hereby grant the Escrow Agent a lien on, right of set‑off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8.  Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the Escrow Agent Loss against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one‑half by Purchaser and one‑half by Seller. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.
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9.          Tax Matters.

(a)          To the extent that any interest or other income is earned with respect to the Escrow Funds, the Parties agree that such interest or other income shall be treated as having been earned by Seller and reported as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 (or other appropriate form) as income earned from the Escrow Funds by the Seller, whether or not such income has been distributed during such year.  The Seller shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned.  Notwithstanding anything to the contrary herein, within three (3) Business Days following the end of each calendar quarter during the term of this Agreement and immediately prior to the final release of the funds in each of the Escrow Account pursuant to Section 4 hereof (the date of such release, the “Final Distribution Date”), the Escrow Agent shall automatically distribute an amount equal to fifty percent (50%) of the interest or other income earned on the Escrow Funds during such calendar quarter (or the period beginning on the first day of the calendar quarter that includes the Final Distribution Date and ending on the Final Distribution Date) to Seller in accordance with such written payment instructions provided to the Escrow Agent by an authorized signatory for Seller.  A properly completed IRS Form W-9 for each of the Parties shall be provided to the Escrow Agent prior to execution of this Agreement.

(b)          The Parties each acknowledge and agree that the Escrow Agent be responsible only for interest reporting to the Internal Revenue Service and other applicable tax authorities with respect to income earned on the Escrow Funds.  The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
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(c)          The Escrow Agent, its affiliates, and its employees are not in the business of providing tax advice to any taxpayer outside of Citigroup, Inc. and its affiliates.  This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties.  Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.          Covenant of the Escrow Agent.  The Escrow Agent hereby agrees and covenants with the Purchaser and the Seller that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any portion of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.          Notices.  All notices, requests, demands and other communications to be given or delivered to Purchaser, Seller or the Escrow Agent under or by reason of the provisions of this Agreement shall be in writing, in English, and shall be deemed to have been given (a) upon receipt, if delivered personally, (b) three (3) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like changes of address) or (c) immediately when sent by email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party hereto) to the email address specified below (or at such other email address for a party hereto as shall be specified by like changes of email addresses):

if to the Purchaser, then to:

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Email:  jeff.mann@cantelmedical.com
Attention:  General Counsel
Telephone No.:
Facsimile No.:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email: IKirman@wlrk.com
Attention:  Igor Kirman
Telephone No.:  (212) 403-1393
Facsimile No.:  (212) 403-2393
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or, if to the Seller, then to:

Dental Holding, LLC
3232 North Rockwell Street
Chicago, Illinois 60618
Email:  mberns@hu-friedy.com
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins
330 North Wabash, Suite 2800
E-mail:      mark.gerstein@lw.com
   jason.morelli@lw.com
Attention: Mark. D. Gerstein
   Jason Morelli

or, if to the Escrow Agent, then to:

Citibank, N.A.
Citi Private Bank
227 W. Monroe Street, 3rd Floor
Chicago, IL 60606
Attn: Connie Feltenberger
Telephone No.:  (312) 384-1446
Facsimile No.:   (312) 546-6726
E-mail: connie.feltenberger@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (b) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its reasonable discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.          Termination.  This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Parties after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.          Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Sections 6 and 16, without the prior consent of the other parties hereto.  This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non‑conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware.  The parties hereto hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All signatures of the parties hereto to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Sections 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
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14.          Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its reasonable discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.          Further Assurances.  Following the date hereof, each party hereto shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.          Assignment.  No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent and the other Party, and the Escrow Agent shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).  Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.  To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.
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17.          Force Majeure.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.          Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement.  For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, an identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19.          Use of Citibank Name.  No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Party, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

*    *    *    *    *
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

CANTEL MEDICAL CORP.

By:
Name:
Its:

SELLER:

DENTAL HOLDING, LLC

By:
Name:
Its:

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee:

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee:

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee:

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee:

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank or its legal counsel may be called upon from time to time to perform.  Fees are also subject to satisfactory review of the documentation, and Citibank reserves the right to modify them should the characteristics of the transaction change.  Citibank’s participation in this program is subject to internal approval of the third party depositing monies into the escrow account to be established hereunder.  The Acceptance Fee, if any, is payable upon execution of the Agreement.  Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full.

EXHIBIT A‑1

Certificate as to Purchaser’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Purchaser.  The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required above.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

Exhibit to Escrow Agreement

EXHIBIT A‑2

Certificate as to Seller’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Seller and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Seller.  The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

NOTE: Actual signatures are required above.  Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

Exhibit to Escrow Agreement

EXHIBIT E

Illustrative Tax Gross-Up Calculations

Set forth below are two example calculations of the payment owed by Purchaser to Seller pursuant to Section 2.11(b) of the Agreement.  The Tax rates and other figures set forth below are for illustrative purposes only, and are not intended to reflect the true values of such inputs.  To the extent of any inconsistencies between this Exhibit E and the Agreement, the Agreement shall control.

Assumptions and Inputs Applicable to Both Calculations

Input	Value
Aggregate Post-Closing Offering Proceeds	$35 million
Excess Share Value	$25 million
Excess Share Tax Value	$30 million
Incremental Capital Gains Rate	17%
Long-Term Capital Gains Rate	20%
Short-Term Capital Gains Rate	37%

In both examples, the Closing Date occurs in 2019, the Post-Closing Offering occurs in 2020 and, other than Earnout A (as defined in the Earnout Agreement), there are no payments in 2020 that affect the calculation of Other Payments in such year.

Example 1 – Earnout A of $25 million paid in 2020

•	Other Payments for 2020 = $25 million
•	Payment from Seller to Purchaser under Section 2.11(a):
o	Aggregate Post-Closing Offering Proceeds ($35 million)
o	minus Excess Share Value ($25 million) = $10 million
•	Short-Term Capital Gain (clause (ii)):
o	Aggregate Post-Closing Offering Proceeds ($35 million)
o	minus Excess Share Tax Value ($30 million)
o	minus $0, which is the excess of (1) the amount that Seller pays Purchaser pursuant to Section 2.11(a) ($10 million) over (2) the Other Payments for 2020 ($25 million)
o	plus $0 (since Other Payments are greater than $0)
o	= $5 million
•	Payment from Purchaser to Seller pursuant to Section 2.11(b) (clause (i)):
o	$442,000, which is the Short-Term Capital Gain ($5 million) multiplied by fifty-two percent (52%) multiplied by the Incremental Capital Gains Rate (17%),
o	divided by 0.8, which is an amount equal to one minus the Long-Term Capital Gains Rate (20%)
o	= $552,500

Example 2 – Earnout A not paid in 2020

•	Other Payments for 2020 = $0
•	Payment from Seller to Purchaser under Section 2.11(a):
o	Aggregate Post-Closing Offering Proceeds ($35 million)
o	minus Excess Share Value ($25 million) = $10 million
•	Excess Capital Loss:
o	The amount that Seller pays Purchaser pursuant to Section 2.11(a) ($10 million)
o	minus $5 million, which is the amount equal to the Aggregate Post-Closing Offering Proceeds ($35 million) minus the Excess Share Tax Value ($30 million)
o	minus Other Payments for 2020 ($0) and subsequent taxable years
o	= $5 million
•	Payment from Purchaser to Seller pursuant to Section 2.11(b) (clause (ii)):
o	$520,000, which is the Excess Capital Loss ($5 million) multiplied by fifty-two percent (52%) multiplied by the Long-Term Capital Gains Rate (20%),
o	divided by 0.8, which is an amount equal to one minus the Long-Term Capital Gains Rate (20%)
o	= $650,000